As filed with the Securities and Exchange Commission on November 5, 2004
Registration Statement No. 333-115533

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to
Form SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Jill Kelly Productions Holding, Inc.

(Name of small business issuer in its charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	7812 (Primary Standard Industrial Classification Code Number)	91-1944323 (I.R.S. Employer Identification No.)

11151 Vanowen Street

North Hollywood, CA 91605
(818) 255-7330
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Robert A. Friedland

Chief Executive Officer
Jill Kelly Productions Holding, Inc.
11151 Vanowen Street
North Hollywood, CA 91605
(818) 255-7330
(Name, Address and Telephone Number of Agent for Service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Barry J. Siegel, Esq.

Klehr, Harrison, Harvey, Branzburg & Ellers LLP
260 South Broad Street
Philadelphia, PA 19102
(215) 568-6060

          Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement until such time as all of the shares of common stock registered hereunder have been sold.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.     ☐

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, nor does it seek an offer to buy, these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED                     , 2004.

PROSPECTUS

Jill Kelly Productions Holding, Inc.

30,716,980 Shares of Common Stock

     An aggregate of 30,716,980 shares of common stock of Jill Kelly Productions Holding, Inc. covered by this prospectus are being offered and sold from time to time by certain of our stockholders hereinafter referred to as the selling stockholders. All of these shares are being registered for resale only. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. 5,870,000 of the shares of our common stock which we are registering by this prospectus, however, are issuable upon exercise of common stock purchase warrants. If all of the warrants are exercised, we will receive gross proceeds of $1,343,000 from the holders of the warrants.

      19,399,300 of the shares of our common stock which we are registering by this prospectus will be offered for sale by certain of the selling stockholders, from time to time, for a price equal to $           per share [30 day trailing average as of date prior to effective date of registration statement] at any time when our common stock is not quoted on the Over-the-Counter Bulletin Board or another national securities market or exchange and, thereafter, at prevailing market prices or in negotiated transactions. Our common stock is not traded on any exchange and, although we intend to initiate steps to include our common stock for quotation on the Over-the-Counter Bulletin Board, we may not be successful in such efforts and our stock may never trade on any exchange.

     The remaining 11,317,680 shares of our common stock which we are registering by this prospectus will be offered for sale for a price of $          per share by selling stockholders that are affiliated with us. This price represents the trailing 30-day average of the bid and ask price for our common stock as of                     , 2004 [date immediately prior to effective date of registration statement]. The Securities and Exchange Commission has taken the position that these selling stockholders are deemed underwriters within the meaning of the Securities Act of 1933 in connection with such sales. These selling stockholders may not sell any shares of our common stock pursuant to this prospectus after                     , 2006 [two years from effective date of registration statement].

     We are obligated to register a total of 29,266,980 shares of our common stock standing in the name of the selling stockholders pursuant to the terms of subscription agreements between certain of the selling stockholders and us. We are obligated to register a total of 1,450,000 shares of our common stock standing in the name of the selling stockholders pursuant to the terms of consulting agreements between us and certain of the selling stockholders.

     These securities are speculative and involve a high degree of risk. For a discussion of certain important factors that should be considered by prospective investors, see “Risk Factors” beginning on page 4.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is                     , 2004

SUMMARY

      This summary highlights important information included in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the section titled “Risk Factors” beginning on page 4.

Business

      Our company, Jill Kelly Productions Holding, Inc., through its wholly-owned operating subsidiaries, is a producer and distributor of high quality adult movies. With the assistance of third parties, we process our movies for distribution into popular media formats such as digital versatile disks, commonly known as “DVDs,” videotapes and electronic formats. We, through our wholly owned subsidiary J.K. Distribution, Inc., distribute our movies through a network consisting of:

•	independent distributors;

•	retailers;

•	cable, satellite and hotel television operators; and

•	Internet webpage operators.

      Our offices are located at 11151 Vanowen Road, North Hollywood, CA 91605. Our telephone number is (818) 255-7330.

The Offering

Shares offered by the selling stockholders	30,716,980

Offering price	19,399,300 shares of our common stock shall be offered for sale by certain of the selling stockholders from time to time for a price equal to $ per share at any time when our common stock is not quoted on the Over-the-Counter Bulletin Board or another national securities market or exchange and, thereafter, at prevailing market prices or in negotiated transactions. The remaining 11,317,680 shares of our common stock shall be offered for sale on or before , 2006 at a price of $ per share by selling stockholders that are affiliated with us and that the Securities and Exchange Commission deems underwriters for purposes of this offering. The offering price of $ per share represents the trailing 30-day average of the bid and ask price for our common stock as of , 2004 [date prior to effective date of registration statement] as reported by www.pinksheets.com.

Common stock outstanding	25,331,180

Use of proceeds	The selling stockholders will receive the net proceeds from the sale of the shares offered by this prospectus. We will receive none of the proceeds from the sale of shares offered by this prospectus. 5,870,000 of the shares of our common stock which we are registering by this prospectus, however, are issuable upon exercise of common stock purchase warrants. If all of the warrants are exercised, we will receive gross proceeds of $1,343,000 from the holders of the warrants. We will use any proceeds from the exercise of common stock purchase warrants for working capital purposes.

Description of Selling Stockholders

      In this prospectus we are registering the resale of up to 30,716,980 shares of our common stock by 43 of our stockholders that either purchased shares of our Series A Preferred Stock or received shares of our common stock or warrants exercisable for shares of our common stock in consideration of providing services. These selling stockholders will acquire an aggregate of 26,125,000 of the shares of our common stock that they are offering for resale by this prospectus upon conversion of their shares of our Series A Preferred Stock and upon exercise of common stock purchase warrants that were issued in connection with the sale of our Series A Preferred Stock.

      This prospectus covers 3,260,800 shares of our common stock which represents the number of shares of our common stock that will be issued in payment of two years of accrued and future dividends on the currently outstanding shares of our Series A Preferred Stock assuming that:

•	each share of our Series A Preferred Stock remains issued and outstanding for two years;

•	we elect to pay all of the dividends in shares of our common stock; and

•	the shares of our common stock that we issue as dividends are valued at $0.25 per share.

      This prospectus also covers 6,180 shares of our common stock that were issued as payment for accrued dividends on 1,500 shares of our Series A Preferred Stock that were converted on January 20, 2004.

      This prospectus also covers 1,450,000 shares of our common stock representing shares of our common stock or warrants exercisable for shares of our common stock issued to entities that provided us business advisory and consulting services.

Summary Consolidated Financial

and Operating Data

      The following table sets forth summary consolidated historical financial data for the fiscal years ended December 31, 2002 and December 31, 2003 and for the six month periods ended June 30, 2003 and June 30, 2004. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition or Plan of Operations” as well as the consolidated financial statements and their related notes included elsewhere in this prospectus.

	Fiscal Year Ended		Six Months Ended

	December 31,	December 31,	June 30,	June 30,
	2002	2003	2003	2004

			(Unaudited)	(Unaudited)
Statement of Income Data:
Revenues	$3,619,905	$3,908,788	$2,029,629	$1,916,410
Cost of revenues	1,828,823	2,242,746	1,061,375	801,555

Gross Profit	1,791,082	1,666,042	968,254	1,114,855
Operating expenses	1,370,804	4,809,371	543,651	1,192,128

Income (loss) from operations	420,278	(3,143,329)	424,603	(77,273)
Interest income (expense), net	(14,055)	(5,818,397)	(20,253)	(294,154)
Litigation settlement	—	—	—	(300,000)
Asset sale	—	—	—	111,154

Income (loss) before income taxes	406,223	(8,961,726)	404,350	(560,273)
Provision for income taxes	177,000	—	—	—

Income (loss) before deemed and accrued preferred stock dividends	229,223	(8,961,726)	404,350	(560,273)
Dividends and deemed dividends	—	(274,157)	—	(1,354,685)

Net income (loss) applicable to common stockholders	$229,223	$(9,235,883)	$404,350	$(1,914,958)

Net income (loss) per share — basic	$0.23	$(1.02)	$0.40	$(0.08)

June 30,
2004

Balance Sheet Data:
Working Capital	$65,234
Total assets	9,734,559
Total liabilities	4,554,761
Stockholders equity	5,179,798

RISK FACTORS

      You should carefully consider the risks described below, together with all of the other information included in or incorporated by reference in this prospectus, before making an investment decision. We believe that the risks and uncertainties described below are the material risks that we face. The risks and uncertainties set forth below, however, are not the only risks that we face. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Concerning Our Business

Our very limited operating history makes it difficult for you to evaluate an investment in our company.

      We only have a brief operating history. As a result, we have only a limited operating history upon which an investor can base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by adult movie production companies in their early stages of development, such as significant operating loses, limited access to capital, and issues relating to management of growth, limited knowledge of business trends and limited exposure to vendors and customers. We may not be successful in addressing these risks and uncertainties and our failure to do so could have a negative effect on our financial condition and operating results.

We have had a history of losses and expect to incur continued losses in the foreseeable future.

      For the year ended December 31, 2003, we experienced a net loss to common stockholders of $9,235,883. For the six-month period ended June 30, 2004, we experienced a net loss to common stockholders of $1,914,958. As of June 30, 2004, our accumulated deficit was $12,368,184. We expect to continue to incur losses for the foreseeable future and, if we ever have profits, we may not be able to sustain them. Our expenses will increase as we continue to develop our business. For example, we recently entered into a lease for an additional facility for our operations. We also expect to purchase various production and post-production equipment, such as movie cameras and editing equipment, in order to reduce the amount of production and post-production work on our movies that we outsource to third parties. If any of these and other expenses are not accompanied by increased revenues, then our losses will be greater than we anticipate.

Increased government regulation in the United States or abroad could limit our ability to distribute our movies and expand our business.

      New laws or regulations relating to obscenity or the Internet, or more aggressive application of existing laws, could prevent us from making our movies available in various jurisdictions or otherwise reduce our revenues. These laws or regulations could relate to liability for information retrieved from or transmitted over the Internet, taxation, user privacy and other matters relating to our movies. For example, the United States government has recently enacted laws regarding website privacy, copyrights and taxation. Moreover, the application to the Internet of other existing laws governing issues such as intellectual property ownership and infringement, pornography, obscenity, libel, employment and personal privacy are uncertain and developing.

      Cable system operators could also become subject to new governmental regulations that could further restrict their ability to broadcast our movies. If new regulations make it more difficult for cable operators to broadcast our movies, our operating performance would be adversely affected. For a more complete discussion of current and pending government regulation affecting our business, see “Government Approval and Regulation.”

Our movies and related products depict sexually explicit scenes that can create negative publicity, lawsuits and boycotts of our products.

      We are engaged in the business of producing and distributing adult-oriented, sexually explicit movies and related products worldwide. Many people regard our primary business as unwholesome. Various national and local governments, along with religious and children’s advocacy groups, consistently propose and enact legislation to restrict the distribution of, access to, and content of such adult entertainment. These groups also often file lawsuits against producers and distributors of adult entertainment products, encourage boycotts against such producers and distributors and mount negative publicity campaigns.

      The distribution of our movies over the Internet by our independent distributors may also subject us to obscenity or other legal claims by third parties. We may also be subject to claims based upon the content that is available on the websites maintained by our distributors that offer our movies for sale through links to other sites and in jurisdictions in which we have not previously distributed our movies. Implementing measures to reduce our exposure to these liabilities may require our distributors that utilize the Internet to sell our movies to take steps that would substantially limit the attractiveness of their websites and/or their availability in various geographic areas, which could negatively impact their ability to generate revenue. If our distributors are unable to sell our movies, they will purchase fewer movies from us.

If we are unable to meet our future capital needs, we may not be able to maintain our growth and become profitable.

      The unavailability of funds or the inability to obtain funds on favorable terms could have a material adverse effect on our ability to expand our operations and become profitable. We believe that current and future available capital resources, including cash flow from operations, will be adequate to fund our working capital requirements based upon our present level of operations for the 12 month period following the date of this prospectus. Future events, however, may cause us to seek additional capital sooner than we anticipated. For example, we intend to expand our business activities in the next 12 months. This expansion may require additional sources of funding. If additional capital resources are required, these funds may not be available on favorable terms to us or at all.

Failure to maintain our relationships with our distributors, retailers and licensees may cause us to experience reduced sales and revenues.

      If a significant number of our distributors and retailers do not purchase or license our revenues would significantly decrease. We distribute our movies in the United States and abroad through various distributors and retailers. We do not have formal distribution agreements with our distributors and retailers located in the United States. Outside of the United States, we also license distribution rights for our movies to various foreign distributors. We depend on these distributors and retailers to purchase or license our movies on favorable terms to us.

If we are unable to compete effectively with other forms of adult and non-adult entertainment, we will not be able to increase our revenues.

      Our ability to increase our revenues is directly related to our ability to compete effectively with other forms of adult and non-adult entertainment. We face competition from other providers of adult programming, adult video rentals and sales, books and magazines aimed at adult consumers, adult-oriented telephone chat lines, adult night clubs, adult oriented Internet services and other adult-oriented leisure-time activities. These activities and services are provided by companies such as:

•	Playboy Enterprises, Inc.;

•	Vivid Entertainment; and

•	Video Company of America.

To a lesser extent, we also face general competition from other forms of non-adult entertainment, including sporting and cultural events, other television networks, feature films and other programming.

      Our ability to compete depends upon many factors, some of which are outside of our control. These factors include the quality and appeal of our competitors’ content, the technology utilized by our competitors, the effectiveness of their sales and marketing efforts and the attractiveness of their product offerings.

      Some of our existing competitors, as well as potential new competitors, have significantly greater name recognition and financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their product offerings. These competitors may also engage in more extensive technology research and development and adopt more aggressive pricing policies for their products and services. Additionally, increased competition could result in price reductions, lower margins and negatively impact our financial results.

We may never become profitable if we are unable to quickly adjust to changing technology in our industry.

      We are engaged in businesses that have undergone radical technological change over the past few years. Therefore, we face risks inherent in businesses that are subject to technological advancement and changes in consumer demands. This includes the possibility that a technology in which we have invested may become obsolete, requiring us to invest in new technology. For example, we generate the majority of our revenues from sales of DVDs and videotapes of our movies. If the media format by which the majority of consumers view our movies changes, we will have to adapt to such change. Such a change in technology may cause us delays in the production of our movies. We may also have to incur substantial unanticipated costs and expenses in order to convert our existing library of movies and our new movies to such new media format.

Our reliance on third party subcontractors to perform services critical to our business may cause delays in the production of our movies and reduce our revenues.

      We may not have access to third party subcontractors that perform critical services for us when their services are required, and their services may not be available to us on favorable terms. We rely on third party subcontractors to perform capital intensive or technically complex services critical to our business. These services include editing, video and videotape duplication, DVD replication and other similar services. If we are unable to use these subcontractors’ services, we could incur unexpected expenses and experience delays in finalizing our movies.

We could be subject to fines and work stoppages due to our violations of laws and regulations regarding our performers, which such fines and work stoppages could cause delays in the production of our movies and reduce our revenues.

      Our movie productions are subject to United States and foreign regulations which govern the terms and conditions under which sexually explicit media productions may occur, such as laws regarding the protection of minors. We have adopted practices and procedures intended to ensure compliance with these regulations. Although these measures are intended to protect us from liability under applicable United States and foreign laws governing sexually explicit media productions, we cannot guarantee that we will not be subject to successful legal attacks in the future.

      For example, the California Division of Occupational Health and Safety, or Cal-OSHA, recently fined two adult film production companies for allegedly exposing their performers to HIV infections by not requiring them to use condoms in the production of their movies. It is our understanding that these two production companies are contesting these fines.

      We do not require our performers to use condoms in our movies because we do not believe that we are required by law to so compel them. We also believe that our films are more profitable because our performers do not use condoms. Accordingly, we could be subject to fines by Cal-OSHA similar to the fines imposed on the other two production companies. Moreover, if the Cal-OSHA fines are upheld, we could be required to have our performers use condoms in all of our movies. In such event, our revenues may decrease because such “all condom” movies may not be as profitable as “non-condom” movies.

We have been and in the future may be subject to moratoriums and other limitations on the production of sexually explicit movies related to health concerns of our performers.

      We may be subject to moratoriums on producing sexually explicit movies on account of concerns related to the transmission of HIV, the virus that causes AIDS, and other sexually transmitted diseases by adult entertainment performers. In April 2004, we were subject to such a moratorium that prevented us from filming any new adult movies for approximately 45 days. This was the first such moratorium that we know about in our industry. Because of the short duration of this moratorium, we were fortunately able to mitigate the negative impact on our business by greatly increasing our production activities as soon as the ban was lifted.

      In addition, any performer who contracts HIV or certain other sexually transmitted diseases is not permitted to perform in our movies. If our performers are prohibited from producing sexually explicit movies on account of these moratoriums or if a number of our performers contract HIV or certain other sexually transmitted diseases, then we may not be able to produce a sufficient amount of movies to meet the demands of our consumers. In this event, our revenues will substantially decrease.

Unauthorized use of our intellectual property and trade secrets by third parties may affect our market share and revenues.

      We protect intellectual property rights to our productions through available copyright and trademark laws and licensing and distribution arrangements with reputable international companies in specific territories and media for limited durations. Despite these precautions, existing copyright and trademark laws afford only limited practical protection in certain jurisdictions. We may distribute our movies in some jurisdictions in which there is no copyright and trademark protection. As a result, it may be possible for unauthorized third parties to copy and distribute our movies or certain portions or applications of our movies. We will rely on a combination of copyright and trademark laws, trade secrets, software security measures, licensing agreements and non-disclosure agreements to protect our movies and to establish a competitive position in the marketplace. Other companies may independently develop or otherwise acquire similar creative materials or gain access to our intellectual property. Despite our precautions, there can be no assurance that we will be able to adequately protect our intellectual property from competitors in the future. If we are unable to adequately protect our intellectual property, our revenues may be significantly reduced.

Protecting and defending against intellectual property claims may reduce our ability to become profitable.

      From time to time, we may receive notice that others have infringed on our proprietary rights or that we have infringed on the intellectual property rights of others. If any of these infringement or invalidity claims are proven true, our revenues may be reduced if we are no longer able to use the intellectual property. Regardless of the validity or the success of the assertion of claims, we could incur significant costs and diversion of resources in protecting or defending against claims, which could reduce our ability to become profitable.

Piracy, illegal duplication of DVDs and videotapes and file sharing of film products over the Internet may reduce our revenues.

      Our ability to compete depends in part on the successful protection of our intellectual property, including our movie productions. Piracy, illegal duplication and Internet peer-to-peer file sharing of film products has had an adverse effect on the entertainment industry as a whole. If new legislation aimed at protecting entertainment companies against piracy, illegal duplication and Internet peer-to-peer file sharing is not enacted and enforced, and we are unable to protect our movie productions from piracy, illegal duplication and Internet peer-to-peer file sharing, then such continued activities may significantly reduce our revenues.

The availability of free adult media content on the Internet may result in a decrease in our revenues.

      Our business relies in part on the ability of our independent distributors to attract consumers willing to purchase our movies over the Internet. A decline in the number of consumers willing to purchase our movies would result in a decrease of our revenues. If free adult media content on the Internet becomes more widely available, such as the recent circulation of the Paris Hilton video, then the ability of our distributors to attract consumers willing to purchase our movies may be adversely affected.

If we do not manage our growth successfully, our growth and profitability may slow or stop.

      We have expanded our operations and plan to continue to expand our operations in the near future, including in connection with the acquisition of complementary or ancillary businesses, such as Bizarre Video Unlimited, Ltd. and Bizarre XXX, Inc. This expansion has created significant demands on our administrative, operational and financial personnel and other resources, particularly our need for working capital. Additional expansion could strain these resources and increase our need for capital, which may result in cash flow shortages. Our personnel, systems, procedures, controls and existing space may not be adequate to support further expansion.

Due to our size and limited operating history, we depend substantially on certain key personnel to run our business.

      We believe that our success depends to a significant extent on the efforts and abilities of certain of our management personnel, in particular those of:

•	Robert A. Friedland, our chairman of the board of directors, chief executive officer and secretary;

•	Ronald C. Stone, our chief operating officer and chief financial officer; and

•	Adrianne D. Moore, our president, creative director and vice chairman of the board of directors.

      The loss of services of one or more of these key employees could have an adverse effect on our business, as each of these individuals played a significant role in developing our business plan, production method and relationships with our performers, distributors and retailers. For example, Mr. Friedland and Ms. Moore have played a significant role in designing our products and contracting with distributors and retailers throughout the world to sell them to consumers. Mr. Stone has played a significant role in developing our accounting systems and overseeing our operations. While none of these key employees is irreplaceable, the loss of the services of any of these individuals may be disruptive to our business.

Our revenues will be reduced if consumers stop or are restricted from using the Internet to purchase our movies.

      The ability of our independent distributors to continue to expand sales of our movies over the Internet relies on rapid technological changes in Internet-driven markets and increased use of the Internet by consumers. These technological changes may not continue and the telecommunications infrastructure supporting the Internet may not be sufficiently developed to support the adoption of new technologies.

      Our future success also depends, in part, upon the continued growth of the Internet. The current rate of growth of the Internet may not be sustained in future periods. There is some evidence that the rate of growth of Internet usage has decreased in the last year. Factors that could negatively influence the growth of the Internet in the future include:

•	the availability of an Internet infrastructure sufficient to support its growth;

•	delays in the development or adoption of new standards and protocols required to handle increased Internet activity;

•	increased governmental regulation of the Internet; and

•	piracy, particularly in new jurisdictions.

      Portions of the Internet have experienced outages due to damage to portions of the Internet’s infrastructure. If outages or delays frequently occur in the future, Internet usage, including usage of the websites that offer our movies for sale, could grow more slowly, stagnate or decline. Any actual or perceived failure of the Internet could undermine the benefits of our products and services. In particular, delays and outages could result in slower response times and adversely affect usage of the websites that offer our movies for sale. If our distributors are unable to easily sell our movies over the Internet, our revenues may be reduced.

Risks Concerning This Offering and Our Securities

Voting control by certain of our executive officers and directors may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.

      Our executive officers, directors and their affiliates currently own 17,272,000 shares of our common stock. This represents approximately 68% of the 25,331,180 shares our common stock presently issued and outstanding. In addition, our executive officers, directors and their affiliates own 14,625 shares of our Series A Preferred Stock and warrants exercisable for 1,462,500 shares of our common stock. If they converted these shares of Series A Preferred Stock and exercised these warrants, then our officers, directors and their affiliates would own approximately 76% of our issued and outstanding shares of common stock. As a result, these individuals have and will continue to have significant influence over our affairs, including the election of directors, the approval of mergers and other business combination transactions and other significant aspects of our business plan. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company, which in turn could have a material adverse effect on the market price of our common stock or prevent you from realizing a premium over the market price for your shares of common stock.

There is a limited public market for our common stock and unless such market is expanded you may have difficulty selling shares of our common stock.

      To date there has been only a limited and sporadic public market for our common stock. There can be no assurance that an active and more reliable public market will develop in the future or, if developed, that such market will be sustained. Purchasers of shares of our common stock may, therefore, have difficulty in reselling such shares. As a result, investors may find it impossible to liquidate their investment in us should they desire to do so.

      Our common stock is currently available for trading in the over-the-counter market and quoted on the “Pink Sheets.” We plan to initiate steps following this offering to have our common stock quoted on the Over-the-Counter Bulletin Board Trading System, or the OTCBB, pursuant to Rule 15c2-11 of the Securities Exchange Act of 1934. We may not, however, be successful in attracting a sufficient number of broker-dealers to agree to make a market in our common stock in order to have our shares quoted on the OTCBB. Even if we are successful in having our common stock quoted on the OTCBB, similar to quotation on the “Pink Sheets,” this market tends to be highly illiquid, in part because there is no national quotation system by which potential investors can trace the market price of shares except through information received or generated by a limited number of broker-dealers that make a market in that particular stock.

      As of the date of this prospectus, our shares of common stock are not listed on the NASDAQ stock market or on any national stock exchange. At the present time, we are unable to state when, if ever, we will meet the NASDAQ stock market initial listing requirements or the initial listing requirements of any other securities exchange. Unless we are able to substantially increase our net worth and market valuation, we will never be able to meet the initial listing requirements of the NASDAQ stock market. Moreover, even if we meet the initial listing requirements of the NASDAQ stock market, there can be no assurance that approval will be received or, if received, that we will meet the requirements for continued listing on the NASDAQ stock market. Further, NASDAQ reserves the right to withdraw or terminate a listing on the NASDAQ stock market at any time and for any reason in its discretion. If we are unable to obtain or to maintain a listing on the NASDAQ stock market, quotations, if any, for “bid” and “ask” prices of our common stock would be available only on the OTCBB or in the “Pink Sheets.” This can result in difficulty in selling our common stock or obtaining accurate quotations of prices for our common stock than would be the case if our common stock were listed on the NASDAQ stock market or another national securities exchange. Irrespective of whether or not our common stock is listed on the NASDAQ stock market, there can be no assurance that the public market for our common stock will become more active or liquid in the future.

It may be more difficult for holders of our common stock to resell their shares because the Penny Stock Rules apply to our common stock.

      Holders of our shares of common stock may have difficulty selling their shares because our common stock is subject to the penny stock rules. The Securities Enforcement and Penny Stock Reform Act of 1990 requires special disclosure relating to the market for penny stocks in connection with trades in any stock defined as a “penny stock.” Securities and Exchange Commission regulations generally define a penny stock to be an equity security that has a market price of less that $5.00 per share and is not listed on NASDAQ or a major stock exchange. These regulations subject all broker-dealer transactions involving such securities to the special “penny stock rules” set forth in Rule 15g-9 of the Exchange Act of 1934. It may be necessary for the selling stockholder to utilize the services of broker-dealers who are members of the NASD. The current market price of our common stock is substantially less than $5.00 per share and such stock can, at least for the foreseeable future, be expected to continue to trade in the over-the-counter market at a per share market price of substantially less than $5.00. Accordingly, any broker-dealer sales of our shares will be subject to the penny stock rules. These rules affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers of our common stock to sell their shares in the secondary market.

      The penny stock rules also impose special sales practice requirements on broker-dealers who sell securities to persons other than their established customers or “accredited investors.” Among other things, the penny stock rules require that a broker-dealer make a special suitability determination respecting the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. In addition, the penny stock rules require that a broker-dealer deliver, prior to any transaction, a disclosure schedule prepared in accordance with the requirements of the Securities and Exchange Commission relating to the penny stock market. Finally, monthly statements have to be sent to any holder of such penny stocks disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Accordingly, for so long as the penny stock rules are applicable to our common stock, it may be difficult to trade such stock because compliance with such rules can delay or preclude certain trading transactions. This could have an adverse effect on the liquidity and price of our common stock.

Our common stock has experienced, and is expected to experience, significant price and volume volatility, which substantially increases the risk of loss to persons owning shares of our common stock.

      Due to the limited trading market for our common stock and the volatility of our stock price, investors may not be able to sell their shares of our common stock when they desire to do so. Through the 12 months ended September 30, 2004, our stock price ranged from a high of $5.00 to a low of $.33 per share. The inability to sell shares in a rapidly declining market may substantially increase an investor’s risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

If the investment community is unwilling to lend us money or invest in our common stock because we are engaged in the adult entertainment business, the value of our common stock will not increase.

      Some investors, investment banks, market makers, lenders and others in the investment community who oppose adult entertainment products may refuse to participate in the market for our common stock, financings or other activities due to the nature of our primary business. These refusals may negatively impact the value of our common stock and our opportunities to become profitable.

The value of shares of our common stock may be reduced if we expand our business through acquisitions.

      Any acquisitions of other companies that we complete may result in potentially dilutive issuances of our equity securities and the incurrence of additional debt, all of which could have a negative effect on our ability to become profitable. We plan to seek acquisitions and joint ventures that will complement our services, broaden our consumer base and improve our operating efficiencies. Acquisitions involve numerous additional risks, including difficulties in the assimilation of the operations, services, products and personnel of acquired companies, which could result in charges to earnings or otherwise adversely affect our operating results. There can be no assurance that acquisition or joint venture opportunities will be available, that we will have access to the capital required to finance potential acquisitions, that we will continue to acquire businesses or that any acquired businesses will be profitable.

We may issue additional shares of our capital stock that could dilute the value of existing stockholder’s shares of common stock.

      We may issue authorized and unissued shares of common stock at below current market prices or preferred stock that could dilute the earnings per share and book value of shares of our common stock owned by existing stockholders. In addition, our board of directors has the authority to issue up to 400,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of such stock without further stockholder approval. The rights of the holders of common stock will be subjected to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements. Statements other than statements of historical fact included in this prospectus regarding future events or prospects, are forward-looking statements. The words “may,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “should” or variations of these words, as well as other statements regarding matters that are not historical fact, are indicative of or constitute forward-looking statements. We have based these forward-looking statements on our current view with respect to future events and financial performance. These views involve a number of risks and uncertainties that could cause actual results to differ materially from those we predict in our forward-looking statements and from our past performance. Although we believe that the estimates and projections reflected in our forward-looking statements are reasonable, they may prove incorrect, and our actual results may differ, as a result of the following and other uncertainties and assumptions:

•	our operating development and financial condition;

•	our expectations of growth in demand for our products and services;

•	our expansion and acquisition plans;

•	the impact of expansion on our revenue potential, cost basis and margins;

•	the effects of regulatory developments and legal proceedings with respect to our business;

•	the impact of exchange rate fluctuations; and

•	our ability to obtain additional financing.

Many of these risks are beyond our control.

As a result, you should not place undue reliance on these forward-looking statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR

PLAN OF OPERATIONS

      The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require us to make certain estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and related liabilities. On a going forward basis, we evaluate our estimates based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Overview

      We produce and distribute high quality adult movies. During 2003 and the first six months of 2004, we derived our revenues from:

•	the sale of our movies through independent wholesale and retail distributors in popular media formats such as DVDs, videotapes and electronic formats;

•	the licensing of our movies to foreign distributors;

•	the licensing of our movies to cable, satellite and hotel/motel television operators; and

•	the licensing of our movies to Internet webpage operators.

These parties then distribute our movies to consumers. We do not sell our movies directly to consumers or to individuals. We produced 94 “Jill Kelly” movies in 2003 and expect to produce over 100 “Jill Kelly” movies in 2004, of which we have completed 81 as of September 30, 2004. We have a library of over 250 adult movies that we sell to retailers and distributors and presently have approximately 18 new “Jill Kelly” movies in various stages of production.

      We believe that we have been able to grow our business over the last four years because consumers have come to know and expect the high quality of our movies. We believe that this brand acceptance by consumers has aided us in securing larger and more favorable distribution and licensing contracts with the parties that sell our movies to consumers. Because of our success in growing our library of adult movies and establishing a consumer base for our movies, we believe that we are in a position to focus our efforts on further growing our business. In this regard, we plan to pursue acquisitions of adult movie production companies with products that complement the existing products that we offer or have “niche” products that do not compete with our existing product lines. We anticipate that we will acquire at least one such production company over the next twelve months. In addition, we have recently moved into a larger facility that includes a warehouse and additional office space. This move will enable us to perform our own order fulfillment operations, thus increasing our gross profits.

New Equipment

      We plan to purchase new equipment and software, including:

•	stage equipment;

•	camera equipment;

•	editing equipment;

•	warehouse automation equipment;

•	DVD writing equipment; and

•	“CRM” and accounting software and the accompanying hardware.

      We currently outsource our editing and post-production activities and rent the cameras, stage equipment and locations used in our productions. By purchasing stage, editing and camera equipment, we will reduce our rental expense and our dependence on outsourcing our editing and post-production activities to third parties. We anticipate that these actions will have the long-term effect of reducing our cost of sales and increasing our gross profits.

      The warehouse automation equipment and the DVD writing equipment will help us streamline our operations by reducing the amount of inventory required to be kept on hand and, correspondingly, decreasing the amount of funds tied up in inventory. The customer relationship management software, or CRM, and accounting software will increase our efficiencies in our order entry and customer service. This should result in better management of accounts since our employees will have more tools to better support our customers.

Cash Requirement

      In order to implement our growth plan, we will need to spend cash. We intend to use cash of approximately $350,000 from operations to finance the required tenant improvements at our new facility to make it more suitable to our needs and to purchase the new equipment described above. We will use cash from our operations to fund a certain amount of the purchase price for acquisitions but anticipate needing to raise additional funds through the sale of our securities in order to fully finance any acquisitions. We are not certain that we will be able to raise these additional funds when needed to complete these acquisitions. Any delay or inability in raising these funds will cause us to delay future acquisitions.

Bizarre Video

      As part of our growth plan, on May 19, 2004, through our newly formed wholly-owned operating subsidiary JKP Bizarre, LLC, we entered into an exclusive license and distribution agreement with specialty adult entertainment film production company Bizarre Video Unlimited Ltd., Bizarre XXX, Inc. and their principals. Bizarre Video, based in New York, has over 1,000 adult movie titles and had sales in excess of $2.4 million in 2003. Under the terms of our agreement with Bizarre Video, we have the exclusive right to distribute all of Bizarre Video’s movies and produce and distribute new movies under Bizarre Video’s name until January 7, 2005.

      Subject to certain adjustments, we will pay Bizarre Video an aggregate of $1 million for the exclusive license together with a monthly license fee of $31,667 for each month during the term of the license. We may terminate the license at any time upon 15 days notice to Bizarre Video.

      We also have the option to purchase substantially all of the assets of Bizarre Video at any time prior to the expiration of the exclusive license for a purchase price of $4.7 million and the assumption of:

•	up to $1.5 million of taxes due by Bizarre Video; and

•	Bizarre Video’s obligations under its existing contracts.

      The $4.7 million purchase price will be reduced by all payments that we make to Bizarre Video for the exclusive license, including the $1 million license fees and the monthly license fees.

      Our agreement with Bizarre Video was negotiated on an arm’s length basis. We structured the transaction as an exclusive license with an option to buy its assets so that we could have the opportunity to fully familiarize ourselves with its business and distribute and produce its products for a period of time before we made the decision as to whether we should spend additional cash to buy its assets. The exclusive license has in effect provided us with an extended due diligence period to determine if Bizarre Video is a desirable acquisition candidate for us. We have not yet determined whether we will exercise our option to purchase Bizarre Video’s assets. If by the end of the license period on January 7, 2005 we decide that Bizarre Video’s products are not consistent with our business plan, we will not exercise our option to purchase its assets. In such event, we will be required to ship all Bizarre Video inventory back to New York and transfer to Bizarre Video the amount of outstanding accounts receivable equal to the amount that we originally received from Bizarre Video less certain deductions. Alternatively, if we decide to buy Bizarre Video’s assets, we will exercise our option and all amounts that we paid in connection with the exclusive license shall be credited towards the purchase price.

     Collateral Damage XXX and BLU

      Also as part of our growth plan, we plan to expand our product offerings by launching two new movies product lines in the fourth quarter of 2004: our “Collateral Damage XXX” line and our “BLU” line.

      We co-produce our Collateral Damage XXX line with a European-based adult entertainment film production company pursuant to an exclusive production and distribution agreement, dated June 23, 2004. The Collateral Damage XXX line of movies is more sexually explicit and graphic than our “Jill Kelly” line of movies. We hope to produce at least 52 movies per year, of which 13 were in various stages of production as of September 30, 2004. Under the terms of the agreement, we will have the exclusive right to distribute these movies in North America and our production partner will have the right to distribute them throughout the rest of the world. We will share any revenues generated from the broadcasting of these movies equally with our production partner.

      We will distribute our new BLU line of movies produced by Erotic Media, a.g., which is one of the largest publicly traded licensors of adult content in Europe, starting in November 2004. The BLU line of movies will be suitable for adult entertainment television and the “couples” niche market.

      We expect to release a new movie each week pursuant to our agreement with Erotic Media beginning in November 2004. We will have the exclusive right to distribute these movies in North America. Under our agreement with Erotic Media, we will share all revenues made from the sales of these movies equally.

     Production Moratorium

      In April 2004, the adult movie industry faced a voluntary 45 day production shutdown promulgated by the Adult Industry Healthcare Foundation due to the increased incidents of actors and actresses being diagnosed with HIV, the virus that causes AIDS. The shutdown was voluntary in that we were not required by law to suspend our production activities. We, however, honored the shutdown and ceased all of our movie production activities during this 45-day period out of concern for the safety and health of our employees and contractors who perform in our movies. We will honor any future shutdowns or moratoriums to the extent necessary to protect our employees and contractors. This is an industry-wide problem that may have an adverse effect on our operations. While we believe that the extent of our production pipeline will allow us to experience a shutdown lasting as long as six months with no material adverse effect on our operations, there can be no assurance that a shutdown of this duration will not have a material adverse effect on our operations. To the extent that we experience a production shutdown that is longer than six months, our revenues will be adversely affected causing a decrease in our earnings.

     Increased Operations Cost

      The costs to operate our business over the next twelve months will increase. We will need cash to pay:

•	for rent and improvements at our new facility;

•	the increased salaries of our management team and the salaries of additional staff;

•	the required dividends on shares of our Series A Preferred Stock, in the event that we do not elect to pay such dividends in stock; and

•	to develop new movie lines.

      We believe that we will be able to pay for these increased costs to operate our business from our operations since we anticipate that our sales will increase by approximately $1.5 million for 2004 over last year.

History

      Jill Kelly Productions, Inc. was incorporated in Delaware in July 2000 by our chairman of the board, Robert A. Friedland, and Adrianne D. Moore, whose stage name is Jill Kelly, to engage in the adult movie production and distribution business.

      In August 2003, IDC Technologies, Inc., a Nevada corporation, completed a reverse triangular merger via its acquisition subsidiary, IDC Acquisition I Corp. with Jill Kelly Production, Inc. IDC Acquisition I Corp. merged with and into Jill Kelly Productions, Inc., such that as of the closing of the transaction, Jill Kelly Productions, Inc. was the surviving entity. Pursuant to this merger, IDC Technologies, Inc. acquired 100% of the outstanding capital stock of Jill Kelly Productions, Inc. in exchange for 19,000,000 shares of common stock of IDC Technologies, Inc. that was issued to the former stockholders of Jill Kelly Productions, Inc. Jill Kelly Productions, Inc. became a wholly-owned operating subsidiary of IDC Technologies, Inc., and the former stockholders of Jill Kelly Productions, Inc. owned approximately 95% of the outstanding shares of common stock of IDC Technologies, Inc. In August 2003, IDC Technologies, Inc. changed its name to our current name Jill Kelly Productions Holdings, Inc.

      The merger with Jill Kelly Productions, Inc. was accounted for as a reverse acquisition. Although IDC Technologies, Inc. was the legal acquirer in the merger, Jill Kelly Productions, Inc. was the accounting acquirer since its stockholders acquired a majority ownership interest in IDC Technologies, Inc. Consequently, the historical financial information included in the financial statements prior to August 8, 2003 is that of Jill Kelly Productions, Inc. All significant intercompany transactions and balances have been eliminated.

      Pursuant to the terms of an exclusive advisory agreement, Jill Kelly Productions, Inc. paid Maximum Ventures Inc. $210,000 and issued Maximum Ventures a warrant to purchase 3,201,213 shares of our common stock at an exercise price of $.001, in consideration of consulting services Maximum Ventures provided to the company in connection with its merger with IDC Acquisition I Corp. We also paid Gottbetter & Associates, LLP $56,544 for legal services it rendered in connection with the merger.

      Since our management team was the management team of Jill Kelly Productions, Inc. prior to the merger with IDC Acquisition I Corp. in August 2003, we have a limited knowledge with respect to the business and operations of IDC Technologies, Inc. prior the merger. The knowledge that we do have is based upon the merger agreement between Jill Kelly Productions, Inc. and IDC Acquisition I Corp. and independent investigations conducted by our management team. Based on this knowledge, we learned that IDC Technologies, Inc. was incorporated in Nevada on November 4, 1998 under the name Carve Industries Inc. and conducted operations as a designer, manufacturer and distributor of consumer products devoted to the extreme sport industry, including surfing, snowboarding and skateboarding. On December 2, 1998, Carve Industries Inc. changed its name to Carve.com Inc. Frank Drechsler is listed as the president of the company and Eden Woodall is listed as the secretary in public filings. On April 21, 1999, Carve.com Inc. changed its name to PacificTradingPost.com, Inc.

      On March 9, 2000, PacificTradingPost.com, Inc. filed a Form 10-SB (File Number: 000-29887) with the Securities and Exchange Commission with respect to its shares of common stock.

      On June 22, 2000, Carve Industries, Inc., a Colorado corporation, merged with and into PacificTradingPost.com, Inc.

      On December 20, 2000, PacificTradingPost.com, Inc. changed its name to San West, Inc. On May 8, 2001, San West, Inc. changed its name to Pacific Trading Post, Inc.

      In February 2002, the then president and principal shareholder of Pacific Trading Post, Inc., Alan Schram, entered into a stock purchase agreement with Turf Holding Inc., Ming Capital Enterprises Inc. and Private Investment Company Ltd., pursuant to which such purchasers collectively paid Alan Schram $125,000 in exchange for an aggregate of 900,000 shares or approximately 91% of the then outstanding shares of common stock. Concurrently with such transaction on February 20, 2002, Pacific Trading Post, Inc. changed its name to IDC Technologies, Inc. and from February 2002 to August 2003 it did not conduct operations.

Subsidiaries

      We produce our “Jill Kelly” line of movies through our wholly-owned operating subsidiary Jill Kelly Productions, Inc. Jill Kelly Productions, Inc. was incorporated in Delaware in July 2000.

      We produce our “Bizarre” line of movies through our wholly-owned operating subsidiary JKP Bizarre, LLC, a Delaware limited liability company, that was formed in May 2004.

      We distribute our movies through our wholly-owned subsidiary J.K. Distribution, Inc., a Nevada corporation. Prior to February 25, 2004, J.K. Distribution, Inc. was owned and operated independently from us by our management team of Robert A. Friedland, Ronald L. Stone and Adrianne D. Moore. Each of Messrs. Friedland and Stone and Ms. Moore owned 1,000 shares of common stock of J.K. Distribution, Inc. We acquired all of the capital stock of J.K. Distribution, Inc. from our management team on February 25, 2004 for the sum of $1.00. This transaction was accounted for in our consolidated financial statements as a business combination of two entities under common control.

Critical Accounting Policies

      Financial Reporting Release No. 60, released by the Securities and Exchange Commission, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 2 to our consolidated financial statements includes a summary of the significant accounting policies and methods used in the preparation of our consolidated financial statements. Critical accounting policies are those accounting policies that we believe require subjective and complex judgment that could potentially affect reported results. Presented below are those accounting policies that we believe are critical accounting policies.

Revenue Recognition

      We recognize revenue from DVD and videotape sales when there is persuasive evidence of a sale, when there is an agreement to purchase the product at a fixed or determinable price, and we have assurance of collection within a reasonable period of time. We recognize revenues when all of the preceding conditions are met. Revenues from licensing of films are recorded when material is available to the licensee and when the payment has been received by us. We follow SOP 00-2 and recognize revenue when the following conditions are met:

•	persuasive evidence of a sale or licensing arrangement with a customer exists;

•	the film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery;

•	the license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale;

•	the arrangement fee is fixed or determinable; and

•	collection of the arrangement fee is reasonably assured.

      If we do not meet any one of the preceding conditions, then we will defer recognizing revenue until all of the conditions are met.

Capitalized Film Production Costs

      Costs of making motion picture films that are produced for sale to third parties are stated at the lower of cost, less accumulated amortization, or fair value. In accordance with SOP 00-2, we expense film production costs based on the ratio of the current period gross revenues to estimated total gross revenues from all sources on an individual production basis.

      Film production costs are expensed based on the ratio of the current period’s gross revenues to estimated remaining total gross revenues from all sources on an individual production basis. Estimated remaining gross revenue from all sources for film productions includes revenue that will be earned within ten years of the date of the initial release for film productions. Our estimation of the gross earnings is based on the historical data that we have regarding the likely projected revenue. The basis for these projections is our estimates of total DVD and videotape sales, total licensing fees earned, and total projected revenue from the compilations that are associated with the movies. The risk associated with these estimates are that the projected revenue is overstated, thus resulting in expensing the production costs over too long a period of time and overstating net income; or understated, thus resulting in production costs being amortized over too short a period of time and understating net income.

      Capitalized film production costs at June 30, 2004 are $6,341,734 net of accumulated amortization of $4,681,073. Amortization expense for the six-month period ending June 30, 2004 and 2003 was $605,834 and $885,738, respectively. Amortization expense for the years ending December 31, 2003 and 2002 was $1,736,596 and $1,359,851, respectively.

Stock Based Compensation

      Financial Accounting Statement No. 123, Accounting for Stock Based Compensation, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. We have chosen to continue to account for stock-based compensation using the intrinsic method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of our common stock at the date of the grant over the amount an employee must pay to acquire the stock. We have adopted the “disclosure only” alternative described in SFAS 123 and SFAS 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

Results of Operations

Six Month Period Ended June 30, 2004 Compared to Six Month Period Ended June 30, 2003

      Results of operations for the six month period ended June 30, 2004 compared to results of operations for the six month period ended June 30, 2003 are as follows:

	First 6 Months	First 6 Months
	2004	2003	$ Change	% Change

Net Income (Loss) Applicable to Common Stockholders	$(1,914,958)	$404,352	$(2,319,310)	(574)%
Net Income (Loss) from Operations	(77,273)	424,604	(501,877)	(118)%
Revenues	1,916,410	2,029,629	(113,219)	(6)%
Cost of Revenues	801,555	1,061,375	(259,820)	(24)%
Operating Expenses	1,192,128	543,650	648,478	119%
Other Expenses	(483,000)	(20,253)	(462,747)	(2,285)%

      The following table sets forth certain consolidated statements of operations data as a percentage of net revenues for the six month period ended June 30, 2004 compared to the six month period ended June 30, 2003.

	First 6 Months	First 6 Months
	2004	2003

Net Revenues	100%	100%
Cost of Revenues	42%	52%

Gross Profit	58%	48%
Operating Expenses	62%	27%

Operating Income (Loss)	(4)%	21%
Other Expenses	25%	1%
Net Loss Applicable to Common Stockholders	(100)%	20%

Net Loss

      In the first six months of 2004, we recognized interest expense of $300,838 due to the issuance of warrants to settle various outstanding debts. We also incurred a charge of $1,354,685 on deemed and accrued preferred stock dividends. These two transactions resulted in a significant change from a net income of $404,352 for the first six months of 2003 to a net loss of $1,914,958 for the first six months of 2004.

      We do not expect to issue warrants or capital stock for services or debt that will result in a significant net loss for the remainder of 2004. We will continue to issue stock as payment of fees for services at a valuation equal to the market price of our common stock on the date of issuance.

Revenues

Sales to Distributors and Retailers

      Revenues from DVD and videotape sales of our movies decreased by $317,817 or 17% from first six months of 2003 to 2004. This decrease was due to a decrease in the number of new movies that we distributed for sale during the period, including a decrease in the number of movies that we distributed for third parties. In the first six months of 2003, we distributed 77 new movies and in the first six months of 2004 we distributed 52 new movies. Of the 77 new movies that we distributed in the first six months of 2003, 34 were movies that we did not produce. Of the 52 new movies that we distributed in the first six months of 2004, six were movies that we did not produce.

      The decrease in revenues from DVD and videotape sales has reversed in the third quarter of 2004 due in part from our licensing of the Bizarre Video line of movies. We hope to continue this trend of increasing our sales by introducing two additional product lines in November 2004, namely the “Collateral Damage XXX” movie line and the “BLU” movie line.

      In 2003, our capacity for movie production was limited. Accordingly, we entered into agreements with other producers to sell their movies in order to increase our sales. Over the last twelve months, we have increased our production capabilities in order to increase our profitability. By producing our own movies, we retain 100% of the revenue and have the ability to make compilations, which are movies made by taking scenes from previously produced and released movies that are compiled, repackaged and sold as new movies. When we distribute other companies’ movies, we retain only a portion of the sales revenue and cannot increase the profitability through compilations. We have also been able to negotiate better margins since 2003 with respect to the movies that we distribute for other companies.

Internet Fees

      Revenues from licensing our movies to Internet webpage operators increased by $56,177 or 68%. Under these licensing agreements, we license our movies to Internet operators for sale to consumers over their web pages. These agreements are normally on a revenue sharing basis and presently result in approximately $20,000 to us in net revenue per month. We are paid monthly by the Internet operators under these agreements. We believe that our revenues from licensing our movies to Internet webpage operators have increased due to the increase in the number of our movies available for sale via the “Video on Demand (VOD)” feature utilized by such operators to distribute our movies to consumers and our entering into licensing agreements with a greater number of Internet webpage operators. The VOD technology allows a consumer to download and watch one of our movies from a webpage that licenses our movies whenever the consumer desires. We anticipate that this revenue stream will continue to grow as more companies offer VOD downloads and the number of homes with broadband capabilities increases. Also, as the technologies of the computers and television combine, we anticipate that the VOD market will continue to grow.

      Set forth below is a chart that shows the number of our movies that we licensed for sale over the Internet over the last four years:

	Number of	Total Number
	New Movies	of Movies	Percentage
Period Ending	Available	Available	Increase

December 31, 2001	44 movies	44 movies	—
December 31, 2002	72 movies	116 movies	163%
December 31, 2003	99 movies	215 movies	85%
June 30, 2004	52 movies	267 movies	24%

Foreign Licensing

      Revenue from licensing distribution rights to our movies to foreign distributors increased by $73,399 or 130%. We license our movies to foreign distributors when the costs of mailing make it impractical for us to sell our movies directly to such distributors. These agreements are either by long-term basis or on a title-by-title basis. We project revenue of approximately $40,000 per month from these agreements. In all cases, we receive payment in full in advance before the license becomes effective. As our movie library has expanded and our company brand becomes more established, we have increased our efforts to license our movies to foreign markets. We currently license our movies to distributors in Europe, Asia, Australia, North America and South America.

      In addition to expanding our foreign licensing business, we are also expanding our direct sales of DVD and videotapes to foreign retailers and distributors. By shipping in bulk to new foreign distributors and retailers that we have entered into agreements with, we have determined that we can make a higher margin than licensing our movies.

      We believe that the foreign market will be a major area of expansion of our business because we are presently being approached by a number of foreign companies requesting to buy or license our movies. In 2002, we had one contact in Canada and one broker with respect to foreign licensing. We now have direct licensing agreements with five companies in five different geographic areas and have a number of agreements pending.

Product Licensing and Merchandising

      In first six months of 2004, we had $10,097 in revenue from our licensing agreement for the sale of adult toys, which represented 0.5% of our total revenues for the period. We have licensed our name to an adult toy line and receive royalties based on the sale of the licensed products. The average income from this agreement is $3,000 per month. We are paid quarterly under this agreement. We had no similar revenue in the first six months of 2003. We anticipate that as our brand awareness increases our opportunities to expand this segment of our business will also increase.

Cable, Satellite, Television and Hotel/ Motel Licensing

      During the first six months of 2004, we had revenues of $3,152 from licensing our movies to cable, satellite, television station and hotel/motel operators. The revenue for the first six months of 2003 was $23,515. We had more revenue from this segment of our business during the first six months of 2003 because we received the final payments during that period under our now expired agreement with Colorado Satellite Broadcasting. We expect to increase our revenue from cable, satellite, television and hotel/motel chain licensing over the next twelve months by identifying and contacting potential licensees for our movies. For example, we entered into a licensing agreement with S.C. Folitexx Video on June 16, 2004 by which they have agreed to license 60 of our movies over the next 12 months for broadcast over Romanian television. We anticipate generating up to $80,000 in revenue a year under this agreement.

Costs of Revenues

      Costs of revenues are costs associated directly with the creation of revenue and include inventory and film cost amortization. Most costs of revenue items remained consistent from the first six months of 2003 to the first six months of 2004 with the exception of film amortization. As discussed in “Critical Accounting Policies” above, the Financial Accounting Standards Board (FASB) has determined that film production costs of a movie should be amortized over the period during which we predict that the movie will earn income. We increased the amortization period for our movies in 2004 because they have been generating income for a longer period than we had initially anticipated. The reason for this increase is because of our expanded historical data. We can now support a longer amortization period which results in reducing our yearly amortization costs. The increase in the amortization period resulted in a decrease of $280,902 or 32%, in amortization expenses in the first six months of 2004 compared to the first six months of 2003.

Operating Expenses

      The increase in our operating expenses is mostly the result of increased professional fees that we incurred in connection with the merger of IDC Acquisition I Corp. with and into Jill Kelly Productions, Inc. and the sale of our Series A Preferred Stock and Series B Preferred Stock and additional overhead expenses that we incurred to create the corporate infrastructure necessary to accommodate our anticipated growth including expenses associated with hiring additional office personnel, renting additional office space and related expenses.

      Our advertising expenses increased by $44,235, or 66%, from the first six months of 2003 to 2004. This increase occurred due to our increasing the number of pages of advertisement that we purchased.

      Our consulting fees expenses increased by $141,121, or 147%, from the first six months of 2003 to 2004. We increased our use of consultants to help with equity and debt financing as well as with investor relations.

      Our legal expenses increased by $70,378, or 107%, from the first six months of 2003 to 2004. This increase occurred due to our agreement with Bizarre Video, investment and sale of our Maximum Media Ventures, LLC interest and legal expenses incurred in connection with the filing of this prospectus.

      Our office expenses decreased by $4,178, or 29%, from the first six months of 2003 to 2004. This decrease occurred due to our efforts to reduce inventories of office supplies prior to our move in mid July 2004.

      Our rent expenses increased by $1,968, or 6%, from the first six months of 2003 to 2004. This increase occurred due to a slight increase in our rent when we moved in May 2003. We began paying rent under the lease for our new facility on October 1, 2004.

      Our sales commission increased by $33,194, or 613%, from the first six months of 2003 to 2004. This increase occurred due to paying outside sales people commissions for sales that they created.

      Our telephone and utilities expenses decreased by $357, or 2%, from the first six months of 2003 to 2004. This decrease occurred due to our contracting more competitive cell phone agreements.

      Our other operating expenses increased by $373,933, or 278%, from the first six months of 2003 to 2004. Our “other operating expenses” include expenses related to the additional personnel, additional accounting expenses required for our initial audit, additional show expenses due to our increased presence at trade shows and increased Internet connectivity charges.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

      Results of operation for the year ended December 31, 2003 compared to the results of operation for the year ended December 31, 2002 are as follows:

	2003	2002	$ Change	% Change

Net Income (Loss) Applicable to Common Stockholders	$(9,235,883)	$229,223	$(9,465,106)	(4,129)%
Net Income (Loss) From Operations	(3,143,329)	420,278	(3,563,607)	(848)%
Revenues	3,908,788	3,619,905	288,883	8%
Cost of Revenues	2,242,746	1,828,823	413,923	23%
Operating Expenses	4,809,371	1,370,804	3,438,567	251%
Other Expenses	(5,818,397)	(14,055)	(5,804,342)	41,297%

      The following table sets forth certain consolidated statements of operations data as a percentage of net revenues for Year Ended December 31, 2003 compared to Year Ended December 31, 2002.

	2003	2002

Net Revenues	100%	100%
Cost of Revenues	57%	51%

Gross Profit	43%	49%
Operating Expenses	123%	38%

Income (Loss) from Operations	(80)%	12%
Other Income (Loss)	(149)%	0%
Net Income (Loss) Applicable to Common Stockholders	(236)%	6%

Net Loss

      We recognized interest expense of $5,754,494 due to the issuance of warrants to settle various outstanding debts. We also recognized $3,181,920 of stock based compensation for shares of capital stock issued to consultants as payment for fees for services. These grants were valued at the market price of our common stock at the date of issuance. Lastly, we incurred a charge of $274,157 on deemed and accrued preferred stock dividends. These three transactions resulted in the significant decline in net income from $229,223 for the year ended December 31, 2002 to a net loss applicable to common stockholders of $9,235,883 for the year ended December 31, 2003.

Revenues

      The increase in our revenues was the result of a number of factors, including:

Sales to Distributors and Retailers

      We increased revenues from DVD and videotape sales of our movies from 2002 to 2003 by $316,350, or 10%. This increase was due to an increase in the number of movies that we had available for sale. Total movies available for sale in 2002 were 87, of which 42 were produced by third parties. Total movies available for sale in 2003 were 115, of which 22 were produced by third parties. The increase in the number of movies that we had available for sale was primarily due to an increase in the number of compilations that we released. Compilations are movies made by taking scenes from previously produced and released movies that are compiled, repackaged and sold as new movies. In 2002, we released one compilation and in 2003 we released 34 compilations. Included in the above increase is a decrease in the amount of sales discount by $72,984 because of a prepayment arrangement with one of our largest customers. International Video Distributors, one of our largest customers, advanced us $300,000 for future purchases on December 12, 2002. Because it paid in advance, we credited International Video Distributors an additional $60,000 as a sales discount. The additional $12,984 in sales discount is consistent with the prior year.

Internet Fees

      We increased revenues from licensing our movies to Internet webpage operators from 2002 to 2003 by $53,801, or 48%. We believe that our revenues from licensing our movies to Internet webpage operators have increased mostly because of the increase in the Video on Demand format utilized by such operators to distribute our movies to consumers and our entering into additional license agreements.

Foreign Licensing

      In 2003, we increased our revenue from licensing distribution rights to our movies to foreign distributors by $160,060, or 149% over 2002. Although we intend to continue licensing foreign distribution rights to our movies, this segment of our business may be reduced if we determine that we can make higher margins through direct sales of our movies on DVDs and videotapes to foreign distributors and retailers.

Product Licensing and Merchandising

      In 2003, we had $21,120 in revenue from our licensing agreement for the sale of adult toys, which represented 0.5% of our total revenues for the year. This was the first year that we licensed such products.

Cable, Satellite, Television and Hotel/Motel Licensing

      In 2003, we decreased our revenue from licensing our movies to cable, satellite, television station and hotel/motel chain operators by $262,448, or 86%. The reason for this decrease is primarily due to the expiration in June 2002 of a licensing agreement that we had with Colorado Satellite Broadcasting. This decrease is also the result of a decrease in sales by our sales agent that licenses our movies to hotel and motel chains.

Costs of Revenues

      Most cost of revenues items remained consistent from 2002 to 2003 with the exception of film amortization. We increased production from 45 movies in 2002 to 93 movies in 2003. This increase of 50 movies in 2003 resulted in an increase of film amortization expenses by $376,745, or 28% in 2003 over 2002.

      Our increase in cost of revenues also resulted in part from our decision to increase the production and post-production cycles for our movies from two months to four months. This caused us to incur increased production costs with no corresponding increase in revenues. We believe that this change will result in our movies having a better production value. Also, we believe that this increase will result in us being able to more readily meet our shipping deadlines and more effectively market our movies. The increase in cost of revenues resulted in lower gross profits. By increasing the time for production and post production, we are able to create a better product while still delivering the movies to our distributors and retailers on schedule. The increase in our production costs was a one time event as the costs of production do not cost more but we have additional movies in production during the increase in the cycle time.

Operating Expenses

      Our operating expenses increased in 2003 due to the following:

      Stock based compensation of $3,181,920 resulted in significantly increased costs to operations.

      Our general and administrative expenses increased by $288,608, or 123% over 2002. This increase is mostly the result of increased professional fees that occurred due to the merger that we consummated on August 8, 2003 and the private placement offering of our Series A Preferred Stock.

      Our advertising expenses decreased by $28,479, or 11%, from the year of 2002 to 2003. This decrease occurred due to focusing our advertising using mainly magazine advertising and greatly reducing the printing and graphics expense of individual movie flyers.

      Our consulting fees expenses increased by $3,144,420, or 1,283%, from the year of 2002 to 2003. We increased our use of consultants to help with equity and debt financing as well as with investor relations. This increase is primarily due to the valuation of the stock compensation issued to consultants as fees.

      Our legal expenses increased by $117,151, or 261%, from the year of 2002 to 2003. This increase occurred due to the merger of IDC Acquisition I Corp. with and into Jill Kelly Productions, Inc. and our Series A Preferred Stock private placement.

      Our office expenses increased by $19,333, or 192%, from the year of 2002 to 2003. This increase occurred due to our acquisition of small office equipment, non-depreciable, and additional office supplies to support the increase from three to eight workers.

      Our rent expenses increased by $11,344, or 17%, from the year of 2002 to 2003. This increase occurred due to an increase in our rent when we moved in May 2003. Although the rent payments are consistent with our prior location, the tenant pass through expenses resulted in a increase.

      Our sales commission increased by $28,318, or 10,808%, from the year of 2002 to 2003. This increase occurred due to paying outside sales people commissions for sales that they created. Prior to 2003, we had negligible outside sales commissions.

      Our telephone and utilities expenses increased by $5,440, or 21%, from the year of 2002 to 2003. This increase occurred due to our expanding our production and office staff and the telephone usage that they incurred.

      Our other operating expenses increased by $34,177, or 14% over 2002. This increase was the result of additional overhead expenses that we incurred to create an infrastructure necessary to accommodate our anticipated growth including expenses associated with hiring, training and supporting additional staff.

      Our bad debt expense decreased by $202,544, or 88%. This decrease was due to a large write-off in 2002 and better collection efforts instituted in 2003. The reason for this large write-off was because we were carrying a large balance in our accounts receivable that we deemed uncollectible at the time. Upon review by our auditors, we decided not to carry any accounts receivable on our books for more than 120 days unless there is a reasonable likelihood of collection. When we made this determination, it resulted in a large write off. Our current policy is to review our delinquent accounts receivable on a quarterly basis to determine if we believe that they are collectible.

      We had a significant royalty expense under our distribution agreements in 2003 that was not present in 2002. Royalty expenses are expenses payable to third party producers of films that we distribute. We collect all revenues from the sales of these films then remit the portion due to the third party producer based on their agreement with us. On a number of our distribution agreements with other producers, we recoup all expenses prior to repaying the producer. A number of these movies had very insignificant royalties in 2002, but significant royalties in 2003. In 2003, we incurred $273,986 in royalty expenses and in 2002 we incurred $131,952.

Liquidity and Capital Resources

Series A Preferred Stock

      During the period from July 30, 2003 to February 25, 2004, we sold individual investors an aggregate of 52,450 units consisting of one share of our Series A Preferred Stock and warrants to purchase 100 shares of our common stock. The purchase price per unit was $100. We sold 32,600 units for cash and the remaining 19,850 units for cancellation of debt. We received $3,260,000 in gross cash proceeds and cancelled $1,985,000 in debt from this offering.

Series B Preferred Stock

      On April 21, 2004, we sold 600,000 shares of our Series B Preferred Stock to Armadillo Investments, PLC pursuant to a convertible stock purchase agreement. In consideration of the issuance of the shares of our Series B Preferred Stock, Armadillo issued 3,191,459 of its ordinary shares to us. We subsequently sold all of these ordinary shares to institutional investors, which resulted in gross proceeds to us of $3,000,000.

      As the holder of our Series B Preferred Stock, Armadillo Investments, PLC, may elect to require us to redeem its shares of our Series B Preferred Stock for $10.00 per share, subject to adjustment in certain circumstances for stock splits and similar transactions, upon the occurrence and continuance of any event of default. An “event of default” occurs if we:

•	fail to observe or perform any material covenant, agreement or warranty relating to the adjustment of the conversion price for our Series B Preferred Stock;

•	materially breach or default on any of our obligations under the convertible preferred stock purchase agreement, dated as of March 26, 2004, between us and Armadillo Investments, PLC or any related agreement entered into by us in connection with such agreement;

•	file for bankruptcy or commence any other proceeding for the reorganization, dissolution, insolvency or liquidation of our company;

•	have the trading of our shares of common stock suspended, delisted or otherwise ceased and not reinstated within 30 days; or

•	issue a press release or otherwise publicly announce that we will not honor conversion requests with respect to our Series B Preferred Stock.

      If Armadillo Investments exercised this redemption right upon an event of default, we would be required to redeem all of its shares of our Series B Preferred Stock for an aggregate redemption price equal to $6,000,000.

Promissory Notes

      During the period from September 3, 2004 to October 14, 2004, we issued an aggregate of $241,250 in principal amount of promissory notes pursuant to note purchase agreements to the following investors:

	Principal
	Amount
Investor	of Note	Maturity Date

Mitchell Birzon and Kathryn Birzon	$25,000	October 31, 2004
Barrie E. Bazarsky	25,000	October 31, 2004
Alex Ice	71,250	November 30, 2004
David Hoines PA Pension Plan	25,000	November 30, 2004
Charles Fox	25,000	November 30, 2004
Leonard D. Pearlman	20,000	October 31, 2004
Eugene J. Friedman	25,000	November 30, 2004
Audrey Harahan	5,000	November 30, 2004
Morton J. Berman	20,000	November 30, 2004

Total	$241,250

      We used the $241,250 in gross proceeds from the sale of these notes for working capital purposes.

      The promissory notes accrue interest at the rate of 15% per annum and are due and payable in full on the maturity dates set forth above. We will have to pay the investors a prepayment penalty if we wish to prepay the promissory notes prior to their maturity dates.

      If we receive a payment from Maximum Media Ventures, LLC pursuant to section 4 of our agreement with it, Maximum Ventures Inc. and Minimum Ventures Inc., dated as of June 9, 2004, during the period in which the promissory notes are outstanding, we have agreed to make a pro rata prepayment on the promissory notes in an aggregate amount equal to the lesser of:

•	the amount of the payment that we received from Maximum Media Ventures, LLC; or

•	the amount of outstanding principal, accrued and unpaid interest and prepayment premium due and owing under the promissory notes.

      In the event that we default on our repayment obligations under the promissory notes, the investors have the option of taking an assignment from us of our rights under our June 9, 2004 agreement with Maximum Media Ventures, LLC, Maximum Ventures Inc. and Minimum Ventures Inc., to foreclose on shares of our capital stock and/or warrants issued to Maximum Ventures Inc. that we are holding as collateral to secure the performance of the Maximum parties under that agreement.

Bizarre Video

      On June 8, 2004, we paid Bizarre Video $500,000 under the terms of an Option, Purchase and Exclusive License Agreement, dated May 19, 2004, for the exclusive right to distribute all of Bizarre Video’s movies and produce and distribute new movies under Bizarre Video’s name. This exclusive license will terminate on the earlier of:

•	15 days after we advise Bizarre Video that we wish to terminate the license; or

•	January 7, 2005.

In order to continue this exclusive license, we are obligated to pay Bizarre Video the following additional amounts:

•	$200,000 on or before September 7, 2004;

•	$300,000 on or before December 15, 2004; and

•	a monthly license fee of $31,667 for each month that we continue the exclusive license.

      Under the terms of the Option, Purchase and Exclusive License Agreement, we have the option to purchase substantially all of the assets of Bizarre Video for a purchase price equal to $4.7 million less all amounts that we pay to Bizarre Video for our exclusive license plus the assumption of:

•	up to $1.5 million of taxes due by Bizarre Video; and

•	Bizarre Video’s obligations under its existing contracts.

      This option will terminate on the same date that our exclusive license terminates.

Lease Obligations

      On June 1, 2004, we entered into a ten-year real estate lease for a new facility located at 11151 Vanowen Street, North Hollywood, California that houses our executive offices and warehouse. The lease is a “triple net” lease, which means that we are obligated to pay all operating costs and expenses associated with the property for the duration of the term in addition to the monthly rent. The monthly rent is $28,094.88, plus certain other costs and expenses, which we estimate to be $5,000 per month. We started paying rent under the new lease on October 1, 2004.

      On October 1, 2004, we began subleasing the portion of our new facility that we do not use to another movie production company pursuant to a month-to-month sublease. We will receive $11,000 in rent per month from this subtenant, plus certain other costs and expenses.

      We also rent office space at 8923 Sunset Boulevard, West Hollywood, California pursuant to a five year lease that has approximately three and one-half years remaining. These offices are currently vacant since we moved all of our operations to our new 11151 Vanowen Street facility. The monthly rent under this lease is $4,805, plus certain other costs and expenses that we estimate to be $600 per month. We hope to sublease these offices for a fair market price for the remainder of our rental term.

Litigation

      We are the defendant in a case filed by Kevin Smith and Canyon Capital Marketing on May 29, 2003, relating to a promissory note in the amount of $165,137 that we allegedly issued to the plaintiffs prior to our August 8, 2003 merger involving Jill Kelly Productions, Inc. In the action, the plaintiffs seek to recover against us the full amount of the promissory note plus accrued and unpaid interest thereon at the rate of 8% per annum, which we estimate to be $67,177 as of June 30, 2004, and attorneys’ fees. Although we feel confident with respect to our defense of this claim, we have reserved $165,137 on our financial statements as a contingent liability and this amount is included in the long term debt amount of $1,272,031 on our financial statements.

      On July 27, 2004, we paid Actions Holding, LLC $300,000 in complete settlement of a breach of contract claim that Actions Holding, LLC commenced against us on April 19, 2004.

Current Ratio and Cash Requirements

      We believe that we have sufficient liquidity to meet our current operating needs. As of June 30, 2004, our current assets of $3,332,160 are slightly higher than our current liabilities of $3,266,926, resulting in a current ratio of approximately 1.0:1.0. With our current assets equaling our current liabilities, we should have no issues in meeting our operating cash requirements.

      We had cash balances totaling approximately $34,000 at September 28, 2004. Since inception in July 2000, our principal sources of funds have been cash generated from financing activities and from operations.

      We believe that we can satisfy our cash requirements for the next 12 months. We intend, however, to raise an additional $6,000,000 by offering equity or debt securities over the next 12 months. The sale of additional equity or debt securities would result in additional dilution to our stockholders. We also are actively seeking to acquire companies that are in related industries, such as Bizarre Video. In order to finance our purchase of the assets of Bizarre Video, pay the dividends on our outstanding shares of Series A Preferred Stock or if we find another company or companies that we wish to acquire, we may need to obtain additional funding. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. If we are not successful in obtaining additional financing we will not be able to implement our growth and acquisition plans.

      The following table sets forth certain information with respect to our cash flows for the first six months of 2004 compared to the first six months of 2003.

	First 6 Months	First 6 Months
	2004	2003	$ Change	% Change

New Cash Used In Operating Activities	$(2,474,385)	$(207,020)	$(2,267,365)	(1,095)%
Cash Flows Used In Investing Activities	(11,580)	(25,880)	14,300	55%
Net Cash Provided By (Used In) Financing Activities	2,398,425	197,272	2,201,153	1,116%

      The increase of our net cash used in operations is the result of our reduced revenues and the enhancement to our infrastructure to accommodate our anticipated growth. The enhancement to our infrastructure included expenses associated with hiring new office personnel, acquiring additional offices and an increase in the salaries of our management team.

      Net cash provided by financing activities for the first six months of 2004 includes net proceeds from the sale of our Series A Preferred Stock and Series B Preferred Stock of $2,181,935 and net proceeds from loans from the following parties in the following amounts:

•	$230,000 from Ronald C. Stone, our chief operating officer and chief financial officer; and

•	$67,313 pursuant to our Factoring Agreement with Summit Financial Resources, L.P.

The $230,000 loan from Mr. Stone made on March 9, 2004 accrued interest at the rate of 10% per annum, and was payable in full upon Mr. Stone’s demand. We repaid this loan in full on April 26, 2004.

      This amount from financing activities was offset by payments of $256,809 that we made to Matzuda Corporation in partial repayment of certain loans it advanced to us described below.

      Net cash provided by financing activities for the first six months of 2003 includes the following:

•	$250,000 that we received as a loan from Michael Koretsky, an individual investor;

•	$31,318 that we received pursuant to our Factoring Agreement with Summit Financial Resources, L.P.; and

•	$188 that we received from the sale of shares of our common stock from one of our executive officers.

The $250,000 loan by Mr. Koretsky was made on March 21, 2003, accrued interest at the rate of 10% per annum, and was payable in full upon Mr. Koretsky’s demand. We repaid Mr. Koretsky this loan in full on September 21, 2003 by the issuance of 2,500 shares of our Series A Preferred Stock and warrants to purchase 250,000 shares of our common stock. We paid Mr. Koretsky cash in the amount of $13,185 for the accrued interest on this note prior to the time of conversion into shares of our Series A Preferred Stock.

      These amounts from financing activities were offset by payments that we made to the following parties in the following amounts:

•	$45,318 to Vernon Zimmerman and James Long, two individual investors, to reduce the amount of debt that we owe them in connection with the investments made by them in 2000 described below;

•	$248,439 to Matzuda Corporation in partial repayment of certain loans it advanced to us; and

•	$33,471 that we loaned to Adrianne D. Moore, our president and creative director. Ms. Moore repaid us this loan in full prior to August 8, 2003 when IDC Acquisition I Corp. merged with and into Jill Kelly Productions, Inc.

      The investment from Mr. Zimmerman was made on November 23, 2000 in the amount of $80,000 and the investment from Mr. Long was made on August 4, 2000 in the amount of $130,000. Both of these investments were to cover part of the production costs of certain movies that we produced in 2000. The investments were a revenue sharing arrangement whereby Messrs. Zimmerman and Long received their investments back from the sale of the movies and thereafter received 60% of the profits from such movies on a going forward basis. We pay these royalties quarterly. We repaid the principal of the investments in full, but continue to pay Messrs. Zimmerman and Long their 60% of the net revenues that we receive on the sale or licensing of the movies that they helped finance. To date, we have paid them royalties of $73,890 in the aggregate.

      As of June 30, 2004, there was a balance of $521,605 under a promissory note that we issued to Matzuda Corporation. We issued this note to evidence money that we borrow from Matzuda Corporation from time to time to finance film production costs. Matzuda Corporation is controlled by Robert A. Friedland, our chairman of the board, chief executive officer and secretary. We make payments under this note from our available cash. Under the terms of the promissory note, Matzuda Corporation has the right to demand payment in full from us at any time. If Matzuda Corporation made such a demand to be repaid in full under the promissory note, our cash balance would be reduced. We do not anticipate that Matzuda Corporation will make a demand to be repaid in full under the promissory note until we have sufficient available cash.

      The following table sets forth certain information with respect to our cash flow for Year Ended December 31, 2003 compared to Year Ended December 31, 2002.

	2003	2002	$ Change	% Change

Net Cash Used In Operating Activities	$(2,181,192)	$(1,010,401)	$(1,366,573)	(135)%
Cash Flows Used In Investing Activities	(72,519)	(1,857)	(70,661)	(3,805)%
Net Cash Provided By Financing Activities	2,331,599	1,082,094	1,349,505	115%

      The increase of our net cash used in operations is the result of our merger activities in 2003, our increased production in 2003 and the enhancement to our infrastructure to accommodate our anticipated growth.

      Our net cash used in investment activities was to purchase capital assets in 2003.

      Net cash provided by financing activities for 2003 includes proceeds from the sale of our Series A Preferred Stock of $2,276,500, the exercise of warrants of $3,201 and proceeds from loans from the following parties in the following amounts:

•	$55,000 from Ronald C. Stone, our chief operating officer and chief financial officer;

•	$15,000 from Beryl Weiner, an individual investor;

•	$35,000 from Cindy Hiles, an individual investor;

•	$22,001 from the financing of assets purchased under capital leases; and

•	$128,249 from Summit Financial Resources, L.P., pursuant to our Factoring Agreement with it.

      The $55,000 loan from Mr. Stone was made from December 2, 2002 through December 30, 2003, did not accrue interest and was payable in full upon Mr. Stone’s demand. We repaid Mr. Stone this loan in full on January 6, 2004.

      The $15,000 loan from Beryl Weiner was made on December 2, 2003, did not accrue interest and was payable in full upon Mr. Weiner’s demand. We repaid Mr. Weiner this loan in full on February 10, 2004 by the issuance of 150 shares of our Series A Preferred Stock and warrants to purchase 150,000 shares of our common stock.

      Ms. Hiles loaned us an aggregate of $35,000 during July and August 2003. This loan accrued interest at the rate of 10% per annum and was payable in full upon Ms. Hiles’ demand. We repaid Ms. Hiles this loan in full on April 23, 2004.

      These amounts from financing activities were offset by payments in the aggregate of $203,352 that we made to Messrs. Zimmerman and Long, investors in connection with the repayment of certain advances and royalty payments that we owed them relating to investments that they made in certain of our movies in 2000 described above.

      Net cash provided by financing activities for 2002 includes proceeds from a loan from Matzuda Corporation of $698,966, the sale of common stock for cash of $200,000, amounts due to investors of $205,033 for investments that such investors made in certain of our movies in 2000, and proceeds from loans from the following parties in the following amounts:

•	$75,000 from Peter Arnold, an individual investor; and

•	$57,921 from Summit Financial Resources, L.P. pursuant to our Factoring Agreement with them.

The $75,000 from Mr. Arnold was made in April 1, 2002, accrued interest at the rate of 10% per annum and was payable in full upon Mr. Arnold’s demand. We repaid Mr. Arnold this loan in full on December 10, 2003.

      These amounts from financing activities were offset by a loan of $154,826 that we made to Adrianne D. Moore, our president and creative director. Ms. Moore repaid us this loan in full prior to August 8, 2003 when IDC Acquisition I Corp. merged with and into Jill Kelly Productions, Inc.

Off-Balance-Sheet Arrangements

      As of November 5, 2004, we did not have any significant off-balance sheet arrangements, as defined in Item 303(c)(2) of SEC Regulation S-B.

DESCRIPTION OF BUSINESS

Overview

      We produce and distribute high quality adult movies. With the assistance of third parties, we process our movies for distribution into popular media formats such as digital versatile discs, commonly known as “DVDs,” videotapes and electronic formats. We, through our wholly-owned subsidiary J.K. Distribution, Inc., distribute our movies through approximately 300 independent distributors, retailers, cable, satellite and hotel television operators and Internet webpage operators. These parties then distribute our movies to consumers. We do not sell our movies directly to consumers. During the fiscal year ended December 31, 2003, sales of our DVDs and videotapes totaled 425,000 units, which accounted for approximately 80% of our revenues for the year. In the first six months of 2004, sales of our DVDs and videotapes totaled 222,000 units, which accounted for approximately 77% of our revenues for the period.

      Internationally, we license distribution rights to our movies to approximately 15 foreign distributors. These distributors then produce DVDs and videotapes of our movies for distribution in foreign countries. We receive a license fee for each movie that we license to a foreign distributor. In 2003, we generated $267,782 in license fees from the licensing of our movies to foreign distributors, which accounted for approximately 7% of our revenues for the year. In the first six months of 2004, we generated $129,895 in license fees from the licensing of our movies to foreign distributors, which accounted for approximately 7% of our revenues for the period.

      We also sell our movies to cable, satellite and hotel television operators and Internet webpage operators. These operators broadcast our movies to their audiences for a fee. In 2003, we generated $208,660 from sales to these operators, which accounted for approximately 5% of our revenues for the year. In the first six months of 2004, we generated $139,382 from sales to these operators, which accounted for approximately 7% of our revenues.

      To a lesser extent, we also distribute and license through our network of distributors and retailers adult movies that were filmed by independent third parties. We will often provide editing and other post-production services with respect to these movies. Through December 31, 2003, we distributed and licensed 91 movies filmed by third parties. In 2003, these films generated $612,023 in fees, or approximately 16% of our revenues for the year. In the first six months of 2004, these films generated $161,074 in fees, or approximately 8% of our revenues.

Our Movies

      We currently have over 258 movies in our library. In 2003, we produced 94 of these movies and we anticipate producing over 100 new movies in 2004, of which we have completed 81 as of September 30, 2004.

      We select movie scripts from various independent writers. All scripts are approved by both our production manager and our director of production. Once a script has been finalized and approved, we contract with independent directors and performers to produce the movie. We have agreements with six performers that provide that they can only appear in movies for us during the term of such agreements, which is usually for six years. We also contract with freelance performers on a per movie basis.

      After a movie is filmed, we, with the assistance of third parties, edit and finalize the movie to our specifications. During this process, we ensure that each movie meets with our quality control specifications. We also generate graphics and art for the packaging for the movie and promotion advertisements.

      Once a movie has been edited and finalized, it is placed on a digital linear tape in order to make our DVDs and videotapes. We currently contract with International Video Innovations, to place our movies on DVDs and videotapes. We will initially produce 2,000 units of DVDs and 400 units of videotapes for each new movie that we make, and will produce more copies thereafter based on consumer demand.

Distribution in the United States

      We distribute our movies on DVDs and videotapes in the United States through approximately 150 independent distributors. Our distributors sell our movies to video stores, adult entertainment stores and other retails outlets where they are purchased by consumers. We do not have formal distribution agreements with these distributors. Thirty of these distributors have “standing orders” with us, in that they agree to purchase a specified number of copies of each new movie that we produce. In 2003, we sold approximately 275,000 units of DVDs and videotapes to these distributors, which accounted for approximately 50% of our revenues for the year. In the first six months of 2004, we sold approximately 144,000 units of DVDs and videotapes to these distributors, which accounted for approximately 50% of our revenues for the period.

      In 2003, we generated approximately 15% of our revenues from three distributors for the year. In the first six months of 2004, we generated approximately 21% of our revenues from these same three distributors for the period. We believe that we have a strong relationship with these three distributors and our other distributors, and that they will continue to purchase our movies from us in the future.

      We also sell our movies to retailers. In 2003, we sold approximately 150,000 units of DVDs and videotapes to retailers, which accounted for approximately 30% of our revenues for the year. In the first six months of 2004, we sold approximately 78,000 units of DVDs and videotapes to retailers, which accounted for approximately 27% of our revenues for the period. The retailers that we sell to are located throughout the United States.

      We do not sell our movies directly to consumers or individuals.

      All of our movies are distributed exclusively by our wholly-owned subsidiary, J. K. Distribution, Inc., a Nevada corporation. Prior to February 25, 2004, J.K. Distribution, Inc. was owned and operated independently from us by our management team of Robert A. Friedland, Ronald C. Stone and Adrianne D. Moore. We acquired all of the capital stock of J.K. Distribution, Inc. from our management team on February 25, 2004 for the sum of $1.00. We assumed no liabilities as part of this acquisition. This transaction was accounted for in our Financial Statements as a business combination of two entities under common control.

Foreign Distribution

      We license distribution rights to our movies outside of the United States instead of selling DVDs and videotapes to foreign distributors when the shipping costs are too high. We have entered into licensing agreements with 15 foreign distributors operating in Europe, Asia, Japan, Canada and Australia. We are actively looking to increase our presence in these markets and to expand to other foreign markets.

      The licensing agreements with our foreign distributors generally provide that we deliver our movies to the distributor in digital linear “master” format in exchange for a licensing fee. The foreign distributor then produces DVDs and videotapes from the master, and distributes the movie to retailers and consumers in its territory during the term of the license. Certain of these license agreements provide that we will deliver a specified number of new movies each month for distribution during the term of the agreement. Our other license agreements provide for the distributors to license our movies on a per title basis.

      We will also sell our movies directly to foreign retailers and distributors in regions where we believe that it will be more profitable to us than licensing our movies.

Internet Distribution

      We also license our movies to Internet webpage operators. These operators then make our movies available for sale on their webpages. We have entered into 12 licensing agreements with webpage operators that sell our movies using a Video on Demand feature. In 2003, we generated $164,926 in licensing fees pursuant to these agreements, which accounted for approximately 4% of our revenues for the year. In the first six months of 2004, we generated $139,382 in licensing fees pursuant to these agreements, which accounted for approximately 7% of our revenues for the period.

      These agreements generally provide that we deliver our movies subject to the licensing agreement to the operator in a digital electronic format. The operator then makes the movie available on its webpage for consumers to download and watch for a fee via a Video on Demand feature. Depending on the licensing agreement, we receive either a flat fee for each movie that we license or a fee based upon the number of times that one of our movies is downloaded. In addition, with the webpages “jillkellyproductions.com” and “jillkelly.com” operated by an independent third party, we also receive an additional fee for each new paid subscriber to the webpages. The information listed on these websites is not a part of this prospectus.

      We believe that this part of our business will continue to increase since the Video on Demand feature provides the consumers of our movies with immediate access to the desired product without the delays and costs that would be incurred if the movie was shipped to the consumer. Accordingly, we anticipate licensing more of our movies in the future to Internet webpage operators for this form of distribution.

Broadcasting

      We also sell our movies to cable, satellite, and hotel/motel television operators. These operators then broadcast our movies to their viewers for a fee, either through scheduled programming or through a Video on Demand format. In the first six months of 2004, we generated $3,152 from agreements with cable, satellite and hotel/motel television operators. In 2003, we generated $43,734 in revenues from such agreements. This amount is substantially less than the $306,182 that we generated in 2002 due primarily to the expiration of a broadcasting agreement that we had with Colorado Satellite Broadcasting. We intend to increase this part of our business by identifying and entering into licensing agreements with cable, satellite, and hotel/motel television operators that serve a market for our movies.

Our Strategy

      Our vision is to be the world’s preferred provider of adult movies to consumers anywhere, at any time and across all distribution platforms and devices. We have developed the strategies described below to increase sales and operating margins while maintaining the quality of our movies and the integrity of our brand name.

•	Develop strategic alliances and joint ventures with businesses both inside and outside of the adult entertainment industry to broaden our distribution channels;

•	Adapt new technology and distribution channels, such as broadband distribution of our movies;

•	Increase market share through strategic acquisitions;

•	Complete the digitalization of our entire movie library in order to prepare our library for distribution in new electronic media; and

•	Continue to increase and strengthen brand awareness.

Competition

      Our movies compete with movies and other forms of adult entertainment produced by other companies, including Playboy Enterprises, Inc., Vivid Entertainment and Video Company of America. To a lesser extent, we also face general competition from other forms of non-adult entertainment, including sporting and cultural events, other television networks, feature films and other programming.

      The entertainment industry, of which we are a part, is highly competitive. Many of our competitors, as well as potential new competitors, have significantly greater name recognition and financial, technical, marketing and distribution resources than we do. This may allow them to devote greater resources than we can to the development, promotion and distribution of their product offerings. We cannot guarantee you that we can compete successfully.

      We believe that the following strengths, however, will help us compete in our industry and grow our business:

•	Extensive library of high quality adult movies — We have an extensive library of high quality adult movies. Subject to existing license agreements, we hold exclusive worldwide rights to this entire movie archive. We believe that this electronic archive constitutes one of the largest libraries of premier quality adult movies.

•	Recognized brand name — We believe that our target consumers associate our Jill Kelly Productions brand name with high quality adult movies. This name recognition attracts talent,

leading producers of adult media content, retailers, distributors and prospective joint venture partners interested in working with us.

•	Established market position and distribution network — We have a well-established worldwide distribution network which has been built up, including numerous points of sale in the United States, Europe, Asia, Japan, Canada and Australia. This broad distribution network provides an effective channel to introduce new products and services and new formats for existing products and services. We believe that our broad, multi-format distribution network affords the consumers of our products convenient access to high quality adult media content in the format of their choice.

•	Flexible operating structure — We produce our own adult movies and acquire adult movies from third party directors on a project basis. This approach gives us substantial flexibility in terms of production volume and delivery time, significantly reduces our fixed production overhead and largely eliminates the risk to us of cost overruns in production.

Intellectual Property

      We rely on a combination of copyright and trademark laws, trade secrets, software security measures, license agreements and non-disclosure agreements to protect our proprietary products.

      While we have not registered our trade names or our logo with the United States Patent and Trademark Office or any foreign jurisdictions, we believe that the name recognition and image that we have developed in each of our markets significantly enhance responses from our distributors and retailers. Accordingly, our trademarks are important to our business and we intend to aggressively defend them.

Government Approval and Regulation

      While the actual production of our movies does not require governmental approval, we are subject to many federal, state, local and foreign regulation with respect to the production and distribution of our movies. Accordingly, we are required to be aware and sensitive to government laws and regulations, including laws and regulations designed to protect minors, prevent the transmission of the HIV virus or which prohibit the distribution of obscene material. We distribute our movies to wholesalers and retailers in the United States and abroad. We have taken steps to ensure compliance with all federal, state, local and foreign regulations regulating the content of motion pictures, by staying abreast of all legal developments in the areas in which motion pictures are distributed and by specifically avoiding distribution of motion pictures in areas where the local standards clearly or potentially prohibit these products. Moreover, we do not knowingly engage the services of any business or individual that does not adhere to the same standards. In light of our efforts to review, regulate and restrict the distribution of our materials, we believe that the distribution of our movies does not violate any statutes or regulations.

      Federal and state government officials have targeted “sin industries,” such as tobacco, alcohol, and adult entertainment for special tax treatment and legislation. In 1996, the United States Congress passed the Communications Decency Act of 1996, or the CDA. The United States Supreme Court, in ACLU v. Reno, 521 U.S. 844 (1997) held certain substantive provisions of the CDA unconstitutional. Businesses in the adult entertainment and programming industries expended millions of dollars in legal and other fees in overturning the CDA. Investors should understand that the adult entertainment industry may continue to be a target for legislation. In the event we must defend ourselves and/or join with other companies in the adult entertainment business to protect our rights, we may incur significant expenses that could have a material adverse effect on our business and operating results.

Employees

      We have 28 full-time and approximately 50 part-time employees. Of these employees:

•	five are in accounting;

•	six are in warehouse;

•	four are in sales;

•	four are in production and post-production;

•	one is a movie director/producer;

•	five are movie performers; and

•	the remainder are in management and general operations.

      None of our employees are covered by a collective bargaining agreement. We believe that we maintain a satisfactory relationship with our employees.

Properties

      Our corporate offices, warehouse and production studios are located at 11151 Vanowen Street, North Hollywood, California. Our facility consists of approximately 55,000 square feet, of which we use approximately 34,000 square feet for our operations. On October 1, 2004, we sublet the remaining 21,000 square feet to another movie production company pursuant to a month-to-month lease.

      We lease our facility pursuant to a ten year lease that we entered into on June 1, 2004. The monthly rent for the entire facility is $28,094.88 per month, plus certain other costs and expenses that we estimate to be $5,000 per month. Our rent obligations under the new lease began on October 1, 2004. We receive approximately $11,000 per month in rent from our subtenant.

      We also lease office space in a two-story building located at 8923 Sunset Boulevard, West Hollywood, California. We rent the entire second floor at this address, which is approximately 2,200 square feet. Since we moved all of our operations to our new facility at 11151 Vanowen Street as of July 31, 2004, these offices have been vacant since that time. We hope to sublease these offices for a fair market price for the remainder of our rental term.

      We believe that our properties are adequate and suitable for their intended purposes.

LEGAL PROCEEDINGS

      We are not subject to any pending or threatened legal proceedings, except for the lawsuit described below.

      Kevin Smith and Canyon Capital Marketing, Inc. v. IDC Technologies Inc., et al.: On May 29, 2003, Kevin Smith and Canyon Capital Marketing, Inc. filed an action against our predecessor, IDC Technologies, Inc., in the Superior Court of the State of California, San Diego County, seeking payment of $165,137, plus other expenses, interest and costs of the lawsuit. The plaintiffs claim that they are the holders of a promissory note issued by our predecessor company on June 1, 1999 in the original principal amount of $165,137 which bears interest at a rate of 8% per annum. In their complaint, the plaintiffs ask the court to award them a judgment against us for the amount of the promissory note and all interest and expenses and to foreclose on their alleged security interest. On October 22, 2003, we filed our answer in this action, denying the material allegations in the complaint. We also intend to pursue a cross-claim against the officers of our predecessor company seeking payment and indemnification for their failure to disclose the alleged promissory note. We intend to defend this action and prosecute our cross-claim vigorously.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

      The following table sets forth certain information with respect to our directors and executive officers as of November 5, 2004.

			Date of Election or
			Appointment as
Name	Positions Held	Age	Director

Robert A. Friedland	Chief Executive Officer, Chairman of Board and Secretary	68	August 11, 2003
Adrianne D. Moore	President and Vice Chairman of the Board	33	November 20, 2003
Daniel R. Ice	Director	56	May 26, 2004
Philip Daniel London	Director	56	June 3, 2004
Joseph Mannis	Director	60	August 4, 2004
Charles Potter	Director	68	August 4, 2004
Ronald C. Stone	Chief Operating Officer and Chief Financial Officer	45	November 20, 2003
Keith Gordon	Vice President of JKP Bizarre, LLC	41	—

      The following is a brief summary of the business experience of our directors and executive officers:

      Robert A. Friedland has served as our chief executive officer, secretary and chairman of our board of directors since August 2003. He has served in similar capacities for our wholly-owned operating subsidiary, Jill Kelly Productions, Inc., since its formation in July 2000. Mr. Friedland has more than thirty years of management experience. Prior to working with us, Mr. Friedland owned and operated Coastline Financial, a mortgage brokerage and banking company which he sold in 1988. From 1988 to July 2000, Mr. Friedland was an independent mortgage broker. Mr. Friedland also has controlled Matzuda Corporation, a Nevada corporation, since 1995. Matzuda Corporation is in the business of lending money to commercial borrowers, including our company, and investing in equity securities.

      Adrianne D. Moore has served as our president and vice chairman of our board of directors since November 2003. She has served our wholly-owned operating subsidiary, Jill Kelly Productions, Inc., as president and as a director since its formation in July 2000 and as chief operating officer from July 2000 to May 2003. Prior to July 2000, Ms. Moore was the chief executive officer of Jill Kelly Enterprises, which was a partnership she formed to produce adult movies. Ms. Moore has been in the adult film industry for over ten years and has starred in over two hundred films under the stage name “Jill Kelly.” She is primarily responsible for reviewing and approving scripts, casting production, marketing and special promotional events.

      Daniel R. Ice has served as one of our directors since May 26, 2004. Mr. Ice has 23 years experience in investments and finance. Throughout that time period, he has held various executive and management positions and last served in such capacity as vice president and trust officer of Huntington Bank in Morgantown, West Virginia from 1987 to 1991. In October 1991, Mr. Ice started and operated Sedalia House in Sedalia, Missouri, which was in the business of the production and sale of beef and the development of residential real estate. Mr. Ice served as president of Sedalia House from 1991 to 2002. In 2002, Mr. Ice sold the remaining parcels of land he developed in Missouri and retired. In 2003, Mr. Ice founded Canada Drug Services in Wichita, Kansas. Canada Drug Services is a company that helps United States residents obtain prescription drugs from Canada at reduced prices. He earned a Bachelor of Science in physics from the University of Oklahoma in 1970, a Bachelor of Arts in accounting in 1977 and an MBA in the same year from University of West Florida where he graduated magna cum laude. Mr. Ice was licensed as a Certified Public Accountant in Florida in 1977 and in West Virginia in 1980.

      Philip Daniel London has served as one of our directors since June 3, 2004. Mr. London is the founder and managing partner of London & Co., LLP, an accounting firm with offices in Los Angeles, California. He has served as managing partner of London & Co., LLP since 2000. Prior to that, Mr. London was the managing partner of the accounting firms of London & Lewinson from 1978 to 1988,

London & Lichtenberg from 1988 to 1995 and London & Co., An Accountancy Corp., from 1995 to 2000. Mr. London is a member in good standing of the American Institute of Certified Public Accountants and of the California Society of Certified Public Accountants. He earned his Bachelor of Science in accounting from California State University in Northridge in 1971, and was licensed in California as a Certified Public Accountant in 1979.

      Joseph Mannis has served as one of our directors since August 4, 2004. Mr. Mannis has been a partner with the law firm Hersh, Mannis & Bogen, L.L.P., since 2000 and prior to that, was a partner with the law firm Mannis & Phillips, L.L.P. He earned his Bachelor of Arts in 1967 from the University of Southern California and his J.D. from Loyola Marymount University in 1971. Mr. Mannis has been licensed as an attorney in the State of California since 1972.

      Charles Potter has served as one of our directors since August 4, 2004. From 1994 to his retirement on July 31, 2000, Mr. Potter was Senior Vice President of Oppenheimer & Co, a securities broker-dealer in New York City. Prior to that time, Mr. Potter held positions with several firms in the securities industry, including Bear Sterns & Co., J.D. Winer & Co., D.H. Blair & Co., Dreyfus & Co., A.M. Kidder & Co. and Standard and Poor’s. Mr. Potter received his Bachelor of Business degree from Barach School of Business, City College of New York, in 1962 and Chartered Financial Analyst from the University of Virginia in 1969.

      Ronald C. Stone has served as our chief operating officer and chief financial officer since November 20, 2003. He has served our wholly-owned operating subsidiary, Jill Kelly Productions, Inc., as chief operating officer since May 2003 and as chief financial officer since November 2002. Mr. Stone started working as a consultant for Jill Kelly Productions, Inc. in May 2002. From January 1997 through January 2002, Mr. Stone was the chief financial officer of Linear Industries Ltd., a mid-sized engineering and manufacturing company specializing in factory and machine automation in Monrovia, California. Mr. Stone graduated from the University of California, Los Angeles with a Bachelor of Arts in 1985. Mr. Stone is licensed as a Certified Public Accountant in California and is a member in good standing of the California Society of Certified Public Accountants.

      Keith Gordon has served as a vice president of our wholly-owned subsidiary JKP Bizarre, LLC since June 4, 2004. Mr. Gordon is primarily responsible for overseeing sales, operations and warehouse activities of JKP Bizarre, LLC. Mr. Gordon is a part owner of Bizarre Video Unlimited, Ltd., an New York based specialty adult entertainment film production company, which he has operated for the last 13 years. We entered into an agreement with Bizarre Video on June 4, 2004, pursuant to which we have an exclusive license to all of Bizarre’s movies and an option to purchase certain of its assets.

Employment Agreements

Robert A. Friedland, Adrianne D. Moore and Ronald C. Stone

      In September 2003, we entered into employment agreements with each of our executive officers: Robert A. Friedland, Adrianne D. Moore and Ronald C. Stone. The employment agreements have identical terms other than each executive’s title and amount of compensation, which are as follows:

Executive	Title	Initial Base Salary

Robert A. Friedland	Chief Executive Officer and Chairman of the Board	$360,000
Adrianne D. Moore	President and Creative Director	$360,000
Ronald C. Stone	Chief Financial Officer and Chief Operating Officer	$240,000

      The agreements are for five years commencing on September 1, 2003. During the term of the employment agreements, the executives’ base salary shall automatically increase annually by the greater of (i) 5% or (ii) the percentage annual increase of the economy as published by the United States Department of Labor.

      In addition to the base salary set forth above, the employment agreements provide that the executives are eligible to receive performance-based bonuses in an amount set by our board of directors. The executives are also entitled to certain fringe benefits including:

•	participation in life and health insurance plans;

•	payment of deductible medical expenses and co-payments for the executive and his or her immediate family;

•	life insurance and disability insurance;

•	paid vacation; and

•	expense reimbursement.

      During the term of the employment agreements and for a period of one year following the termination of the executives’ employment with us, the executives have agreed that they will not:

•	compete with our business;

•	solicit business from our customers that is competitive to our business;

•	persuade or attempt to persuade our customers, suppliers or licensors from doing business with us; and

•	solicit our employees to work for another company.

      The executives have also agreed that they will keep confidential all of our proprietary information and that they will assign to us all of their rights to any inventions that they make or develop in the course of their employment with us.

      We can terminate any of the executive’s employment with us prior to the end of the five year term for “good cause,” which is defined in the employment agreements as willful conduct by the executive that is illegal or constitutes gross misconduct and that materially injures us.

      The executives can terminate their employment with us prior to the end of the five year term for “good reason,” which is defined in the employment agreements as:

•	a reduction in the executive’s position, duty or authority;

•	failure by us to secure employment for the executive on the same terms with any third party that acquires our business; or

•	a material breach by us of any of the terms or covenants under the employment agreement that is not cured within 30 days.

      If we terminate any of the executive’s employment with us for other than “good cause” or if the executive terminates his or her employment with us for “good reason,” we will have to pay the executive a severance payment equal to the amount of salary and incentive compensation that the executive would have received under the employment agreement through the later of (i) the balance of the five year term of the employment agreement or (ii) two years from the date of termination. In addition, in such event, we will also have to maintain at our expense continued health coverage and other benefits for the executive for the later of (i) the balance of the five year term of the employment agreement or (ii) two years from the date of termination.

      If we terminate any of the executives’ employment for “good cause” or if the executive terminates his or her employment for other than “good reason,” we are not obligated to pay the executive any severance.

Change in Control Provisions

      Each of our employment agreements with Robert A. Friedland, Adrianne D. Moore and Ronald C. Stone provide that if upon a change of control we are unable to secure the executive’s employment with our successor on the same or better terms for the executive as provided in the employment agreements, we have to pay the executive the severance payments set forth above.

Keith Gordon

      In June 2004, our wholly-owned subsidiary, JKP Bizarre, LLC, entered into an employment agreement with Keith Gordon in connection with the exclusive license that we obtained from Bizarre Video Unlimited Ltd. Mr. Gordon is one of the two principals of Bizarre Video. Under the terms of the employment agreement, Mr. Gordon is responsible, among other things, for the sale, production and distribution of the movies and related rights that we are licensing from Bizarre Video.

      The initial term of the employment agreement is six months, ending on December 4, 2004. The agreement will automatically extend for an additional six months unless Mr. Gordon notifies us that he wants to terminate the agreement. If we exercise our option to purchase the assets of Bizarre Video, the employment agreement will continue for an additional one year term upon Mr. Gordon’s election.

      Mr. Gordon’s initial base salary is $75,000. If we exercise the option to purchase the assets of Bizarre Video, Mr. Gordon’s base salary will increase to $100,000.

      In addition to the base salary set forth above, if we exercise our option to purchase the assets of Bizarre Video, Mr. Gordon will be entitled to a commission equal to 10% of all revenues generated by JKP Bizarre, LLC in excess of $6.5 million, subject to a cap of $11,000 per month.

      Mr. Gordon is also entitled to certain fringe benefits including:

•	participation in our health insurance plans;

•	expense reimbursement;

•	options to purchase 100,000 shares of our common stock, subject to certain restrictions; and

•	in the event we exercise our option to purchase the assets of Bizarre Video, a monthly car allowance in the amount of $1,500.

      In connection with the employment agreement, Mr. Gordon entered into a confidentiality and non-disclosure agreement with us by which he agreed to keep confidential all of our proprietary information and assign to us all of his rights in any inventions that he makes or develops in the course of his employment with us. In addition, Mr. Gordon agreed that he will not solicit any of our customers or clients or otherwise compete with us for a period of two years following the termination of his employment.

      We can terminate Mr. Gordon’s employment with us prior to the end of the term for “cause” which is defined as:

•	failure to comply with any covenants in the employment agreement or neglect or failure to perform his duties;

•	a conviction with respect to a felony or crime involving moral turpitude;

•	causing us to violate local, state or federal laws;

•	negligence, recklessness or willful misconduct;

•	theft or misappropriation of funds, assets or business opportunities of ours; or

•	refusal to comply with our policies or the directives or decisions of our board of directors.

      If we terminate Mr. Gordon’s employment for cause or on account of his disability, we will not be obligated to pay him any severance.

Stock Option Agreements

      We granted Keith Gordon options to purchase 100,000 shares of our common stock pursuant to our employment agreement with him. The details regarding this option grant are as follows:

		% of Total
Executive	No. of Options	Options Granted	Exercise Price	Expiration Date

Keith Gordon	100,000	100%	Market Price on date prior to vesting	5 years from date of vesting
Total	100,000	100%

      The options issued to Mr. Gordon vest over four years, with 25% of the options vesting each year that Mr. Gordon is employed by us on the anniversary date of his employment with us. The options issued to Mr. Gordon will be subject to a stock option plan that we anticipate adopting within the next six months.

Board of Directors

      Our non-employee directors, who are currently Daniel R. Ice, Phillip Daniel London, Joseph Mannis and Charles Potter, receive $1,000 for each meeting of our board of directors which they attend. We anticipate issuing these directors options to purchase shares of our common stock after we adopt a stock option plan. Our board of directors may designate from among its members an executive committee and one or more other committees. No such committees have been appointed to date.

EXECUTIVE COMPENSATION

      The following table reflects all compensation awarded to, earned by or paid to our chief executive officer, president, chief operating officer, chief financial officer and secretary, for the fiscal years ended December 31, 2003, 2002 and 2001. Since we did not compensate any executive during 2003, 2002 and 2001, the information in the table includes compensation paid or awarded by our operating subsidiary only.

Summary Compensation Table

	Fiscal Year Ended			Other
Name and Principal Position	December 31,	Salary	Bonus	Compensation(5)

Robert A. Friedland	2003	$0	$0	$15,000
Chief Executive Officer,	2002	$0	$0	$15,000
Secretary(1)	2001	$0	$0	$15,000
Adrianne D. Moore	2003	$305,000	$0	$10,000
President(2)	2002	$0	$0	$10,000
	2001	$0	$0	$10,000
Ronald C. Stone	2003	$240,000	$0	$0
Chief Operating Officer,	2002	$180,000	$0	$0
Chief Financial Officer(3)	2001	—	—	—
Michael Hillerbrand	2003	$0	$0	$0
Chief Operating Officer(4)	2002	$0	$0	$0
	2001	$0	$0	$0

(1)	Mr. Friedland has served as our chief executive officer and secretary since August 2003 and has served as chief executive officer and secretary of Jill Kelly Productions, Inc. since July 2000. During fiscal year 2003 and until April 1, 2004, Mr. Friedland agreed to forgo a salary we would have otherwise been obligated to pay him under his employment agreement with us. See “Certain Relationships and Related Transactions” for a description of consulting fees paid to Matzuda Corporation.

(2)	Ms. Moore has served as our president since November 2003 and has served as president of Jill Kelly Productions, Inc. since July 2000. Ms. Moore’s salary increased to $30,000 per month in September 2003 under her employment agreement with us.

(3)	Mr. Stone has served as chief operating officer and chief financial officer since November 2003, has served as chief operating officer of Jill Kelly Productions, Inc. since May 2003 and has served as chief financial officer of Jill Kelly Productions, Inc. since November 2002.

(4)	Mr. Hillerbrand served as our chief executive officer from February 2002 to August 2003.

(5)	Other compensation represents automobile expenses that we paid on behalf of these officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following tables set forth information with respect to the beneficial ownership of our common stock, Series A Preferred Stock and Series B Preferred Stock known by us as of November 5, 2004 by:

•	each person or entity known by us to be the beneficial owner of more than 5% of our common stock, Series A Preferred Stock or Series B Preferred Stock, as applicable;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

Common Stock

		Amount and
		Nature of
		Beneficial	Percentage
Name of Beneficial Owner	Position	Ownership	of Class(1)

Robert A. Friedland(2)(3)	Chief Executive Officer, Secretary and Chairman of the Board of Directors	16,594,000	52.5%
Adrianne D. Moore(2)	President and Vice Chairman of the Board of Directors	5,172,000	20.4%
Daniel R. Ice(2)(4)	Director	500,000	1.9%
Phillip D. London(2)(5)	Director	521,000	2%
Joseph Mannis(2)	Director	0	*
Charles Potter(2)(6)	Director	65,500	*
Ronald C. Stone(2)(7)	Chief Operating Officer and Chief Financial Officer	1,735,000	6.8%
Keith Gordon(2)	Vice President	100,000	*
Robert Hollis(8)	Beneficial Owner	2,000,000	7.3%
Kings Against 3, LLC(9)	Beneficial Owner	2,750,000	9.8%
Maximum Ventures, Inc.(10)	Beneficial Owner	2,781,180	10.1%
Jubilee Investment Trust, PLC(11)	Beneficial Owner	4,001,213	15.8%
All Officers and Directors as a Group (8 persons)		24,587,500	76%

*	Less than one percent (1%).

(1)	As of November 5, 2004, 25,331,180 shares of our common stock were issued and outstanding. Beneficial ownership has been determined in accordance with Instruction 3 to Item 403 of SEC Regulation S-B. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock owned by them.

(2)	The address for each of our officers and directors is the address of our company, c/o Jill Kelly Productions Holding, Inc., 11151 Vanowen Street, North Hollywood, CA 91605.

(3)	Robert A. Friedland is the trustee of the Robert A. Friedland Trust and beneficially owns all shares held by the Trust. The number of shares reported includes (i) 10,344,000 shares of our common stock owned by the Trust, (ii) 5,000,000 shares of our common stock issuable upon conversion of 12,500 shares of our Series A Preferred Stock owned by the Trust, and (iii) 1,250,000 shares of our common stock issuable upon the exercise of 1,250,000 common stock purchase warrants owned by the Trust. The address of the Robert A. Friedland Trust is P.O. Box 691447, Los Angeles, CA 90069.

(4)	The number of shares reported includes (i) 400,000 shares of our common stock issuable upon conversion of 1,000 shares of our Series A Preferred Stock, and (ii) 100,000 shares of our common stock issuable upon exercise of common stock purchase warrants.

(5)	The number of shares reported includes (i) 21,000 shares of our common stock, (ii) 400,000 shares of our common stock issuable upon conversion of 1,000 shares of our Series A Preferred Stock, and (iii) 100,000 shares of our common stock issuable upon exercise of common stock purchase warrants.

(6)	The number of shares reported includes (i) 50,000 shares of our common stock issuable upon conversion of 125 shares of our Series A Preferred Stock, and (ii) 12,500 shares of our common stock issuable upon exercise of common stock purchase warrants.

(7)	The number of shares reported includes (i) 85,000 shares of our common stock held by Ronit M. Stone, a Professional Corporation MMP, f/b/o Ronald C. Stone, Ronald C. Stone Trustee, and (ii) 115,000 shares of our common stock held by Ronit M. Stone, a Professional Corporation MMP, f/b/o Ronit M. Stone, Ronald C. Stone Trustee.

(8)	The number of shares reported includes (i) 1,600,000 shares of our common stock issuable upon conversion of 4,000 shares of our Series A Preferred Stock, and (ii) 400,000 shares of our common stock issuable upon exercise of common stock purchase warrants. Mr. Hollis’ address is 4021 Gulfshore Blvd., N 1901, Naples, FL 34103.

(9)	Tim Burgess owns a majority of the membership interests of Kings Against 3, LLC and beneficially owns all shares held by Kings Against 3, LLC. The number of shares reported includes (i) 2,200,000 shares of our common stock issuable upon conversion of 5,500 shares of our Series A Preferred Stock, and (ii) 550,000 shares of our common stock issuable upon exercise of common stock purchase warrants. The address of Kings Against 3, LLC is c/o Tim Burgess, P.O. Box 82055, Athens, GA 30608.

(10)	The number of shares reported represents (i) 506,180 shares of our common stock, (ii) 1,800,000 shares of our common stock issuable upon exercise of 4,500 shares of our Series A Preferred Stock, and (iii) 475,000 shares of our common stock issuable upon exercise of 475,000 common stock purchase warrants. All of these shares are subject to a pledge agreement among Maximum Ventures, Inc., Maximum Media Ventures, LLC and us, pursuant to which we have the right to acquire these shares in the event that Maximum Media Ventures, LLC defaults in its obligations to pay us certain amounts. See “Certain Relationships and Related Transactions” for a complete description of this agreement. Maximum Ventures Inc. is owned equally by Christopher Kerns and Delilah Holdings, LLC. Mr. Kerns and Delilah Holdings, LLC beneficially own the shares held by Maximum Ventures Inc. Delilah Holdings, LLC is owned equally by Avi Mirman and Susan Mirman. The address of Maximum Ventures, Inc., is 1175 Walt Whitman Road, Suite 100, Melville, NY 11747.

(11)	The number of shares reported includes 4,001,213 shares of our common stock. Chris Mills and Rufus Pearl are the Executive Directors of Jubilee Investment Trust, PLC and have the power to vote and transfer shares on behalf of the trust. Jubilee Investment Trust PLC is a public trust with a significant number of shareholders. The address of Jubilee Investment Trust, PLC is 30 Farringdon Street, London EC4A 4HJ, United Kingdom.

Series A Preferred Stock

		Amount and
		Nature of
		Beneficial	Percentage
Name of Beneficial Owner	Position	Ownership	of Class(1)

Robert A. Friedland(2)(3)	Chief Executive Officer, Secretary and Chairman of the Board	12,500	24.5%
Daniel R. Ice(2)	Director	1,000	2%
Philip D. London(2)	Director	1,000	2%
Charles Potter	Director	125	*
Robert Hollis(4)	Beneficial Owner	4,000	7.9%
Kings Against 3, LLC(5)	Beneficial Owner	5,500	10.8%
Maximum Ventures, Inc.(6)	Beneficial Owner	4,500	8.8%
All Executive Officers and Directors as a Group (4 person)		14,625	28.7%

*	Less than one percent (1%).

(1)	As of November 5, 2004, 50,950 shares of our Series A Preferred Stock were issued and outstanding.

(2)	The address for each of our officers and directors is the address of our company, c/o Jill Kelly Productions Holding, Inc., 11151 Vanowen Street, North Hollywood, CA 91605.

(3)	Includes shares owned by the Robert A. Friedland Trust and beneficially owns all shares held by the Trust. Robert A. Friedland is the trustee of the Robert A. Friedland Trust. Mr. Friedland’s address is the address of our company, c/o Jill Kelly Productions Holding, Inc., 11151 Vanowen Street, North Hollywood, CA 91605. The address of the Robert A. Friedland Trust is P.O. Box 691447, Los Angeles, CA 90069.

(4)	Mr. Hollis’ address is 4021 Gulfshore Blvd., N 1901, Naples, FL 34103.

(5)	Tim Burgess owns a majority of the membership interests of Kings Against 3, LLC and beneficially owns all shares held by Kings Against 3, LLC. The address of Kings Against 3, LLC is c/o Tim Burgess, P.O. Box 82055, Athens, GA 30608.

(6)	All of these shares are subject to a pledge agreement among Maximum Ventures, Inc., Maximum Media Ventures, LLC and us, pursuant to which we have the right to acquire these shares in the event that Maximum Media Ventures, LLC defaults in its obligations to pay us certain amounts. See “Certain Relationships and Related Transactions” for a complete description of this agreement. Maximum Ventures Inc. is owned equally by Christopher Kerns and Delilah Holdings, LLC. Mr. Kerns and Delilah Holdings, LLC beneficially own the shares held by Maximum Ventures Inc. Delilah Holdings, LLC is owned equally by Avi Mirman and Susan Mirman. The address of Maximum Ventures, Inc., is 1175 Walt Whitman Road, Suite 100, Melville, NY 11747.

Series B Preferred Stock

      Armadillo Investments, PLC, is the beneficial owner of 600,000 shares of our Series B Preferred Stock, which represents all of our issued and outstanding shares of Series B Preferred Stock. Chris Mills and Rufus Pearl are the Executive Directors of Jubilee Investment Trust, PLC and have the power to vote and transfer shares on behalf of the trust. Jubilee Investment Trust, PLC is a public trust with a significant number of shareholders. The address of Armadillo Investments, PLC is 30 Farringdon Street, London EC4A 4HJ, United Kingdom.

SELLING HOLDERS

      This prospectus covers shares of our common stock:

•	issued or issuable upon conversion of shares of our Series A Preferred Stock;

•	issuable as payment for dividends on our shares of Series A Preferred Stock;

•	issuable upon exercise of stock purchase warrants issued to the selling stockholders in connection with the sale of our Series A Preferred Stock; and

•	issued or issuable upon exercise of stock purchase warrants issued in consideration of the advisory and consulting services that certain of the selling stockholders provided to us.

Series A Preferred Stock

      During the period from July 30, 2003 to February 25, 2004, we sold in a private placement units consisting of one share of our Series A Preferred Stock and warrants to purchase 100 shares of our common stock. Each share of our Series A Preferred Stock is convertible into 400 shares of our common stock. We received gross proceeds of $100 per unit in each of these offerings. In these transactions, we sold the following number of shares of our Series A Preferred Stock and issued warrants to the following individuals and entities:

	Series A
Selling Stockholder	Preferred	Warrants		Consideration

Robert Hollis	4,000	400,000		$400,000
Stanley Katz	500	50,000		50,000
John Stewart	250	25,000		25,000
Azriel Nagar and Sheila Nagar	500	50,000		50,000
Julian Herkowitz	500	50,000		50,000
AMJ Corp	850	85,000		85,000
Kings Against 3, LLC	5,500	550,000		550,000
Eugene J. Friedman Trust dated June 24, 1987	625	62,500		62,500
JKL Capital LP	1,000	100,000		100,000
Rosemary Friedman	375	37,500		37,500
Bernard Brown	500	50,000		50,000
R. Brooke Hollis	500	50,000		50,000
Emiko Ishioka	1,250	125,000		125,000
Morton Berman	500	50,000		50,000
Azriel Nagar	750	75,000		75,000
Jack Luchese	2,000	200,000		200,000
David A. Hoines, P.A. Pension Plan	500	50,000		50,000
Jerome Bresson	250	25,000		25,000
Mark Friedman	125	12,500		12,500
Mathew Smith	2,000	200,000		200,000
Daniel R. Ice	1,000	100,000		100,000
Charles Potter	125	12,500		12,500
Morris Silver	500	50,000		50,000
Gewinner W. Garrison	500	50,000		50,000
Maximum Ventures, Inc.	6,000	600,000	(1)	600,000
James L. Long	1,200	120,000		120,000
Robert A. Friedland Trust	12,500	1,250,000		1,250,000
William O. Baxter	1,000	100,000		100,000
Ronald V. Patterson	1,000	100,000		100,000
Michael Slipyan	250	25,000		25,000
Michael Koretsky	2,500	250,000		250,000
Joseph London	1,000	100,000		100,000
Kate Edelman Johnson	250	25,000		25,000
Beryl Weiner	150	15,000		15,000
David Boshart	1,000	100,000		100,000

	Series A
Selling Stockholder	Preferred	Warrants	Consideration

Alexander R. Ice	250	25,000	25,000
Charles R. Whalen	250	25,000	25,000
Mitchell J. Birzon and Kathleen W. Birzon	250	25,000	25,000
Grace K. Walls	125	12,500	12,500
Victor I. Polakoff	125	12,500	12,500

TOTAL	52,450	5,245,000	$5,245,000

(1)	Maximum Ventures, Inc. transferred 125,000 of these warrants to Corporate Builders, L.P. in consideration of certain consulting and advisory services Corporate Builders provided to us on behalf of Maximum.

      On January 20, 2004, Maximum Ventures Inc. converted 1,500 shares of our Series A Stock. In connection with this conversion, we issued Maximum 600,000 shares of our common stock for the 1,500 shares of the converted Series A Preferred Stock and 6,180 shares of our common stock as payment for accrued dividends on the 1,500 shares of converted Series A Preferred Stock. This prospectus covers 506,180 of these shares issued to Maximum. Maximum transferred the remaining 100,000 shares from this conversion to Keith Gordon, and such shares are not covered by this prospectus. With this conversion, the number of our outstanding shares of Series A Preferred Stock was reduced from 52,450 shares to 50,950 shares.

      The following securities were issued or transferred to the following entities in consideration of providing services to us:

	Common
Selling Stockholder	Stock	Warrants	Total

Corporate Builders, L.P.	500,000	750,000	1,250,000
Talko Consulting, Inc.	175,000	—	175,000
Jackson Steinem, Inc.	25,000	—	25,000

TOTAL	700,000	750,000	1,450,000

      Corporate Builders, L.P. provided certain business advisory services to us in connection with the sale of our Series A Preferred Stock. We issued Corporate Builders, L.P. 500,000 shares of our common stock and warrants exercisable for 125,000 shares of our common stock at $.25 per share as partial consideration for its advisory services. This prospectus covers these 500,00 shares and the 125,000 shares of our common stock underlying these warrants.

      Maximum Ventures, Inc. transferred to Corporate Builders, L.P. (i) a warrant exercisable for 125,000 shares of our common stock at $.25 per share and (ii) a warrant exercisable for 500,000 shares of our common stock at $.001 per share. This prospectus covers the 625,000 shares of our common stock issuable upon exercise of these warrants.

      This prospectus also covers 175,000 shares of our common stock issued to Talko Consulting, Inc. for certain advisory services Talko Consulting provided to us pursuant to a consulting agreement, dated as of January 15, 2004.

      This prospectus also covers 25,000 shares of our common stock issued to Jackson Steinem Inc. for certain advisory services KIL Investments, Ltd. provided to us pursuant to an agreement dated September 20, 2002. KIL Investments, Ltd. assigned its rights to receive these shares to Jackson Steinem Inc., which is controlled by one of KIL Investments’ former shareholders.

Selling Stockholder Table

      The following table sets forth the names of the selling stockholders, the number of shares of our common stock, to our knowledge, beneficially owned by each selling stockholder as of November 5, 2004 and the number of shares of our common stock which may be offered for sale pursuant to this prospectus by the selling stockholders.

      The number of shares set forth in this table represents an estimate of the number of shares of our common stock to be offered for resale by the selling stockholders.

      The selling stockholders that own shares of our Series A Preferred Stock are entitled to receive dividends on their shares of Series A Preferred Stock at the rate of 8% per annum. These dividends are payable in cash, or, at our option, in shares of our common stock valued at the lesser of (i) $0.25 or (ii) the market price per share at the time of issuance. This prospectus covers 3,260,800 shares of our common stock with respect to these dividends on the currently outstanding shares of our Series A Preferred Stock. This amount will cover all shares of common stock that we would be required to issue in payment of dividends, provided that such shares are valued at $0.25 per share and that we elect to pay all such dividends by issuing shares of our common stock. The number of shares of our common stock which we may actually issue in connection with these dividends could be significantly less than this amount if the selling stockholders elect to exercise their conversion rights prior to the second anniversary date of the date on which their shares of Series A Preferred Stock were issued or if we elect to pay some or all of these dividends in cash.

      The number of shares of common stock listed in this table was calculated assuming:

•	that the holders of our Series A Preferred Stock will convert their shares of our Series A Preferred Stock into an aggregate of 20,980,000 shares of our common stock;

•	that the selling stockholders will exercise all 5,870,000 issued and outstanding warrants;

•	that the holders of our outstanding shares of Series A Preferred Stock will not elect to exercise their conversion rights for at least two years; and

•	that we will pay the holders of our Series A Preferred Stock shares of our common stock valued at $0.25 per share as payment of two years of accrued dividends.

      These shares may be offered from time to time by the selling stockholders named below. The selling stockholders are, however, under no obligation to sell all or any portion of these shares of our common stock. In addition, the selling stockholders are not obligated to sell such shares of our common stock immediately under this prospectus. Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.

      Except as otherwise noted below, none of the selling stockholders is an officer or director of our company and none of the selling stockholders has had any material relationship with our company, affiliates or predecessors within the last three years.

		Number of		Percentage
		Shares of		Ownership(1)
	Number of Shares of	Common	Number of
	Common Stock	Stock After	Shares	Before	After
Name	Before Offering	Offering	Being Sold	Offering	Offering

Robert Hollis	2,256,000	0	2,256,000	8.2%	0%
Stanley Katz	282,000	0	282,000	1.1%	0%
John Stewart	141,000	0	141,000	*	0%
Azriel Nagar/ Sheila Nagar	282,000	0	282,000	1.1%	0%
Julian Herkowitz	282,000	0	282,000	1.1%	0%
AMJ Corp(2)	479,400	0	479,400	1.9%	0%
Kings Against 3, LLC(3)	3,102,000	0	3,102,000	11%	0%
Eugene J. Friedman Trust dated June 24, 1987(4)	352,500	0	352,500	1.4%	0%
JKL Capital LP(5)	564,000	0	564,000	2.2%	0%
Rosemary Friedman	211,500	0	211,500	*	0%
Bernard Brown	282,000	0	282,000	1.1%	0%

		Number of		Percentage
		Shares of		Ownership(1)
	Number of Shares of	Common	Number of
	Common Stock	Stock After	Shares	Before	After
Name	Before Offering	Offering	Being Sold	Offering	Offering

R. Brooke Hollis	282,000	0	282,000	1.1%	0%
Emiko Ishioka	705,000	0	705,000	2.7%	0%
Morton Berman	282,000	0	282,000	1.1%	0%
Azriel Nagar	423,000	0	423,000	1.7%	0%
Jack Luchese	1,128,000	0	1,128,000	4.3%	0%
David A. Hoines, P.A. Pension Plan(6)	282,000	0	282,000	1.1%	0%
Jerome Bresson	141,000	0	141,000	*	0%
Mark Friedman	70,500	0	70,500	*	0%
Mathew Smith	1,128,000	0	1,128,000	4.3%	0%
Daniel R. Ice(7)	564,000	0	564,000	2.2%	0%
Charles Potter(8)	70,500	0	70,500	*	0%
Morris Silver	282,000	0	282,000	1.1%	0%
Gewinner W. Garrison	282,000	0	282,000	1.1%	0%
Maximum Ventures, Inc.(9)	3,069,180	0	3,069,180	11%	0%
Corporate Builders, L.P.(10)	1,250,000	0	1,250,000	4.8%	4.8%
James L. Long	676,800	0	676,800	2.3%	0%
Robert A. Friedland Trust(11)	17,394,000	10,344,000	7,050,000	54%	41.1%
William O. Baxter	564,000	0	564,000	2.2%	0%
Ronald V. Patterson	564,000	0	564,000	2.2%	0%
Michael Slipyan	141,000	0	141,000	*	0%
Michael Koretsky	1,410,000	0	1,410,000	5.3%	0%
Joseph London(12)	585,000		564,000	2.2%	*
Kate Edelman Johnson	141,000	0	141,000	*	0%
Beryl Weiner	84,600	0	84,600	*	0%
David Boshart	564,000	0	564,000	2.2%	0%
Alexander R. Ice	141,000	0	141,000	*	0%
Charles R. Whalen	141,000	0	141,000	*	0%
Mitchell J. Birzon and Kathleen W. Birzon	141,000	0	141,000	*	0%
Grace K. Walls	70,500	0	70,500	*	0%
Victor I. Polakoff	70,500	0	70,500	*	0%
Talko Consulting, Inc.	175,000	0	175,000	*	0%
Jackson Steinem Inc.	25,000	0	25,000	*	0%

Total	41,081,900		30,716,980

*	Less then one percent (1%)

(1)	Calculated based on 25,331,180 shares of our common stock issued and outstanding as of November 5, 2004 and assuming issuance of two years of dividends on outstanding shares of our Series A Preferred Stock.

(2)	The beneficial owner of AMJ Corp is Leonard Pearlman.

(3)	Kings Against 3, LLC beneficially owns 9.8% of our shares of common stock as determined in accordance with Instruction 3 to Item 403 of SEC Regulation S-B.

(4)	Eugene J. Friedman is the beneficial owner of the shares held by Eugene J. Friedman Trust dated June 24, 1987. Eugene J. Friedman and Rosemary Friedman are the trustees of Eugene J. Friedman Trust dated June 24, 1987.

(5)	The beneficial owner of JKL Capital LP is Jeffrey Kit.

(6)	The beneficial owner of David A. Hoines, P.A. Pension Plan is David Hoines.

(7)	Daniel R. Ice is one of our directors and, as such, is deemed to be an underwriter with respect to any shares that he sells pursuant to this offering.

(8)	Charles Potter is one of our directors and, as such, is deemed to be an underwriter with respect to any shares that he sells pursuant to this offering.

(9)	Maximum Ventures, Inc. beneficially owns 10.1% of our shares of common stock as determined in accordance with Instruction 3 to Item 403 of SEC Regulation S-B and, as such, is deemed to be an underwriter with respect to any shares that it sells pursuant to this offering.

(10)	The beneficial owner of Corporate Builders, L.P. is Ernest Chu.

(11)	The beneficial owner of Robert A. Friedland Trust is Robert A. Friedland, an executive officer and director of ours. Mr. Friedland, through the Robert A. Friedland Trust, beneficially owns 52.5% of our shares of common stock as determined in accordance with Instruction 3 to Item 403 of SEC Regulation S-B. Mr. Friedland and the Trust are deemed to be underwriters with respect to any shares that the Trust sells pursuant to this offering.

(12)	Phillip D. London is one of our directors and, as such, is deemed to be an underwriter with respect to any shares that he sells pursuant to this offering.

PLAN OF DISTRIBUTION

      As of the date of this prospectus, the selling stockholders have not determined how they will distribute the shares of our common stock which they or their respective pledgees, donees, transferees or other successors in interest are offering for resale. Accordingly, such shares may be sold from time to time in one or more of the following transactions:

•	block transactions;

•	transactions on the over-the-counter electronic bulletin board or on such other market on which our common stock may from time to time be trading;

•	privately negotiated transactions;

•	through the writing of options on the shares;

•	short sales; or

•	any combination of these transactions.

      The sale price to the public in these transactions shall be at $           per share at any time when our common stock is not listed on the Over-the-Counter Bulletin Board or another national securities market or exchange. Thereafter, other than with respect to sales by those selling stockholders deemed to be underwriters discussed below, the sale price to the public in these transactions may be:

•	the market price prevailing at the time of sale;

•	a price related to the prevailing market price;

•	negotiated prices; or

•	such other price as the selling stockholders determine from time to time.

      Sales by the following selling stockholders:

•	Robert A. Friedland Trust;

•	Daniel R. Ice;

•	Phillip London;

•	Charles Potter; and

•	Maximum Ventures Inc.

shall be at the price of $          per share. The Securities and Exchange Commission has taken the position that these selling stockholders are deemed to be underwriters with respect to any shares that they sell pursuant to this offering. This offering price represents the trailing 30-day average of the bid and ask price of our common stock as of                     , 2004 [date immediately prior to date that this registration statement becomes effective] reported by www.pinksheets.com.

      In the event that we permit or cause this registration statement to lapse, the selling stockholders may sell shares of our common stock pursuant to Rule 144 promulgated under the Securities Act of 1933.

      The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell these shares of our common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal or both. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our common stock will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share, which may be below the prevailing market price of our common stock.

      Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter. We have no obligation to obtain or assist the selling stockholders in obtaining a commitment in connection with the sale of shares of our common stock covered by this prospectus. We have been informed by the selling stockholders that there are no existing arrangements between them and any other stockholders, broker, dealer, underwriter or agent relating to the distribution of the shares offered by this prospectus. If the selling stockholders enter into an agreement, after effectiveness of this registration statement, to sell their shares to a broker-dealer as principal and the broker-dealer is acting as an underwriter, then we will file a post-effective amendment to the registration statement identifying the broker-dealer, providing the required information on the plan of distribution and will revise the disclosures in the registration statement, and will file the broker-dealer agreement as an exhibit to the registration statement.

      The selling stockholders will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time. There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders.

      Upon effecting the sale of any of these shares of our common stock offered pursuant to this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed “underwriters” as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. We have been advised that none of the selling stockholders are broker-dealers or affiliates of broker-dealers.

      The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the shares offered in this prospectus.

      We are and will continue to be subject to the penny stock rules. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or listed on the NASDAQ stock market provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the liquidity of penny stocks.

      We will assume no obligation or responsibility whatsoever to determine a method of disposition for our shares of common stock offered by the selling stockholders or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

      We have no obligation to assist or cooperate with the selling stockholders in the offering or disposition of our shares of common stock covered by this prospectus other than with respect to the filing of this prospectus and the filing of any amendments hereto pursuant to the terms of the subscription agreements between us and the selling stockholders pursuant to which they purchased shares of our Series A Preferred Stock. We have no agreement with the selling stockholders or any other person requiring us to indemnify or hold harmless the holders of our shares of common stock covered by this prospectus.

      We will pay substantially all of the expenses incident to the registration and offering of our common stock pursuant to this prospectus, other than commissions or discounts of underwriters, broker-dealers or agents.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders pursuant to this prospectus. 5,870,000 of these shares, however, will be issued upon the exercise of common stock purchase warrants. If all of these warrants are exercised, then we will receive gross proceeds of $1,343,000 from the holders of the warrants. We will use these proceeds for working capital and general corporate purposes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      From July 2000 to the present, Matzuda Corporation, a Nevada corporation, has loaned up to an aggregate of $2,000,000 to Jill Kelly Productions, Inc. pursuant to a promissory note. Matzuda is controlled by our chairman of the board of directors, chief executive officer and secretary, Robert A. Friedland. Matzuda is in the business of loaning money to commercial borrowers. Under the terms of the promissory note, interest accrues on the outstanding principal balance at a rate of 15% per annum and the entire balance under the note is due and payable upon the demand of Matzuda. In November 2003, we repaid $1,250,000 of the Matzuda promissory note by the issuance of 12,500 shares of our Series A Preferred Stock and 1,250,000 common stock purchase warrants with an exercise price of $.25 to the Robert A. Friedland Trust, a trust of which Robert A. Friedland is the trustee. Our shares of common stock underlying the Series A Preferred Stock and the warrants are included in this registration statement. We repaid $200,000 of the Matzuda promissory note in April 2004 from part of the proceeds from the sale of our Series B Preferred Stock. As of June 30, 2004, the balance under the note issued to Matzuda was $521,605.

      From January 1, 2001 to April 30, 2003, we paid Matzuda Corporation $5,000 a month as rental payments on the office space that we rented for our operations.

      From January 1, 2001 to July 31, 2003, we paid Matzuda Corporation consulting fees in the amount of $37,500 per month in connection with film production consulting services it provided to us.

      Ronald C. Stone, our chief operating officer and chief financial officer, loaned us an aggregate of $435,000 during the period from January 1, 2004 to April 6, 2004. We repaid Mr. Stone this amount in full on April 26, 2004, together with interest in the amount of $4,353.42.

      From August 1, 2000 to July 31, 2003, we loaned Adrianne D. Moore, our president and creative director, an aggregate of $500,000. Ms. Moore repaid us the full amount of this loan prior to August 8, 2003 when we became a public company through the merger of IDC Acquisition Corp. with and into Jill Kelly Productions, Inc.

      In addition, during the period from July 23, 2004 to September 17, 2004, Mr. Stone loaned us $295,000. We issued Mr. Stone a promissory note dated as of September 30, 2004 in the principal amount of $300,485.41 to evidence this loan and $5,485.41 in interest that we owe him. These loans are payable in full upon Mr. Stone’s demand and accrue interest at the rate of 15% per annum.

      From August 1, 2000 to July 31, 2003, we loaned Adrianne D. Moore, our president and creative director, an aggregate of $434,200.01. Ms. Moore repaid us the full amount of this loan, together with interest in the amount of $15,442.99, prior to August 8, 2003 when IDC Acquisition I Corp. merged with and into Jill Kelly Productions, Inc.

      Maximum Ventures Inc. owns 10.1% of our common stock. Pursuant to the terms of an amended and restated exclusive advisory agreements between Jill Kelly Productions, Inc. and Maximum Ventures, Inc., dated as of June 26, 2003 and amended as of July 25, 2003, Maximum agreed to provide Jill Kelly Productions, Inc. with merger and acquisition advisory services and business financing services which included:

•	reviewing and analyzing of its historical financial records;

•	assisting it in formulating a plan to optimize the use of our working capital and capital resources;

•	assisting in structuring any proposed business combinations;

•	assisting it with press releases and other public relations communications;

•	introducing it to potential investors; and

•	assisting it in listing our securities on a national securities exchange and certain other services.

      In exchange for the provision of these services, Jill Kelly Productions, Inc. agreed to pay Maximum the following:

•	a retainer fee of $10,000;

•	a fee equal to 25% of all stock base consideration in connection with a merger;

•	$200,000 upon the effectiveness of a merger; and

•	an additional $200,000 after the total cash consideration received in connection with the merger exceeds $2 million;

      Jill Kelly Productions, Inc. also granted Maximum an option to purchase 20% of our common stock for an exercise price of $.001. In addition, Jill Kelly Productions, Inc. agreed to pay Maximum an amount equal to 20% of the proceeds of any equity financings that it engaged in during the term of the agreement. The agreement terminated on June 26, 2004.

      Pursuant to this agreement, we issued Maximum a warrant exercisable for 3,201,213 shares of our common stock on August 8, 2003 as partial consideration for the business advisory services that it provided to Jill Kelly Productions, Inc. in connection with its merger with IDC Acquisition I Corp. The warrant had an exercise price of $.001 per share. Maximum exercised the warrant in full on November 12, 2003. We used the exercise price paid by Maximum for working capital purposes.

      In addition to the warrant for 3,201,213 shares of our common stock, we paid Maximum at total of $593,500 for business advisory services it rendered to us pursuant to the second amended and restated exclusive advisory agreement in connection with the merger and sale of our Series A Preferred Stock.

      We also entered into an advisory agreement with Maximum dated January 29, 2004 which provided that Maximum would provide merger and acquisition and advisory services and business financing services to us on a non-exclusive basis. In consideration of these services, we agreed to pay Maximum:

•	10% of all stock based consideration; and

•	10% of all cash consideration,

that we received upon any merger. Additionally, we agreed to pay Maximum 10% of the transaction value of any equity financing that Maximum secured for us and a certain percentage of any debt-based financing that Maximum secured for us during the term of the agreement. Pursuant to this agreement, we paid Maximum $335,871.10 for business advisory services that it provided to us in connection with the sale of our Series B Preferred Stock and our license and option agreement with Bizarre Video. This agreement was terminated on June 9, 2004 pursuant to the terms of the agreement discussed below.

      Under the terms of a Master Agreement, dated March 26, 2004, among Maximum Ventures, Inc., Maximum Media Ventures, LLC and us, we loaned an aggregate of $519,995.88 to Maximum Media Ventures, LLC on April 21, 2004 for use in connection with the operation of its adult nightclub and other businesses. We also received membership interests in Maximum Media Ventures, LLC equal to 12 1/2% of the outstanding membership interests. Maximum Media Ventures, LLC is under common control with Maximum Ventures, Inc.

      Under the terms of an Agreement, dated June 9, 2004, among us, Maximum Ventures, Inc., Minimum Ventures, Inc. and Maximum Media Ventures, LLC, we, among other things:

•	terminated an indemnification agreement, dated October 2003, between us and Maximum Ventures, Inc., pursuant to which Maximum Ventures, Inc. had agreed to pay for all of our legal fees incurred in connection with our defense of the lawsuit commenced against us by Kevin Smith and Canyon Capital Marketing, Inc.;

•	terminated the advisory agreement, dated January 29, 2004, between us and Maximum Ventures, Inc.;

•	terminated the Master Agreement, dated as of March 26, 2004, among us, Maximum Ventures, Inc. and Maximum Media Ventures, Inc.; and

•	agreed to sell our 12 1/2% membership interest in Maximum Media Ventures, LLC to Maximum Media Ventures, LLC for a purchase price of $702,673.66, subject to certain adjustments.

Maximum Media Ventures had until September 8, 2004 to pay us in full for our membership interests. Upon payment in full, we will cancel the loans of $519,995.88 owed to us by Maximum Media Ventures, LLC.

      As security for Maximum Media Ventures’ obligation to pay us for our membership interests, Maximum Ventures, Inc. has pledged the following securities pursuant to the terms of a Pledge Agreement, dated June 9, 2004:

•	506,180 shares of our common stock;

•	4,500 shares of our Series A preferred Stock; and

•	a common stock purchase warrant exercisable for 475,000 shares of our common stock.

If Maximum Media Ventures, LLC defaults in its obligation to pay us in full for the membership interests, we may take title to the above shares pledged by Maximum Ventures, Inc. in full satisfaction of Maximum Media Ventures’ obligations to us. Alternatively, Maximum Media Ventures, LLC may satisfy its obligation to pay us by transferring title to all of the pledged shares to us, provided that it provides us with a consent to such transaction by the holders of our Series B Preferred Stock. We are currently assessing our alternatives as to how we should proceed with this matter in light of Maximum’s current default in its repayment obligation.

      We believe that the terms of the above transactions are commercially reasonable and no less favorable to us than we could have obtained from an unaffiliated third party on an arm’s length basis. To the extent we may enter into any agreements with related parties in the future, our board of directors has determined that such agreements must be on similar terms.

      Mr. Robert A. Friedland and Ms. Adrianne D. Moore may be deemed to be our “promoters” as that term is defined under the federal securities laws.

DESCRIPTION OF SECURITIES

      Our authorized capital stock currently consists of 301,060,000 shares, of which 300,000,000 shares are common stock, with a par value of $0.001 per share, 60,000 shares are Series A Preferred Stock, with a par value of $0.001 per share, 600,000 shares are Series B Preferred Stock, with a par value of $0.001 per share, and 400,000 shares are “blank check” preferred stock, with a par value of $0.001 per share.

      As of the date of this prospectus, there are 25,331,180 issued and outstanding shares of our common stock, 50,950 issued and outstanding shares of our Series A Preferred Stock and 600,000 issued and outstanding shares of our Series B Preferred Stock. No material potential liabilities are anticipated to be imposed on shareholders under state statutes.

Common Stock

      Each holder of our common stock is entitled to one vote for each share owned of record on all matters voted upon by our stockholders.

      Our common stock has no cumulative voting rights, preemption rights, and no redemption, sinking fund, or conversion privileges. Since the holders of our common stock do not have cumulative voting rights, holders of more than 50% of our total outstanding common shares can elect all of our directors, and holders of the remaining shares, by themselves, cannot elect any of our directors.

      Holders of our common stock are entitled to receive dividends if, as, and when declared by our board of directors out of funds legally available for such purpose.

      Upon the dissolution, liquidation or winding up of our company, the holders of our common stock are entitled to share equally and ratably our net assets, if any, available to such holders after distributions to holders of our preferred stock.

Series A Preferred Stock

      The shares of our Series A Preferred have no voting rights other than those described below or as required by law.

      Each share of Series A Preferred Stock accrues an annual cash dividend equal to $8.00, subject to adjustment in certain circumstances for stock splits and similar transactions. We are obligated to pay the holders of Series A Preferred Stock this dividend before we can declare any dividends on our common stock or any other series of preferred stock that is junior to our Series A Preferred Sock with respect to dividends. At our election, we may pay the holders of Series A Preferred Stock this dividend in cash or in shares of our common stock valued at the lesser of (i) $0.25 or (ii) the market price for each share of our common stock.

      Upon the dissolution, liquidation or winding up of our company, the holders of our Series A Preferred Stock, before any distribution or payment to holders of our common stock or our Series B Preferred Stock, are entitled to be paid out of the available assets of our company an amount per share of Series A Preferred Stock equal to $100, subject to adjustment in certain circumstances for stock splits and similar transactions, plus any accrued and unpaid dividends thereon through the date of such distribution or payment.

      Each outstanding share of Series A Preferred Stock will automatically convert into 400 shares of our common stock, subject to adjustment in certain circumstances for stock splits and similar transactions, on the second anniversary date of the date of issuance. Shares were issued at various times from July 30, 2003 to February 25, 2004. Prior to the date of such automatic conversion, each holder of Series A Preferred Stock may elect to convert its shares of Series A Preferred Stock into shares of common stock at the same conversion ratio.

      We can only create a class or series of preferred stock with powers, rights and preferences equal or senior to the Series A Preferred Stock with the prior consent of the holders of a majority of our Series A Preferred Stock.

      In connection with the issuance of our Series A Preferred Stock, we issued warrants to purchase an aggregate of 5,245,000 shares of our common stock to the purchasers of our Series A Preferred Stock. These warrants are exercisable for five years from the date of their issuance at an exercise price of $.25 per share of our common stock, subject to adjustment in certain circumstances.

      We agreed to register on a Form SB-2 registration statement the resale of the shares of our common stock issuable upon the conversion of our Series A Preferred Stock and the exercise of the 5,245,000 warrants that we issued in connection with the sale of our Series A Preferred Stock.

Series B Preferred Stock

Series B Stock Purchase Agreement

      We sold 600,000 shares of our Series B Preferred Stock to Armadillo Investments, PLC pursuant to the terms of a convertible stock purchase agreement, dated as of March 26, 2004. Armadillo purchased shares of our Series B Preferred Stock for $10.00 per share for an aggregate purchase price of $6 million. Under the terms of the purchase agreement, we accepted 3,191,489 shares of Armadillo’s ordinary shares from Armadillo as payment of the $6 million purchase price. We subsequently sold all of these shares to institutional investors between April 19, 2004 and May 11, 2004 for an average share sales price of 50 pence and an aggregate price of £1,595,744.5, or $3,000,000.

      We made several representations and warranties to Armadillo and agreed to certain covenants in the purchase agreement to induce Armadillo to purchase our Series B Preferred Stock. These representations, warranties and covenants relate to:

•	our due organization and qualification as a corporation;

•	our authorization to enter into the purchase agreement and the enforceability of the purchase agreement against us;

•	our capital structure;

•	the validity of the shares of Series B Preferred Stock that we issued pursuant to the purchase agreement;

•	absence of conflicts or violations under our organizational documents, certain agreements and applicable judgments and court orders, as a result of the contemplated transaction, receipt of all required consents and approvals;

•	absence of any material litigation or proceedings except as otherwise disclosed to Armadillo;

•	absence of any default under or violation of any material agreement, court order or applicable law;

•	the accuracy and completeness of our documents filed with the Securities and Exchange Commission pursuant to the Exchange Act of 1934, including the lack of undisclosed liabilities;

•	our agreement that we will take no action which would require us to register our shares of Series B Preferred Stock in connection with the sale to Armadillo;

•	our acknowledgement that Dungarbon Associates, Inc. is acting as the placement agent for Armadillo; and

•	our acknowledgement of the risks relating to our acceptance to the Armadillo ordinary shares for the purchase price for our Series B Preferred Stock.

      Similarly, Armadillo made representations and warranties to us in the purchase agreement relating to the following:

•	its due organization and authority;

•	its investment intent with respect to our Series B Preferred Stock;

•	its status as an “accredited investor” and similar representations;

•	its acknowledgement that we are relying upon its representations and warranties with respect to the sale of our Series B Preferred Stock; and

•	its acknowledgement that the shares of Series B Preferred Stock are being sold to Armadillo pursuant to an exception set forth in the SEC’s regulations.

      Under the purchase agreement, we are required to notify Armadillo in the event that a stop order is issued with respect to our shares of common stock or if a state securities commissioner or other regulatory authority initiates a proceeding relating to our Series B Preferred Stock or our common stock. We are also required to notify Armadillo of any material fact which would require us to make any additions or changes to the disclosures that we made to Armadillo in the purchase agreement and related agreements. We have agreed to use our best efforts to lift any stop orders or resolve any proceedings initiated against us with respect to our Series B Preferred Stock or common stock which limit Armadillo’s ability to transfer shares of our Series B Preferred Stock.

      We have agreed to indemnify and hold harmless Armadillo and its related parties in connection with any damages they sustain because of any breach or breaches by us of any representation, warranty, covenant or agreement contained in the purchase agreement or the related documents.

      Similarly, Armadillo has agreed to indemnify us and our related parties in connection with any damages sustained because of any breach or breaches by Armadillo of its representations, warranties, covenants or agreements set forth in the purchase agreement or the related documents.

      We have agreed that we will notify and consult with Armadillo at least 30 days before we can offer or issue any shares of a security that converts into shares of our common stock at a conversion ratio determined upon the market price of our common stock or other such variable price.

      Armadillo has the option to purchase shares of our common stock under the purchase agreement during the 30 day period after it has converted all of the shares of our Series B Preferred Stock. The number of shares that Armadillo may purchase upon exercise of this option equals (a) 9,600,000 minus (b) the actual number of shares of common stock that were issued to Armadillo upon conversion of the Series B Preferred Stock. The exercise price for such options shall be $1.25, subject to certain adjustments for stocks dividends, splits and other similar events.

Terms of Series B Preferred Stock

      The shares of our Series B Preferred Stock have no voting rights other than those as described below or as required by law.

      The shares of our Series B Preferred Stock have no rights to receive dividends.

      Upon the dissolution, liquidation or winding up of our company, the holders of our Series B Preferred Stock, before any distributions or payments to holders of our common stock and after any distribution or payment to holders of any senior securities, including our Series A Preferred Stock, are entitled to be paid out of available assets of our company an amount per share of Series B Preferred Stock equal to $10.00, subject to adjustment in certain circumstances for stock splits and similar transactions.

      Each holder of shares of Series B Preferred Stock may elect to convert its shares of Series B Preferred Stock into shares of common stock. Notwithstanding the foregoing, however, each holder of Series B Preferred Stock may only convert its shares of Series B Preferred Stock to the extent that the number of shares of our common stock issuable upon conversion, together with the number of shares of our common stock owned by the holder and its affiliates, would not exceed 4.99% of the issued and outstanding shares of our common stock as determined in accordance with Section 13(d) of the Securities

Exchange Act of 1934. A holder of our Series B Preferred Stock, however, may waive this restriction by delivering at least 75 days prior written notice to us of such waiver.

      Each share of Series B Preferred Stock is convertible into that number of shares of common stock determined by dividing $10.00 by the conversion price for the Series B Preferred Stock in effect at the time of the conversion. The conversion price for the Series B Preferred Stock is equal to the lesser of (i) $1.25 or (ii) 80% of the lowest closing bid price for the common stock for the ten (10) business days preceding the date of conversion; provided, however, that in no event shall the conversion price be less than $0.50. The conversion price for the Series B Preferred Stock is currently $0.50 pursuant to this formula. At this conversion price, the 600,000 outstanding shares of Series B Preferred Stock are convertible into 12,000,000 shares of our common stock, subject to the 4.99% ownership conversion restriction described above.

      The conversion price and number of shares of common stock issuable upon conversion of our Series B Preferred Stock is subject to adjustment under certain circumstances to protect the holders of our Series B Preferred Stock against future dilutive transactions.

      In the event of a merger of our company with or into any other entity or upon a person or entity acquiring a majority of our issued and outstanding shares of common stock, we have the right to request each holder of our Series B Preferred Stock to convert their shares into shares of our common stock at the ratio described above. If any of the holders of our Series B Preferred Stock refuses to so convert its shares, we have the right to redeem such shares at a price equal to $10.00 per share, subject to adjustment in certain circumstances for stock splits and similar transactions.

      The holders of our Series B Preferred Stock may elect to require us to redeem their shares for $10.00 per share, subject to adjustment in certain circumstances for stock splits and similar transactions, upon the occurrence and continuance of an event of default. An “event of default” occurs if we:

•	fail to observe or perform any material covenant, agreement or warranty relating to the adjustment of the conversion price for our Series B Preferred Stock;

•	materially breach or default on any of our obligations under the convertible preferred stock purchase agreement, dated as of March 26, 2004, between us and Armadillo Investments, PLC or any related agreement entered into by us in connection with such agreement;

•	file for bankruptcy or commence any other proceeding for the reorganization, dissolution, insolvency or liquidation of our company;

•	have the trading of our shares of common stock suspended, delisted or otherwise ceased and not reinstated within 30 days; or

•	issue a press release or otherwise publicly announce that we will not honor conversion requests with respect to our Series B Preferred Stock.

      We can only create a class or series of preferred stock with powers, rights and preferences equal or senior to the Series B Preferred Stock with the prior consent of the holders of a majority of our Series B Preferred Stock.

      We agreed to register the resale of the shares of our common stock issuable upon the conversion of our Series B Preferred Stock under a registration rights agreement, dated March 26, 2004, between Armadillo Investments, PLC and us. Armadillo has the right, subject to certain restrictions, to require us to register the resale of the shares of our common stock issuable upon conversion of our Series B Stock whenever we register other shares of our common stock. Such registration rights as these are commonly referred to as “piggy back” registration rights. Armadillo has agreed to waive its registration rights with respect to this registration statement.

Blank Check Preferred Stock

      Our board of directors has the authority, without further stockholder approval, to issue up to 400,000 shares of preferred stock in one or more series and to fix the designations, rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences. These shares of preferred stock may have rights senior to our common stock. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Transfer Agent and Registrar

      Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004 is our transfer agent and the registrar for our common stock. Its telephone number is (212) 509-4000.

Possible Anti-Takeover Effects of Authorized but Unissued Stock

      Our authorized but unissued capital stock consists of 274,688,820 shares of common stock, 7,550 shares of our Series A Preferred Stock and 400,000 shares of blank check preferred. One effect of the existence of authorized but unissued capital stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of our management. If, in the due exercise of its fiduciary obligations, for example, the board of directors were to determine that a takeover proposal was not in our best interests, such shares could be issued by our board of directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Section 78.7502 of the General Corporation Law of Nevada permits the indemnification of a director, officer, employee or agent of a corporation by the corporation because he or she is a party, or is threatened to be made a party, to any action or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or because he or she is a party, or is threatened to be made a party, to any action or proceeding brought by or on behalf of a corporation. If the director, officer, employee or agent is successful on the merits in defense of any action or proceeding, the corporation must indemnity the agent against expenses actually and reasonably incurred by such person in the defense of the action or proceeding.

      Article XI of our Amended and Restated Articles of Incorporation provides that to the fullest extent permitted under the General Corporation Law of Nevada, none of our officers or directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as an officer or director.

      Article XII of our Amended and Restated Articles of Incorporation permits us, to the maximum extent permitted by the General Corporation Law of Nevada, to indemnify our agents in excess of the indemnification otherwise permitted by law.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

MARKET FOR COMMON EQUITY

Market Information

      As of November 5, 2004, we had 25,331,180 shares of common stock outstanding held by 157 stockholders of record. Our common stock is traded in the over-the-counter market and quoted under the symbol “JKXJ.” Prior to August 20, 2003, our common stock traded in the over-the-counter market under the symbol “IDCE.” We trade on the “Pink Sheets,” which is a quotation service operated by Pink Sheets LLC (formerly the National Quotation Bureau, LLC), a quotation service distributed to broker-dealers and available on the Internet. The “Pink Sheets” does not impose listing standards or requirements, does not provide automatic trade executions, and does not maintain relationships with quoted issuers. Issuers whose securities are quoted on the “Pink Sheets” may experience a loss of market makers, a lack of readily available “bid” and “ask” price for their securities, and a general loss of liquidity in their securities.

      The following table sets forth, for the periods indicated, the high and low bid information for the common stock. These bid prices were obtained from National Quotation Bureau, reflect interdealer prices, without retail markups, markdowns, or commissions and may not necessarily reflect actual transactions. Based on the very limited public float and trading in our common stock, we believe that such data may bear no relation to the true value of our common stock or the range of prices that would prevail in a liquid market.

Year	Quarter	High Bid	Low Bid

2002	1st	$0.35	$0.35
	2nd	1.50	1.50
	3rd	1.01	1.01
	4th	—	—
2003	1st	$—	$—
	2nd	0.25	0.25
	3rd	5.50	0.25
	4th	5.00	2.05
2004	1st	$4.00	$1.50
	2nd	2.50	0.65
	3rd	1.01	0.33

      1,167,920 of our 25,331,180 outstanding shares of common stock will be freely tradable without restriction under the Securities Act of 1933 unless held by our “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933. These shares will be eligible for sale in the public market, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144 under the Securities Act of 1933. Non-affiliates currently hold 3,551,787 shares of our outstanding shares common stock, representing 14% of our outstanding shares. In general, under Rule 144 as currently in effect, provided that our company is then current with respect to its reporting requirements under the Exchange Act of 1934 and certain other conditions are met with respect to the manner of sale, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner or affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) one percent of the number of shares of common stock then outstanding or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

      We have 5,870,000 shares of our common stock reserved for issuance upon exercise of outstanding stock purchase warrants, all of which we are registering by this prospectus.

      24,146,980 shares of our common stock are reserved for issuance upon conversion of the outstanding shares of our Series A Preferred Stock and payment of dividends thereon. All of these shares of our common stock are being registered by this prospectus.

      In addition, 4,800,000 shares of common stock are reserved for issuance upon conversion of the outstanding shares of our Series B Preferred Stock.

      We can offer no assurance that an active public market in our shares will develop. Future sales of substantial amounts of our shares in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Dividends

      We have never declared any cash dividends with respect to our common stock. Future payment of dividends is within the discretion of our board of directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. The terms of our Series A Preferred Stock requires that we pay all accrued dividends on the outstanding shares of our Series A Preferred Stock before we can issue any dividends on shares of our common stock. We presently intend to retain future earnings, if any, for use in our business and have no present intention to pay cash dividends on our common stock.

EXPERTS

      The consolidated financial statements of Jill Kelly Productions Holding, Inc. as of December 31, 2003 and for the year ended December 31, 2003 have been included herein and in the registration statement in reliance upon the report of Sherb & Co., LLP independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Jill Kelly Productions, Inc. as of December 31, 2002 and for the year period ended December 31, 2002 have been included herein and in the registration statement in reliance upon the report of Sherb & Co., LLP independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

      Certain legal matters, including the legality of the issuance of the shares of common stock offered herein, are being passed upon for us by our counsel, Klehr, Harrison, Harvey, Branzburg & Ellers LLP, Philadelphia, Pennsylvania.

WHERE YOU CAN FIND MORE INFORMATION

      We have not previously been required to comply with the reporting requirements of the Exchange Act of 1934. However, once this registration statement becomes effective we will be required to file quarterly and annual reports and other information with the Securities and Exchange Commission.

      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 to register the securities offered by this prospectus. The prospectus is part of the registration statement, and, as permitted by the Securities and Exchange Commission’s rules, does not contain all of the information in the registration statement. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of the registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the Securities and Exchange Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

JILL KELLY PRODUCTIONS HOLDING, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders’
Jill Kelly Productions Holding, Inc.

      We have audited the accompanying consolidated balance sheet of Jill Kelly Productions Holding, Inc. as of December 31, 2003 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the consolidated financial position of Jill Kelly Productions Holding, Inc. as of December 31, 2003 and 2002 and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ SHERB & CO., LLP

Sherb & Co., LLP
Certified Public Accountants

New York, New York

February 20, 2004
With respect to Note 16
March 26, 2004

JILL KELLY PRODUCTIONS HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

December 31,
2003

ASSETS
CURRENT ASSETS:
Cash	$171,748
Accounts receivable, net	285,705
Inventories	364,663
Other current assets	203,701

TOTAL CURRENT ASSETS	1,025,817
PROPERTY AND EQUIPMENT, net	55,154
FILM PRODUCTION COSTS, net	5,711,104

$6,792,075

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$587,150
Accrued expenses	122,573
Accrued royalties	180,277
Accrued payroll and payroll taxes	180,713
Income tax payable	361,000
Loans payable	233,249
Due to related party	778,414
Dividends payable	82,211
Capital lease obligations	22,001
Customer advances	50,642

TOTAL CURRENT LIABILITIES	2,598,230
NOTES PAYABLE	1,272,031
DUE TO INVESTORS	1,681
STOCKHOLDERS’ EQUITY:
Preferred stock “A”, $.001 par value; authorized 60,000 shares; issued and outstanding 48,800 shares	1,270,146
Blank check preferred stock; authorized 1,000,000 shares	—
Common stock, $.001 par value; authorized 300,000,000 shares; issued and outstanding 23,750,000 shares	23,750
Additional paid-in capital	12,081,163
Accumulated deficit	(10,454,926)

TOTAL STOCKHOLDERS’ EQUITY	2,920,133

$6,792,075

The accompanying notes are an integral part of the consolidated financial statements.

JILL KELLY PRODUCTIONS HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,

	2003	2002

REVENUES	$3,908,788	$3,619,905
COST OF REVENUES	2,242,746	1,828,823

GROSS PROFIT	1,666,042	1,791,082
OPERATING EXPENSES:
General and administrative	523,892	235,284
Advertising	231,296	259,775
Bad debt expense	27,650	230,194
Depreciation	21,992	1,193
Legal fees	161,953	44,802
Office expense	29,400	10,067
Consulting fees	3,389,434	245,014
Rent expense	76,944	65,600
Sales commission	28,580	262
Telephone and utilities	31,300	25,860
Other operating expenses	286,930	252,753

TOTAL OPERATING EXPENSES	4,809,371	1,370,804

INCOME (LOSS) FROM OPERATIONS	(3,143,329)	420,278
OTHER INCOME (EXPENSE):
Interest income	11,095	7,007
Interest expense	(5,829,492)	(21,062)

TOTAL OTHER INCOME (EXPENSE)	(5,818,397)	(14,055)

INCOME (LOSS) BEFORE INCOME TAXES	(8,961,726)	406,223
Provision for income taxes	—	177,000

NET INCOME (LOSS)	(8,961,726)	229,223
Deemed and accrued preferred stock dividend	(274,157)	—

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$(9,235,883)	$229,223

NET INCOME (LOSS) PER SHARE — basic and diluted	$(1.02)	$0.23

WEIGHTED NUMBER OF SHARES OUTSTANDING — basic and diluted	9,056,142	998,787

The accompanying notes are an integral part of the consolidated financial statements.

JILL KELLY PRODUCTIONS HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional		Total
					Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)

Balance, January 1, 2002	—	$—	998,787	$999	—	$(1,449,066)	$(1,448,067)
Net income	—	—	—	—	—	229,223	229,223

Balance, December 31, 2002	—	—	998,787	999	—	(1,219,843)	(1,218,844)

Issuance of warrants for interest	—	—	—	—	5,754,494	—	5,754,494
Issuance of warrants for services					919,100	—	919,100
Reverse acquisition	—	—	19,000,000	19,000	(19,000)	—	—
Preferred stock issued for cash net of expenses of $633,500 and beneficial conversion of $1,567,500	29,100	709,000	—	—	1,567,500	—	2,276,500
Preferred stock issued for debt net of beneficial conversion of $1,600,000	19,700	370,000	—	—	1,600,000	—	1,970,000
Amortization of beneficial conversion	—	191,146	—	—	—	(191,146)	—
Accrued dividends	—	—	—	—	—	(82,211)	(82,211)
Conversion of warrants	—	—	3,201,213	3,201	(2,881)	—	320
Stock issued to Equivest			25,000	25	6,225	—	6,250
Stock issued for non-legal services			25,000	25	6,225	—	6,250
Stock issued to Corporate Builders	—	—	500,000	500	2,249,500	—	2,250,000
Net loss	—	—	—	—	—	(8,961,726)	(8,961,726)

Balance, December 31, 2003	48,800	$1,270,146	23,750,000	$23,750	$12,081,163	$(10,454,926)	$2,920,133

The accompanying notes are an integral part of the consolidated financial statements.

JILL KELLY PRODUCTIONS HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,

	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(8,961,726)	$229,223

Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	21,992	1,193
Amortization	1,736,596	1,359,851
Interest expense	5,754,493	—
Stock based compensation	3,181,920	37,500
Changes in assets and liabilities:
Accounts receivable, net	379,769	19,269
Inventories	(105,562)	(64,174)
Other current assets	(167,675)	(32,172)
Accounts payable	1,572	92,557
Accrued expenses	287,235	79,776
Film production costs	(4,045,528)	(3,225,344)
Income tax payable	—	177,000
Customer advances	(264,278)	314,920

TOTAL ADJUSTMENTS	6,780,534	(1,239,624)

NET CASH USED IN OPERATING ACTIVITIES	(2,181,192)	(1,010,401)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(72,518)	(1,857)

NET CASH USED IN INVESTING ACTIVITIES	(72,518)	(1,857)

CASH FLOWS FROM FINANCING ACTIVITIES:
Due from officer	—	(154,826)
Due to related party	—	698,966
Loans payable	233,249	—
Note payable	—	132,921
Capital lease obligations	22,001	—
Due to investors	(203,352)	205,033
Common stock issued for cash	—	200,000
Exercise of warrants	3,201	—
Preferred stock issued for cash	2,276,500	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,331,599	1,082,094

NET INCREASE IN CASH	77,889	69,836
CASH, BEGINNING OF YEAR	93,859	24,023

CASH, END OF YEAR	$171,748	$93,859

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$30,662	$13,341

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES:
Preferred stock issued for debt	$3,570,000	$—

Accrued and deemed dividends	$273,357	$—

Liabilities assumed per acquisition	$1,399,372	$—

The accompanying notes are an integral part of the consolidated financial statements.

JILL KELLY PRODUCTIONS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003 and 2002

Note 1 —	Organization and Nature of Operations

      Jill Kelly Productions, Inc. was incorporated in the State of Delaware in July 2000 to engage in the production and distribution of adult movies.

      In August 2003, IDC Technologies, Inc. completed a reverse triangular merger with Jill Kelly Productions, Inc. via its acquisition subsidiary IDC Acquisition I Corp. IDC Acquisition I Corp. merged with and into Jill Kelly Productions, Inc., such that as of the closing of the transaction, Jill Kelly Productions, Inc. was the surviving entity. Pursuant to this merger, IDC Technologies, Inc. acquired 100% of the outstanding capital stock of Jill Kelly Productions, Inc. in exchange for 19,000,000 shares of common stock of IDC Technologies, Inc. that was issued to the former stockholders of Jill Kelly Productions, Inc. Jill Kelly Productions, Inc. became a wholly-owned operating subsidiary of IDC Technologies, Inc. and the former stockholders of Jill Kelly Productions, Inc. owned approximately 95% of the outstanding shares of common stock of IDC Technologies, Inc. In August 2003, IDC Technologies, Inc. changed its name to Jill Kelly Productions Holding, Inc.

      The merger with Jill Kelly Productions, Inc. was accounted for as a reverse acquisition. Although IDC Technologies, Inc. was the legal acquirer in the merger, Jill Kelly Productions, Inc. was the accounting acquirer since its stockholders acquired a majority ownership interest in IDC Technologies, Inc. Consequently, the historical financial information included in these financial statements prior to August 8, 2003 is that of Jill Kelly Productions, Inc. Accordingly, the term “Company” used herein refers to (i) Jill Kelly Productions, Inc. prior to August 8, 2003 and (ii) Jill Kelly Productions Holding, Inc. after August 8, 2003.

      Prior to February 25, 2004, the Company exclusively distributed its movies through J.K. Distribution, Inc., a Nevada corporation, owned equally by Robert A. Friedland, Ronald C. Stone and Adrianne D. Moore, the Company’s officers and directors. On February 25, 2004, the officers and directors contributed all of the capital stock of J.K. Distribution, Inc. to the capital of the Company. The Company accounted for this transaction as a business combination under common control as determined by EITF 02-5 “Definition of Common Control” in relation to FASB Statement No. 141 “Business Combinations”. (See Note 16)

Note 2 —	Summary of Significant Accounting Policies

      Accounting Method. The Company’s consolidated financial statements are prepared using the accrual method of accounting.

      Principles of Consolidation. The consolidated financial statements of the Company include those of the Company and its wholly owned subsidiary and J. K. Distribution, Inc. All significant inter-company accounts and transactions have been eliminated in the preparation of the consolidated financial statements.

      Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

      Cash and Cash Equivalents. The Company considers all highly liquid short-term investments, with a remaining maturity of three months or less when purchased, to be cash equivalents.

      Accounts Receivable. The Company provides an allowance for losses on trade receivables based on a review of the current status of existing receivables and management’s evaluation of periodic aging of accounts. Accounts receivable are shown net of allowances for doubtful accounts of $32,620 at December 31, 2003. The Company charges off accounts receivable against the allowance for losses when an account is deemed to be uncollectible.

JILL KELLY PRODUCTIONS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company sells some of its receivables to a factor. The Company treats this transfer as a loan under Statements of Financial Accounting Standards No. 77 (“SFAS No. 77”). SFAS No. 77 requires three criteria for treating the transfer either as a sale or a loan. If any of the three are not met, then it should be treated as a loan. The three criteria are as follows: 1) The Company surrenders control of the future economic benefits of the receivables; 2) the Company’s obligation under the recourse provisions can be reasonably estimated; and 3) the factor cannot require the Company to repurchase the receivables except under the recourse provisions. The Company does not meet criteria number three, since the factor has the right to terminate the agreement and demand payment of the purchased receivables at their discretion. (See Note 5, Item 4, Summit Financial).

      Inventory. Inventory only includes finished goods. The DVD’s and VHS’s are delivered ready for market. The Boxes and DVD Inserts are kept in inventory but at no value. All finished goods are recorded at the lower of cost, determined by the first-in, first-out method, or market.

      Property and Equipment. Property and equipment are recorded at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, which range from three to seven years. Expenditures for major renewals and betterments that extend the original estimated economic useful lives of the applicable assets are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any gain or loss is included in operations.

      Income Taxes. Income taxes are accounted for in accordance with the provisions of SFAS No. 109. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized, but no less than quarterly.

      Fair Value of Financial Instruments. The carrying amount reported in the balance sheet for cash and cash equivalents, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments.

      Exploitation Costs. Exploitation and advertising costs are expensed as incurred. Exploitation and advertising expense incurred for the years ended December 31, 2003 and 2002 totaled $231,296 and $259,775, respectively.

      Earnings (Loss) Per Common Share. Earnings (loss) per common share is computed using the weighted average number of shares outstanding. Potential common shares includable in the computation of fully diluted per share results are not presented in the consolidated financial statements as their effect would be anti-dilutive.

      SOP 00-2. Effective October 1, 2000, the Company adopted two new accounting pronouncements, AICPA Statement of Position No. 00-2, “Accounting by Producers or Distributors of Films (SOP 00-2) and SFAS 133, subsequently amended by Statement of Financial Accounting Standards No. 138 (SFAS 138).

      SOP 00-2 establishes accounting standards for producers and distributors of films, which resulted in changes in revenue recognition and accounting for exploitation costs, including advertising and marketing expenses and development and overhead costs.

      Revenue Recognition. The Company recognizes revenue from VHS and DVD sales when there is persuasive evidence of a sale, when there is an agreement to purchase the product at a fixed or determinable price, and assurance of collection within a reasonable period of time. The Company

JILL KELLY PRODUCTIONS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recognizes revenues when all of the preceding conditions are met. Revenues from licensing of films are recorded when material is available by the licensee, or in the case of contractual agreements, upon receipt on the non-refundable license fee. The Company currently sells only movies, but licenses its assets to an adult toy manufacturer. Royalties are earned based on sales of the manufacturer and recorded upon receipt of the quarterly royalty report.

      Return Policy. The Company policy for returns is to accept defective merchandise and issue the customer a full credit. For overstock returns, the Company will allow an exchange for other products.

      Film Production Costs. The capitalized film production costs include direct negative costs, production overhead, interest, and development costs and are stated at the lower of cost, less accumulated amortization, or fair value. Marketing, distribution, and general and administrative costs are expensed as incurred.

      Film production costs are expensed based on the ratio of the current period’s gross revenues to estimated remaining total gross revenues from all sources on an individual production basis. Estimated remaining gross revenue from all sources for film productions includes revenue that will be earned within ten years of the date of the initial release for film productions. For acquired film libraries, remaining revenues include amounts to be earned for up to 20 years from the date of acquisition. Development costs for projects that have been determined will not go into production or have not been set for production within three years, are written-off. Estimates of total gross revenues can change significantly due to a variety of factors, including the level of market acceptance of the film. Accordingly, revenue estimates are reviewed periodically and amortization is adjusted, if necessary. Such adjustments could have a material effect on results of operations in future periods.

      Capitalized film production costs at December 31, 2003 are $5,711,104 net of accumulated amortization of $4,076,237. Amortization expense for the years ending December 31, 2003 and 2002 is $1,736,596 and $1,359,851, respectively.

      Amortization expense over the twelve months ending December 31, 2004 is expected to be $1,166,845. The percentage of unamortized film costs are expected to be 61.2% within three years from the date of the balance sheet.

      Stock Based Compensation. Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated fair value of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the “disclosure only” alternative described in SFAS 123 and SFAS 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

JILL KELLY PRODUCTIONS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table presents pro forma net loss and per share amounts as if the fair value method had been applied to employee stock options granted:

	Years Ended December 31,

	2003	2002

Net income (loss) applicable to common stockholders:
As reported	$(9,235,883)	$229,223

Pro forma	$(9,235,883)	$229,223

Net income (loss) per share, basic and diluted:
As reported	$(1.02)	$0.23

Pro forma	$(1.02)	$0.23

      For purposes of the pro forma calculations, the fair value of each option was estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions used:

	2003	2002

Dividend yield	None	None
Expected volatility factor	96.71%	.0001%
Approximate risk free interest rates	4%	4%
Expected lives, in years	1-3	1-3

Other Matters

      Certain prior year amounts have been reclassified to conform to current year presentation.

Note 3 —	Property and Equipment

      Property and equipment at December 31, 2003 consists of the following:

Furniture, fixtures, exhibits and props	$48,945
Equipment	21,582
Tenant improvements	21,489

92,016
Less accumulated depreciation	(36,862)

Net property and equipment	$55,154

      Depreciation expense for the years ended December 31, 2003 and 2002 was $21,992 and $1,193, respectively.

Capital Leases

      The Company has entered into capital leases for equipment. The leases are for 36 months and contain bargain purchase provisions so that the Company can purchase the equipment at the end of each lease.

JILL KELLY PRODUCTIONS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following sets forth the minimum future lease payments and present values of the net minimum lease payments under these capital leases:

Year Ended December 31,

2004	$19,393
2005	3,583
2006	299

Total minimum lease payments	23,275
Less: Imputed interest	(1,274)

Present value of net minimum lease payments	$22,001

      In the year ended December 31, 2003, the Company paid $16,784 in principal and $2,310 in interest on capital leases.

Note 4 —	Customer Advances

      On December 12, 2002, a customer advanced the Company the sum of $300,000. Upon receipt the Company issued the customer a credit of $360,000, with $60,000 expensed as a customer discount upon receipt of the funds. The balance at December 31, 2003 is $50,642.

Note 5 —	Loans Payable

      The Company had the following loan obligations as of December 31, 2003,

Individual(1)	$35,000
Due to Officer(2)	55,000
S & W, LLP(3)	15,000
Summit Financial(4)	128,249

$233,249

(1)	This balance represents a demand loan from an individual at 10% interest per annum.

(2)	This balance represents a demand loan from an officer of the Company at no interest.

(3)	This balance represents a demand loan from a company at no interest. This loan was converted into Series A Preferred Stock in 2004.

(4)	This balance represents the factoring agreement with Summit Financial (“Summit” or “Factor”). Summit purchases accounts receivable from the Company with limited non-recourse. All accounts shall be subject to chargeback if not paid in full within 90 days of the date on the face of the invoice unless the account debtor fails to pay due to a credit problem. The Company agrees to purchase any and all chargeback accounts, or the uncollected portion thereof, from Summit upon demand. The purchase price to be paid by the Company for a chargeback shall be the face amount of the account, less any collections received on the account by Summit. The Company pays a base commission of a rate of 2% of the face amount for the first 60 day period, or part thereof, and an additional 1.25% of the face amount for each additional 30 day period until payment in full is received on the account. If in default the Company shall pay a base commission of 10% above the applicable base commission. The Company also pays a daily funds rate of prime plus 2% divided by 360. If in default, the Company pays an additional 10% of the applicable daily funds rate.

Note 6 —	Due to Related Party

      The Company had an obligation of $778,414 to the Matzuda Corporation (“Matzuda”) as of December 31, 2003. Matzuda is controlled by Robert A Friedland who is also an officer and director of

JILL KELLY PRODUCTIONS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company. The Company borrows money from Matzuda to finance the production of films. The Company pays interest to Matzuda of 15% per annum and the balance is due on demand. During the year ended December 31, 2003 Matzuda converted $1,250,000 of debt into 12,500 shares of Series A Preferred Stock and 1,250,000 warrants (see Note 14).

Note 7 —	Due to Investors

      Amount due to Individual per the November 23, 2000 Production and Distribution Agreement for monies advanced to the Company for the production of two films. The outstanding balance at December 31, 2003 is $1,681.

Note 8 —	Income Taxes

      The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes (“SFAS No. 109”). SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carry-forwards. SFAS No. 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. There are no material net operating loss carry-forwards in existence as of December 31, 2003.

	Year Ended December 31,

	2003	2002

Income taxes (benefit) computed at statutory rate	$(3,137,000)	$155,000
State income taxes (benefit), net of federal benefit	(537,000)	22,000
Permanent differences — stock based compensation	3,664,000	—
Permanent differences — other	10,000	—

Provision for income taxes	$—	$177,000

Note 9 —	Commitments and Contingencies

      On May 29, 2003, Kevin Smith and Canyon Capital Marketing (together, the “Smith Plaintiffs”) filed suit against IDC Technologies Inc., et al. (predecessor entity to Jill Kelly Productions Holding, Inc.) (“IDC Technologies”) in the Superior Court of the State of California for the County of San Diego seeking payment of $165,137.00, plus other expenses, interest, attorneys’ fees and costs of the suit. A first amended complaint was filed with the court on September 2, 2003 and subsequently served on Jill Kelly Productions Holding, Inc. The Smith Plaintiffs claim that they are holders of an alleged promissory note (the “Promissory Note”) in the amount of $165,137.00, as to which the Company disputes any liability, however, out of excess of caution, the Company has reflected the contingent liability referenced in Note 10. According to the Smith Plaintiffs, the Promissory Note was purportedly executed by an officer of a predecessor entity to IDC Technologies on June 1, 1999 and bears interest at ten percent per annum from that date. The Smith Plaintiffs assert causes of action for the alleged breach of the Promissory Note and for judicial foreclosure on their alleged security interest. On October 22, 2003, the Company filed an answer, denying the allegations of the complaint seeking payment on the Promissory Note. The Company intends to pursue a cross-complaint against the officers of its predecessor entities for failing to disclose the purported liability. The Company intends to defend this action and pursue its cross-complaint vigorously.

      On September 1, 2003, the Company entered into employment agreements with three executives. The employment agreements have identical terms other than each executive’s title and amount of compensation. The initial base salaries of these executives will be $960,000 per year for all three executives. During the term of the employment agreements, the executives’ base salary shall automatically

JILL KELLY PRODUCTIONS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

increase by the greater of (i) 5% or (ii) the percentage annual increase of the economy as published by the United States Department of Labor.

      On July 15, 2004, the Company reached a settlement with Action Holding, LLC on a breach of contract suit. The Company agreed and has since paid $300,000 to Action Holding, LLC as a complete settlement of all claims.

      The Company has entered into several agreements to distribute films produced by other companies. The Company pays a royalty fee based on a percentage of sales from those films ranging anywhere from 37.5 to 90 percent.

      The Company has entered into a non-cancelable operating lease for facilities. Rental expense was approximately $76,944 for the year ended December 31, 2003. Future minimum lease payments under this operating lease are as follows:

For the Year Ended December 31,

2004	58,037
2005	59,778
2006	61,572
2007	63,419
2008	29,679

Total minimum lease payments	$272,485

Note 10 —	Acquisition

      On August 8, 2003, the Company completed a reverse triangular merger (“merger”) with IDC Technologies, Inc. via its acquisition subsidiary IDC Acquisition I Corp. (“IDC”). IDC Acquisition I Corp merged with and into Jill Kelly Productions, Inc. As a result of the merger, Jill Kelly Productions, Inc. became a wholly owned subsidiary of IDC Technologies, Inc. IDC Technologies, Inc. then changed its name to Jill Kelly Productions Holding, Inc. As part of the merger, 19,000 shares outstanding of Jill Kelly Productions, Inc. common stock was cancelled and exchanged for IDC Technologies, Inc. common stock at the exchange ratio of 1,000 to 1. As a result the stockholders’ of JKP received 19,000,000 shares of the Company’s common stock on August 13, 2003.

      The acquisition of Jill Kelly Productions, Inc. by IDC Technologies, Inc. has been accounted for as a reverse acquisition for financial accounting purposes. The reverse merger is deemed a capital transaction and the net assets of Jill Kelly Productions, Inc. (the accounting acquirer) are carried forward to IDC Technologies, Inc. (the legal acquirer and the reporting entity) at their carrying value before the combination. The acquisition process utilizes the capital structure of IDC Technologies, Inc. and the assets and liabilities of Jill Kelly Productions, Inc. are recorded at historical cost. The financials statements of Jill Kelly Productions, Inc. and the Company are being combined for the period from January 1, 2003 through December 31, 2003. In these financial statements, Jill Kelly Productions, Inc. is the operating entity for financial reporting purposes and the financial statements for all periods presented represent Jill Kelly Productions, Inc.’s financial position and results of operations. The equity of Jill Kelly Productions, Inc. is the historical of IDC Technologies, Inc. retroactively restated to reflect the number of shares issued in the transaction.

      The Company assumed liabilities of IDC Technologies, Inc. totaling $1,399,372 as a result of the merger. The liabilities included $1,272,031 of notes payable plus accrued interest and $127,341 in accounts payable.

JILL KELLY PRODUCTIONS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11 —	Issuance of Common Stock, Series A Preferred Stock and Warrants for Cash Services and Debt

      On July 30, 2003, the Company issued 25,000 shares of common stock to Jackson Steinem, Inc., the beneficial owner of which is Adam S. Gottbetter, managing partner of Gottbetter & Partners, LLP, counsel to the Company. The shares were issued in exchange for non legal services rendered. The Company valued the shares at market on the date of issuance which resulted in stock based compensation of $6,250.

      On August 4, 2003, the Company issued 25,000 shares of common stock to Equivest Capital Associates (“Equivest”). On January 31, 2001, the Company entered into an Indemnification Agreement (the “Indemnification Agreement”) with Equivest in which it assigned and Equivest agreed to assume certain of the Company’s debts and liabilities in exchange for the Company’s common stock, upon terms and conditions contained in the Indemnification Agreement. Certain of the Company’s shares were not delivered to Equivest. The Company entered into a Settlement and Mutual Release Agreement with Equivest on July 18, 2003 in which the Company agreed to issue Equivest 25,000 shares in consideration of the settlement of certain claims Equivest had against the Company under the Indemnification Agreement. Accordingly, the Company expensed the shares at market on the date of issuance for $6,250.

      On August 8, 2003, the entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Jill Kelly Productions, Inc. and its wholly owned subsidiary, IDC Acquisition I Corp. On August 11, 2003, the Company issued 19,000,000 shares of common stock to the shareholders of Jill Kelly Productions, Inc. in connection with the merger (the “Merger”) contemplated in the Merger Agreement. (see Note 11)

      On September 21, 2003, the company issued 2,500 shares of Series A Preferred Stock and 250,000 common stock purchase warrants to purchase 250,000 shares of common stock at a price of $.25 per share until August 10, 2008 to Michael Koretsky pursuant to a Settlement Agreement between Mr. Koretsky and the Company. This Settlement Agreement provides that the shares and warrants were issued by the Company for the forgiveness of a $250,000 note held by Mr. Koretsky. The Company used the Black-Scholes model to value the warrants which resulted in the recognition of interest expense for $34,550.

      On September 30, 2003, the Company issued 1,200 shares of Series A Preferred Stock and 120,000 common stock purchase warrants to purchase 120,000 shares of common stock at a price of $.25 per share until August 10, 2008 to James Long pursuant to a Settlement Agreement between Mr. Long and the Company. This Settlement Agreement provides that the shares and warrants were issued by the Company for the forgiveness of a $120,000 note held by Mr. Long. The Company used the Black-Scholes model to value the warrants which resulted in the recognition of interest expense for $16,584.

      On October 31, 2003, the Company issued 1,000 shares of Series A Preferred Stock and 100,000 common stock purchase warrants to purchase 100,000 shares of common stock at a price of $.25 per share until August 10, 2008 to William O. Baxter pursuant to a Settlement Agreement between Mr. Baxter and the Company. This Settlement Agreement provides that the shares and warrants were issued by the Company for the forgiveness of a $100,000 note held by Mr. Baxter. The Company used the Black-Scholes model to value the warrants which resulted in the recognition of interest expense for $278,710.

      On November 12, 2003 the Company issued 3,201,213 shares common stock to Maximum Ventures Inc. (“MVI”) in connection with the exercise of warrants. These warrants were issued at the time of the Merger under the terms of an Amended and Restated Advisory Agreement (the “Advisory Agreement”), dated June 26, 2003 between JKP and MVI, amended by the First Amendment to Amended and Restated Advisory Agreement, dated July 25, 2003. The Advisory Agreement provided that MVI receive the warrants as part of its compensation for its services as a business advisor.

JILL KELLY PRODUCTIONS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On November 17, 2003, the Company issued 12,500 shares of Series A Preferred Stock and 1,250,000 common stock purchase warrants to purchase 1,250,000 shares of common stock at a price of $.25 per share until August 10, 2008 to the Robert A. Friedland Trust, a trust whose trustee is our chief executive officer and secretary, Robert A. Friedland, pursuant to a Settlement Agreement between the Robert A. Friedland Trust and the Company. This Settlement Agreement provides that the shares and warrants were issued by the Company for the forgiveness of a $1,250,000 note held by the Robert A. Friedland Trust. The Company used the Black-Scholes model to value the warrants which resulted in the recognition of interest expense for $4,727,875.

      On November 18, 2003, the Company issued 500,000 shares of common stock to Corporate Builders, L.P. (“Corporate Builders”). These shares were issued pursuant to a Consulting Agreement (the “Consulting Agreement”), dated August 5, 2003 among the Company, MVI and Corporate Builders. The Consulting Agreement provided that Corporate Builders would receive these shares of common stock in partial consideration for Corporate Builder’s efforts as a business consultant. The shares were recorded at fair market value on the date of issuance and consulting expenses of $2,250,000 were recorded accordingly.

      On November 19, 2003, the Company issued 1,000 shares of Series A Preferred Stock and 100,000 common stock purchase warrants to purchase 100,000 shares of common stock at a price of $.25 per share until August 10, 2008 to Ronald V. Patterson pursuant to a Settlement Agreement between Mr. Patterson and the Company. This Settlement Agreement provides that the shares and warrants were issued by the Company for the forgiveness of a $100,000 note held by Mr. Patterson. The Company used the Black-Scholes model to value the warrants which resulted in the recognition of interest expense for $278,710.

      On November 19, 2003, the Company issued 1,000 shares of Series A Preferred Stock and 100,000 common stock purchase warrants to purchase 100,000 shares of common stock at a price of $.25 per share until August 10, 2008 to Joseph London pursuant to a Settlement Agreement between Mr. London and the Company. This Settlement Agreement provides that the shares and warrants were issued by the Company for the forgiveness of a $100,000 note held by Mr. London. The Company used the Black-Scholes model to value the warrants which resulted in the recognition of interest expense for $278,710.

      On November 25, 2003, the Company issued 250 shares of Series A Preferred Stock and 25,000 common stock purchase warrants to purchase 25,000 shares of common stock at a price of $.25 per share until August 10, 2008 to Michael Slipyan pursuant to a Settlement Agreement between Mr. Slipyan and the Company. This Settlement Agreement provides that the shares and warrants were issued by the Company for the forgiveness of a $25,000 note held by Mr. Slipyan. The Company used the Black-Scholes model to value the warrants which resulted in the recognition of interest expense for $69,678.

Note 12 —	Issuance of Series A Preferred Stock

Private Placement

      At December 31, 2003, the Company had raised, as part of a private placement a net of $2,276,500 from the sale of the Company’s Series A Convertible Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”) and warrants to acquire up to 6,710,000 shares of Common Stock (the “Series A Preferred Warrants”). The Series A Preferred Stock has an initial stated value of $100 per share, which stated value increases at the rate of 8% per year (such stated value, as increased from time to time, is referred to as the “Series A Stated Value”). Each Series A Preferred Share is convertible, from and after 1 day following the date of issuance, at the option of the holder, into such number of shares of Common Stock as is determined by dividing the Series A Stated Value by 0.25. Any Series A Preferred Stock issued and outstanding two years after the issue date are to automatically be converted into Common Stock at the conversion price then in effect.

      In determining the accounting for the beneficial conversion feature, the Company first allocated the net proceeds of $2,276,500 to the preferred stock and the warrants based on their relative fair values at the

JILL KELLY PRODUCTIONS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Issuance Date, resulting in the full amount being assigned to the preferred stock. The Company then allocated $1,567,500 of the Series A net proceeds to additional paid in capital for the beneficial conversion feature. The beneficial conversion feature will be recognized as a deemed dividend to the preferred shareholders over the two year period in which the preferred shareholders can realize that return. Approximately $191,146 of the beneficial conversion was amortized in 2003.

      The Series A Preferred Warrants expire five years from the date of issuance and have an exercise price of $0.25 per share, subject to adjustment under certain circumstances.

Note 13 —	Blank Check Preferred Stock

      The Company’s board of directors has the authority to issue up to 400,000 shares of preferred stock in one or more series and to fix the designations, rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences. These shares of preferred stock may have rights senior to the Company’s common stock. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock.

Note 14 —	Related Parties

      Since commencement of operations, the Matzuda Corporation, a Nevada corporation (“Matzuda”), loaned monies to JKP to finance productions pursuant to a promissory note (the “Note”). Matzuda is controlled by the Company’s chief executive officer and secretary, Robert A. Friedland. At December 31, 2002 the Company owed Matzuda $2,276,447. On November 13, 2003, the Company paid off $1,250,000 of the Note with the issuance of 12,500 shares of Series A Preferred Stock and 1,250,000 common stock purchase warrants with an exercise price of $.25 to the Robert A. Friedland Trust, a trust with our chief executive officer and secretary, Robert A. Friedland, as trustee.

      In addition to the warrant the Company paid Maximum Ventures Inc, a total of $593,500 for business advisory services it rendered in connection with the merger of IDC Acquisition I Corp. and the sale of Series A Preferred Stock.

Note 15 —	Earnings (Loss) Per Share

      Weighted average shares outstanding used in the earnings per share calculation were 9,056,142 and 998,787 for the years ended December 31, 2003 and 2002, respectively.

Note 16 —	Subsequent Events

      On January 19, 2004, the Company issued 875 shares of Series A Preferred Stock as part of the 2003 private placement for $87,500. In determining the accounting for the beneficial conversion feature on the Series A Preferred Stock, the Company first allocated the net proceeds of $87,500 to the preferred stock. The Company then allocated $87,500 of the Series A net proceeds to additional paid in capital for the beneficial conversion feature. The beneficial conversion feature will be recognized as a deemed dividend to the preferred shareholders over a two year period.

      On January 20, 2004, the Company issued 606,180 shares of our common stock to a consultant upon conversion of 1,500 shares of Series A Preferred Stock including accrued interest.

      On February 12, 2004, the Company issued 150 shares of Series A Preferred Stock and 15,000 common stock purchase warrants to purchase 15,000 shares of common stock at a price of $.25 per share until August 10, 2008 subject to a Settlement Agreement. This Settlement Agreement provides that the shares and warrants were issued by the Company for the forgiveness of a $15,000 note.

JILL KELLY PRODUCTIONS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On February 25, 2004 the Company completed the private offering of 31,725 units to 33 persons at a price of $100 per unit or $5,245,000 in the aggregate. This offering commenced on July 30, 2003. Each unit consists of 1 share of Series A Preferred Stock and 100 common stock purchase warrants to purchase 100 shares of common stock at a price of $.25 per share for a period of five years. The Company issued 2,625 shares of Series A Preferred Stock for $275,000 net of expenses.

      On February 25, 2004, the Company acquired J.K. Distribution, Inc. from Robert A. Friedland, Ronald C. Stone and Adrianne D. Moore for $1.00. This transaction was treated as a business combination under common control. The consolidated financial statements present the results of operations and financial position of the Company and J.K. Distribution, Inc. and all inter-company transactions have been eliminated, accordingly.

      On March 26, 2004, pursuant to a Convertible Preferred Stock Purchase Agreement between the Company and the purchaser named therein (the “Purchaser”) dated as of March 26, 2004 (the “Purchase Agreement”), the Company issued to the Purchaser, in a private placement, 600,000 shares of Series B Preferred Stock. The offering resulted in gross proceeds to the Company, prior to the deduction of fees and commissions, of approximately $3,000,000. The Company has agreed to pay Maximum Ventures Inc. $335,871 for business advisory services in connection with the sale of Series B Preferred Stock.

JILL KELLY PRODUCTIONS HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

JILL KELLY PRODUCTIONS HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

June 30, 2004

(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$84,208
Accounts receivable, net	929,533
Inventories	1,133,982
Loan Receivable	670,705
Other current assets	513,733

TOTAL CURRENT ASSETS	3,332,161
PROPERTY AND EQUIPMENT, net	60,665
FILM PRODUCTION COSTS, net	6,341,734

$9,734,560

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$492,284
Customer Advances	249,097
Accrued royalties	46,208
Accrued Expenses	123,301
Accrued Payroll and Payroll Taxes	157,590
Accrued Litigation Settlement	300,000
Unused Customer Credits	19,970
Income tax payable	361,000
Loans payable	714,426
Due to related party	521,605
Dividends payable	281,445

TOTAL CURRENT LIABILITIES	3,266,926
NOTES PAYABLE	1,272,031
CAPITAL LEASE OBLIGATIONS	15,804
STOCKHOLDERS’ EQUITY:
Preferred stock “A”, $.001 par value; authorized 60,000 shares; issued and outstanding 50,950 shares	1,976,500
Preferred stock “B”, $.001 par value; authorized 600,000 shares; issued and outstanding 600,000 shares	313,597
Blank Check Preferred Stock; authorized 400,000 shares	—
Common stock, $.001 par value; authorized 300,000,000 shares; issued and outstanding 25,156,180 shares	25,156
Additional paid-in capital	15,232,730
Accumulated deficit	(12,368,184)

TOTAL STOCKHOLDERS’ EQUITY	5,179,799

$9,734,560

The accompanying notes are an integral part of the consolidated financial statements.

JILL KELLY PRODUCTIONS HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended June 30,

	2004	2003

	(Unaudited)	(Unaudited)
REVENUES	$1,916,410	$2,029,629
COST OF REVENUES	801,555	1,061,375

GROSS PROFIT	1,114,855	968,254
OPERATING EXPENSES:
General and administrative	93,848	107,164
Advertising	111,533	67,298
Bad debt expense	1,500	—
Consulting fees	237,097	95,976
Legal expense	136,358	65,980
Office expense	10,030	14,208
Rent expense	37,415	35,447
Sales commission	38,612	5,418
Telephone and utilities	17,366	17,723
Other operating expenses	508,369	134,436

TOTAL OPERATING EXPENSES	1,192,128	543,650

INCOME (LOSS) FROM OPERATIONS	(77,273)	424,604
OTHER INCOME (EXPENSES):
Interest income	6,684	5
Asset Sale	111,154	—
Litigation Settlement	(300,000)	—
Interest expense	(300,838)	(20,258)

TOTAL OTHER EXPENSES	(483,000)	(20,253)

NET INCOME (LOSS) BEFORE DEEMED PREFERRED STOCK DIVIDEND	(560,273)	404,351
Dividends	(197,234)	—
Deemed Dividends	(1,157,451)	—

TOTAL DEEMED PREFERRED STOCK DIVIDEND	(1,354,685)	—

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(1,914,958)	$404,351

NET LOSS PER SHARE — BASIC AND DILUTED	$(0.08)	$0.40

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING — BASIC AND DILUTED	24,222,954	998,787

The accompanying notes are an integral part of the consolidated financial statements.

JILL KELLY PRODUCTIONS HOLDING, INC. AND SUBSIDIARIES

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

	Preferred Stock		Common Stock		Additional		Total
					Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2003	48,800	$1,270,146	23,750,000	$23,750	$12,081,163	$(10,454,926)	$2,920,133
Preferred stock issued for cash net of expenses of $22,500 and beneficial conversion of $350,000	3,500	—	—	—	350,000	—	350,000
Preferred Stock B issued for cash, net of expenses of $328,947 and beneficial conversion of $2,508,779	600,000	—	—	—	2,508,779	—	2,508,779
Common Stock issued as per Preferred “B” agreement	—	—	800,000	800	—	(800)	—
Issuance of Preferred stock and warrants for debt	150	15,000	—	—	143,394	—	158,394
Preferred stock converted to common stock	(1,500)	(150,000)	606,180	606	149,394	—	—
Amortization of beneficial conversion of Preferred “A”	—	841,354				(841,354)	—
Amortization of beneficial conversion of Preferred “B”		313,597				(313,597)	—
Accrued dividends		—				(197,234)	(197,234)
Net loss	—	—	—	—	—	(560,273)	(560,273)

Balance, June 30, 2004	650,950	$2,290,097	25,156,180	$25,156	$15,232,730	$(12,368,184)	$5,179,799

The accompanying notes are an integral part of the consolidated financial statements.

JILL KELLY PRODUCTIONS HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,

	2004	2003

	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(560,273)	$404,351

Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	12,685	2,386
Amortization	604,836	885,738
Interest expense	263,062	(176,059)
Customer advance	50,000	—
Changes in assets and liabilities:
Accounts receivable, net	(643,828)	(29,863)
Inventories	(769,319)	(157,901)
Loan receivable	(670,705)	—
Other current assets	(310,030)	(80,937)
Film production costs	(696,533)	(831,400)
Accounts payable	(94,866)	(122,785)
Accrued expenses	728	(24,115)
Accrued royalties	(134,069)	(6,607)
Accrued litigation settlement	300,000	—
Accrued payroll and payroll taxes	(23,123)	26,589
Customer advances	198,455	(96,418)

TOTAL ADJUSTMENTS	(1,912,707)	(611,372)

NET CASH USED IN OPERATING ACTIVITIES	(2,472,980)	(207,021)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(11,580)	(25,880)

NET CASH USED IN BY INVESTING ACTIVITIES	(11,580)	(25,880)

CASH FLOWS FROM FINANCING ACTIVITIES:
Due from officer	—	(61,001)
Due to related party	(256,809)	465,119
Note payable	—	(182,318)
Loans payable	481,177	5,284
Capital lease obligations	(6,196)	—
Due to investors	(1,681)	(30,000)
Common stock issued for cash	—	188
Preferred stock issued for cash	2,180,529	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,397,020	197,272

NET DECREASE IN CASH	(87,540)	(35,629)
CASH, BEGINNING OF PERIOD	171,748	93,859

CASH, END OF PERIOD	$84,208	$58,230

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$365	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES:
Preferred stock and warrants issued for debt	$158,394	$—

Accrued and deemed dividends	$1,354,685	$—

The accompanying notes are an integral part of the consolidated financial statements.

JILL KELLY PRODUCTIONS HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2004 and 2003
(Unaudited)

Note 1 —	Basis of Presentation

      The accompanying consolidated financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position and the results of operations for the interim periods presented. Operating results for the six month period ended June 30, 2004 are not necessarily indicative of the results that may be experienced for the year ending December 31, 2004.

      Certain financial information which is normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America, but which are not required for interim reporting purposes has been condensed or omitted. The accompanying consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company’s December 31, 2003 Audited Consolidated Financial Statements.

Note 2 —	Organization and Nature of Operations

      Jill Kelly Productions, Inc. was incorporated in the State of Delaware in July 2000 to engage in the production and distribution of adult movies.

      In August 2003, IDC Technologies, Inc. completed a reverse triangular merger with Jill Kelly Productions, Inc. via its acquisition subsidiary IDC Acquisition I Corp. IDC Acquisition I Corp. merged with and into Jill Kelly Productions, Inc., such that as of the closing of the transaction, Jill Kelly Productions, Inc. was the surviving entity. Pursuant to this merger, IDC Technologies, Inc. acquired 100% of the outstanding capital stock of Jill Kelly Productions, Inc. in exchange for 19,000,000 shares of common stock of IDC Technologies, Inc. that was issued to the former stockholders of Jill Kelly Productions, Inc. Jill Kelly Productions, Inc. became a wholly-owned operating subsidiary of IDC Technologies, Inc. and the former stockholders of Jill Kelly Productions, Inc. owned approximately 95% of the outstanding shares of common stock of IDC Technologies, Inc. In August 2003, IDC Technologies, Inc. changed its name to Jill Kelly Productions Holding, Inc.

      The merger with Jill Kelly Productions, Inc. was accounted for as a reverse acquisition. Although IDC Technologies, Inc. was the legal acquirer in the merger, Jill Kelly Productions, Inc. was the accounting acquirer since its stockholders acquired a majority ownership interest in IDC Technologies, Inc. Consequently, the historical financial information included in these financial statements prior to August 8, 2003 is that of Jill Kelly Productions, Inc. Accordingly, the term “Company” used herein refers to (i) Jill Kelly Productions, Inc. prior to August 8, 2003 and (ii) Jill Kelly Productions Holding, Inc. after August 8, 2003.

      Prior to February 25, 2004, the Company exclusively distributed its movies through J.K. Distribution, Inc., a Nevada corporation, owned equally by Robert A. Friedland, Ronald C. Stone and Adrianne D. Moore, the Company’s officers and directors. On February 25, 2004, the officers and directors contributed all of the capital stock of J.K. Distribution, Inc. to the capital of the Company.

Note 3 —	Summary of Significant Accounting Policies

      Accounting Method. The Company’s consolidated financial statements are prepared using the accrual method of accounting.

      Principles of Consolidation. The consolidated financial statements of the Company include those of the Company and its wholly owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in the preparation of the consolidated financial statements.

      Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and

JILL KELLY PRODUCTIONS HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

      Cash and Cash Equivalents. The Company considers all highly liquid short-term investments, with a remaining maturity of three months or less when purchased, to be cash equivalents.

      Accounts Receivable. The Company provides an allowance for losses on trade receivables based on a review of the current status of existing receivables and management’s evaluation of periodic aging of accounts. Accounts receivable are shown net of allowances for doubtful accounts of $38,818 at June 30, 2004. The Company charges off accounts receivable against the allowance for losses when an account is deemed to be uncollectible.

      The Company sells some of its receivables to a factor. The Company treats this transfer as a loan under Statements of Financial Accounting Standards No. 77 (“SFAS No. 77”). SFAS No. 77 requires three criteria for treating the transfer either as a sale or a loan. If any of the three are not met, then it should be treated as a loan. The three criteria are as follows: 1) The Company surrenders control of the future economic benefits of the receivables; 2) the Company’s obligation under the recourse provisions can be reasonably estimated; and 3) the factor cannot require the Company to repurchase the receivables except under the recourse provisions. The Company does not meet criteria number three, since the factor has the right to terminate the agreement and demand payment of the purchased receivables at their discretion. (See Note 6, Item 4, Summit Financial).

      Inventory. Inventory only includes finished goods. The DVD’s and VHS’s are delivered ready for market. The Boxes and DVD Inserts are kept in inventory but at no value. All finished goods are recorded at the lower of cost, determined by the first-in, first-out method, or market.

      Property and Equipment. Property and equipment are recorded at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, which range from three to seven years. Expenditures for major renewals and betterments that extend the original estimated economic useful lives of the applicable assets are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any gain or loss is included in operations.

      Income Taxes. Income taxes are accounted for in accordance with the provisions of SFAS No. 109. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized, but no less than quarterly.

      Fair Value of Financial Instruments. The carrying amount reported in the balance sheet for cash and cash equivalents, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments.

      Exploitation Costs. Exploitation and advertising costs are expensed as incurred. Exploitation and advertising expense incurred for the six months ended June 30, 2004 and 2003 totaled $111,533 and $67,298, respectively.

      Loss Per Common Share. Loss per common share is computed using the weighted average number of shares outstanding. Potential common shares includable in the computation of fully diluted per share results are not presented in the financial statements as their effect would be anti-dilutive.

JILL KELLY PRODUCTIONS HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      SOP 00-2. Effective October 1, 2000, the Company adopted two new accounting pronouncements, AICPA Statement of Position No. 00-2, “Accounting by Producers or Distributors of Films (SOP 00-2) and SFAS 133, subsequently amended by Statement of Financial Accounting Standards No. 138 (SFAS 138).

      SOP 00-2 establishes accounting standards for producers and distributors of films, which resulted in changes in revenue recognition and accounting for exploitation costs, including advertising and marketing expenses and development and overhead costs.

      Revenue Recognition. The Company recognizes revenue from VHS and DVD sales when there is persuasive evidence of a sale, when there is an agreement to purchase the product at a fixed or determinable price, and assurance of collection within a reasonable period of time. The Company recognizes revenues when all of the preceding conditions are met. Revenues from licensing of films are recorded when material is available by the licensee, or in the case of contractual agreements, upon receipt on the non-refundable license fee. The Company currently sells only movies, but licenses its assets to an adult toy manufacturer. Royalties are earned based on sales of the manufacturer and recorded upon receipt of the quarterly royalty report.

      Return Policy. The Company policy for returns is to accept defective merchandise and issue the customer a full credit. For overstock returns, the Company will allow an exchange for other products.

      Film Production Costs. The capitalized film production costs include direct negative costs, production overhead, interest, and development costs and are stated at the lower of cost, less accumulated amortization, or fair value. Marketing, distribution, and general and administrative costs are expensed as incurred.

      Film production costs are expensed based on the ratio of the current period’s gross revenues to estimated remaining total gross revenues from all sources on an individual production basis. Estimated remaining gross revenue from all sources for film productions includes revenue that will be earned within ten years of the date of the initial release for film productions. For acquired film libraries, remaining revenues include amounts to be earned for up to 20 years from the date of acquisition. Development costs for projects that have been determined will not go into production or have not been set for production within three years, are written-off. Estimates of total gross revenues can change significantly due to a variety of factors, including the level of market acceptance of the film. Accordingly, revenue estimates are reviewed periodically and amortization is adjusted, if necessary. Such adjustments could have a material effect on results of operations in future periods.

      Capitalized film production costs at June 30, 2004 are $6,341,734 net of accumulated amortization of $4,681,073. Amortization expense for the six months ending June 30, 2004 and 2003 is $604,836 and $885,738, respectively.

      Amortization expense over the twelve months ending December 31, 2004 is expected to be $1,166,845 and is projected to be $1,400,214 for the twelve months ended June 30, 2005. The percentage of unamortized film costs are expected to be 61.2% within three years from the date of the balance sheet.

      Stock Based Compensation. Financial Accounting Statement No. 123, Accounting for Stock Based Compensation, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the “disclosure only” alternative described in SFAS 123 and SFAS 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been

JILL KELLY PRODUCTIONS HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

applied. For purposes of the pro forma calculations, the fair value of each option was estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions used:

	June 30, 2004	June 30, 2003

Dividend yield	None	None
Expected volatility factor	68.32%	.0001%
Approximate risk free interest rates	4%	4%
Expected lives, in years	1-3	1-3

Note 4 —	Equipment

      Property and equipment at June 30, 2004 consists of the following:

Furniture, fixtures, exhibits and props	$48,946
Equipment	23,841
Tenant Improvements	37,425

110,212
Less accumulated depreciation	(49,547)

Net property and equipment	$60,665

      Depreciation expense for the six months ended June 30, 2004 and 2003, was $12,685 and $2,386, respectively.

Note 5 —	Customer Advances

      On June 28, 2004, a customer committed to advance the Company the sum of $250,000. The Company issued the customer a credit of $300,000, with $50,000 expensed as a customer discount, against their current account receivable which will be offset against future revenues from this customer. The balance at June 30, 2004 is $249,097.

Note 6 —	Loans Payable

      The Company had the following loan obligations as of June 30, 2004,

Bizarre Video(1)	$409,534
Due to Talko(2)	175,000
Summit Financial(3)	129,892

$714,426

(1)	This balance represents the payments due on the Licensing Agreement — See note 12.

(2)	This balance represents a demand loan. This loan was agreed to be paid in common stock. The transfer of shares was completed in July 2004.

(3)	This balance represents the factoring agreement with Summit Financial (“Summit” or “Factor”). Summit purchases accounts receivable from the Company with limited non-recourse. All accounts shall be subject to chargeback if not paid in full within 90 days of the date on the face of the invoice unless the account debtor fails to pay due to a credit problem. The Company agrees to purchase any and all chargeback accounts, or the uncollected portion thereof, from Summit upon demand. The purchase price to be paid by the Company for a chargeback shall be the face amount of the account, less any collections received on the account by Summit. The Company pays a base commission of a rate of 2% of the face amount for the first 60 day period, or part thereof, and an additional 1.25% of the face amount for each additional 30 day period until payment in full is received on the account. If in default the Company shall pay a base commission of 10% above the applicable base commission. The Company also pays a daily funds rate of prime plus 2% divided by 360. If in default, the Company pays an additional 10% of the applicable daily funds rate.

JILL KELLY PRODUCTIONS HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7 —	Due to Related Party

      The Company had an obligation of $521,605 to the Matzuda Corporation (“Matzuda”) as of June 30, 2004. Matzuda is controlled by Robert A Friedland who is also an officer and director of the Company. The Company borrows money from Matzuda to finance the production of films. The Company pays interest to Matzuda of 15% per annum and the balance is due on demand (see Note 14).

Note 8 —	Commitments and Contingencies

      On May 29, 2003, Kevin Smith and Canyon Capital Marketing (together, the “Smith Plaintiffs”) filed suit against IDC Technologies Inc., et al. (predecessor entity to Jill Kelly Productions Holding, Inc.) (“IDC Technologies”) in the Superior Court of the State of California for the County of San Diego seeking payment of $165,137.00, plus other expenses, interest, attorneys’ fees and costs of the suit. A first amended complaint was filed with the court on September 2, 2003 and subsequently served on Jill Kelly Productions Holding, Inc. The Smith Plaintiffs claim that they are holders of an alleged promissory note (the “Promissory Note”) in the amount of $165,137.00, as to which the Company disputes any liability, however, out of excess of caution, the Company has reflected the contingent liability referenced in Note 10. According to the Smith Plaintiffs, the Promissory Note was purportedly executed by an officer of a predecessor entity to IDC Technologies on June 1, 1999 and bears interest at ten percent per annum from that date. The Smith Plaintiffs assert causes of action for the alleged breach of the Promissory Note and for judicial foreclosure on their alleged security interest. On October 22, 2003, the Company filed an answer, denying the allegations of the complaint seeking payment on the Promissory Note. The Company intends to pursue a cross-complaint against the officers of its predecessor entities for failing to disclose the purported liability. The Company intends to defend this action and pursue its cross-complaint vigorously.

      On September 1, 2003, the Company entered into employment agreements with three executives. The employment agreements have identical terms other than each executive’s title and amount of compensation. The initial base salaries of these executives will be $960,000 per year for all three executives. During the term of the employment agreements, the executives’ base salary shall automatically increase by the greater of (i) 5% or (ii) the percentage annual increase of the economy as published by the United States Department of Labor.

      On July 15, 2004 the Company reached a settlement with Action Holding, LLC on a breach of contract suit. The Company agreed and has since paid $300,000 to Action Holding, LLC as a complete settlement of all claims. The liability is recorded as the Accrued litigation settlement at June 30, 2004.

      The Company has entered into several agreements to distribute films produced by other companies. The Company pays a royalty fee based on a percentage of sales from those films ranging anywhere from 37.5 to 90 percent.

      The Company has entered into a non-cancelable operating lease for facilities. Rental expense was approximately $37,415 for the six months ended June 30, 2004. Beginning in October 2004, the company begins to pay rent on its new facility. Future minimum lease payments under these operating leases are as follows:

For the Year Ended December 31,

2004	142,322
2005	396,918
2006	398,712
2007	413,202
2008	383,676

Total minimum lease payments	$1,734,830

JILL KELLY PRODUCTIONS HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9 —	Acquisition

      On August 8, 2003, the Company completed a reverse triangular merger (“merger”) with IDC Technologies, Inc. via its acquisition subsidiary IDC Acquisition I Corp. (“IDC”). IDC Acquisition I Corp merged with and into Jill Kelly Productions, Inc. As a result of the merger, Jill Kelly Productions, Inc. became a wholly owned subsidiary of IDC Technologies, Inc. IDC Technologies, Inc. then changed its name to Jill Kelly Productions Holding, Inc. As part of the merger, 19,000 shares outstanding of Jill Kelly Productions, Inc. common stock was cancelled and exchanged for IDC Technologies, Inc. common stock at the exchange ratio of 1,000 to 1. As a result the stockholders’ of JKP received 19,000,000 shares of the Company’s common stock on August 13, 2003.

      The acquisition of Jill Kelly Productions, Inc. by IDC Technologies, Inc. has been accounted for as a reverse acquisition for financial accounting purposes. The reverse merger is deemed a capital transaction and the net assets of Jill Kelly Productions, Inc. (the accounting acquirer) are carried forward to IDC Technologies, Inc. (the legal acquirer and the reporting entity) at their carrying value before the combination. The acquisition process utilizes the capital structure of IDC Technologies, Inc. and the assets and liabilities of Jill Kelly Productions, Inc. are recorded at historical cost. The financials statements of Jill Kelly Productions, Inc. and the Company are being combined for the period from January 1, 2003 through December 31, 2003. In these financial statements, Jill Kelly Productions, Inc. is the operating entity for financial reporting purposes and the financial statements for all periods presented represent Jill Kelly Productions, Inc.’s financial position and results of operations. The equity of Jill Kelly Productions, Inc. is the historical of IDC Technologies, Inc. retroactively restated to reflect the number of shares issued in the transaction.

      The Company assumed liabilities of IDC Technologies, Inc. totaling $1,399,372 as a result of the merger. The liabilities included $1,272,031 of notes payable plus accrued interest and $127,341 in accounts payable.

      On February 25, 2004, the Company acquired JKD from Robert A. Friedland, Ronald C. Stone and Adrianne D. Moore for $1.00. This transaction was treated as a business combination under common control. The consolidated financial statements present the results of operations and financial position of JKP and JKD and all inter-company transactions have been eliminated, accordingly.

Note 10 —	Issuance of Common and Preferred Stock

      On January 19, 2004, the Company issued 875 shares of Series A Preferred Stock as part of the 2003 private placement for $87,500. In determining the accounting for the beneficial conversion feature on the Series A Preferred Stock, the Company first allocated the net proceeds of $87,500 to the preferred stock. The Company then allocated $87,500 of the Series A net proceeds to additional paid in capital for the beneficial conversion feature. The beneficial conversion feature will be recognized as a deemed dividend to the preferred shareholders over a two year period. For the six months ended June 30, 2004, $18,229 of the beneficial conversion was amortized.

      On January 20, 2004, the Company issued 606,180 shares of common stock to Maximum Ventures, Inc. upon conversion of 1,500 shares of Series A Preferred Stock including accrued dividends.

      On February 12, 2004, the Company issued 150 shares of Series A Preferred Stock and 15,000 common stock purchase warrants to purchase 15,000 shares of common stock at a price of $.25 per share until August 10, 2008 subject to a Settlement Agreement. This Settlement Agreement provides that the shares and warrants were issued by the Company for the forgiveness of a $15,000 note. The Company recognized a loss of $143,394 on the settlement of debt for the beneficial conversion and the value of the warrants and recorded the amount as interest expense.

      On February 25, 2004, the Company completed the private offering of 31,725 units to 33 persons at a price of $100 per unit or $5,245,000 in the aggregate. This offering commenced on July 30, 2003. Each

JILL KELLY PRODUCTIONS HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

unit consists of 1 share of Series A Preferred Stock and 100 common stock purchase warrants to purchase 100 shares of common stock at a price of $.25 per share for a period of five years. The Company issued 2,625 shares of Series A Preferred Stock for $275,000 net of expenses. In determining the accounting for the beneficial conversion feature on the Series A Preferred Stock, the Company first allocated the net proceeds of $275,000 to the preferred stock. The Company then allocated $275,000 of the Series A net proceeds to additional paid in capital for the beneficial conversion feature. The beneficial conversion feature will be recognized as a deemed dividend to the preferred shareholders over a two year period. For the six months ended June 30, 2004, $43,750 of the beneficial conversion was amortized.

      On March 26, 2004, pursuant to a Convertible Preferred Stock Purchase Agreement between the Company and the purchaser named therein (the “Purchaser”) dated as of March 26, 2004 (the “Purchase Agreement”), the Company issued to the Purchaser, in a private placement, 600,000 shares of Series B Preferred Stock. The offering resulted in gross proceeds to the Company, prior to the deduction of fees and commissions, of $3,000,000. Costs associated in the transaction totaled $491,221 which resulted in net proceeds of $2,508,779. On April 21, 2004, the Company agreed to issue an additional 800,000 shares of common stock pursuant to this transaction. The Company valued the issuance of the common stock at its par value.

      In determining the accounting for the beneficial conversion feature, the Company first allocated the net proceeds of $2,508,779 to the preferred stock. The Company then allocated $2,508,779 of the Series B net proceeds to additional paid in capital for the beneficial conversion feature. The beneficial conversion feature will be recognized as a deemed dividend to the preferred shareholders over a two year period. For the six months ended June 30, 2004, $313,597 of the beneficial conversion was amortized.

Note 11 —	Blank Check Preferred Stock

      The Company’s board of directors has the authority to issue up to 400,000 shares of preferred stock in one or more series and to fix the designations, rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences. These shares of preferred stock may have rights senior to the Company’s common stock. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock.

Note 12 —	License Agreement

      On June 4, 2004, the Company entered into an Exclusive Licensing Agreement with Bizarre Video Productions (“Bizarre”), a production company based in Brooklyn, New York and certain officers of the Company (the “Agreement”). Pursuant to the terms of the Agreement the Company has the exclusive license rights to distribute the specialty adult entertainment films owned by Bizarre and to make additional copies of these films, create and produce new feature films, shorts or other projects that incorporate the intellectual property assets of Bizarre. Ownership of the films of Bizarre Video do not transfer with this license agreement. This Agreement also grants the Company the option to purchase the assets of Bizarre for $4,700,000 less amounts paid through January 7, 2005. If the Company opts not to exercise its option, the Company is required to ship all inventory back to New York and Bizarre Video will also receive accounts receivable equal to the net accounts receivable transferred on June 4, 2004 less the amount of accounts payable assumed by the Company. According to the terms of the agreements the Company wire transferred $500,000 to Bizarre on June 4, 2004 and is required to make another payment in the amount of $200,000 by September 7, 2004 and $300,000 no later than December 15, 2004. The Company is also required to make monthly payments of $31,667 from August 2004 through December of 2004.

JILL KELLY PRODUCTIONS HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13 —	Sale of Assets

      On June 8, 2004, the Company agreed to sell its interest in Maximum Media Ventures, LLC to Maximum Ventures Inc. for $670,705. The Company had invested $559,551 in Maximum Media Ventures, LLC and the sale resulted in a profit of $111,154. The Company received a note in the amount of $670,705 secured by company stock in exchange for its sale of its interest. This sale is recorded on the Company’s consolidated financial statements.

Note 14 —	Related Parties

      Since commencement of operations, the Matzuda Corporation, a Nevada corporation (“Matzuda”), loaned monies to JKP to finance productions pursuant to a promissory note (the “Note”). Matzuda is controlled by the Company’s chief executive officer and secretary, Robert A. Friedland. (see Note 7)

      During the period from March 9, 2004 through April 6, 2004 the Company’s CFO, Ronald C. Stone, loaned the Company $435,000 which was subsequently repaid on April 26, 2004.

      During the period from July 23, 2004 through September 17, 2004, the Company’s CFO, Ronald C. Stone, loaned the Company $295,000 pursuant to promissory notes that are due upon demand and accrue interest at a rate of 15% per annum.

      In addition to the warrants the Company paid Maximum Ventures, Inc, a total of $593,500 for business advisory services it rendered in connection with the merger of IDC Acquisition I Corp. and the sale of Series A Preferred Stock. The Company also paid Maximum Ventures, Inc. $335,871 for business advisory services in connection with the sale of Series B Preferred Stock.

Note 15 —	Loss Per Share

      Weighted average shares outstanding used in the earnings per share calculation were 24,222,954 and 998,787 for the six months ended June 30, 2004 and 2003, respectively.

Note 16 —	Subsequent Events

      The note from Maximum Ventures Inc. is currently in default.

      On July 21, 2004, the Company issued Talko Consulting 175,000 shares of common stock as satisfaction of their outstanding loan.

      The Company has signed a 10 year lease on a 55,088 square foot office and warehouse facility. The monthly rent will be $28,094.88 plus related expenses and will begin on October 1, 2004.

      The Company has signed a month to month sub-lease with L.A. Brook. L.A. Brook will lease 20,697 square feet and pay rent of $11,590 plus related expenses on a pro-rata basis.

      The Company has signed a contract with a foreign production company to produce for the company a new product line to be sold under the name Collateral Damage XXX. The first products will be shipped to the Company’s customers in October 2004.

      The Company has signed a contract with a foreign production company to distribute their films as a new product line under the name BLÜ. The first products will be shipped to the Company’s customers in October 2004.

          Until                     [DATE], 2004 [90 days from the date of this prospectus], all dealers that effect transaction in these securities, whether or not participants in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions. No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Jill Kelly Productions Holding, Inc. This prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Jill Kelly Productions Holding, Inc. or that information contained herein is correct as of any time subsequent to the date hereof.

30,716,980 Shares

Jill Kelly Productions

Holding, Inc.

Common Stock

PROSPECTUS

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers.

      Section 78.7502(1) of the General Corporation Law of Nevada, or the “NGCL,” provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he (a) is not liable pursuant to Section 78.138 of the NGCL (relating to intentional misconduct, fraud, or a knowing violation of law) or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Section 78.7502(2) of the NGCL provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

      Section 78.7502(3) of the NGCL provides that to the extent that a director, officer, employee or agent of a Nevada corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 78.7502(1) or (2) of the NGCL, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

      Article XI of our Amended and Restated Articles of Incorporation provides that none of our officers or directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as an officer or director to the fullest extent permitted by the NCGL. This provision, however, does not eliminate or limit the liability of a director or officer for any action or omission, which involves intentional misconduct, fraud, or a knowing violation of law, or the payment of distributions in violation of Section 78.300 of the NGCL.

      Article XII of our Amended and Restated Articles of Incorporation provides that we are authorized, through enactment of a bylaw provision or through agreements with our agents, to indemnify any of our agents that breach a duty to us or our stockholders in excess of the indemnification otherwise permitted by law, subject to any limitations to such indemnification provided by law. Our bylaws currently do not provide for this excess indemnification and we have no current agreements with our agents to so provide this excess indemnification.

Item 25.	Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses payable by us in connection with the offer and sale of the shares of our common stock being registered by this registration statement. All amounts are estimates except for the SEC registration fee:

Item	Amount Payable by the Company

SEC Registration Fee	$4,433.26
Printing and Engraving Expenses	30,000.00
Transfer Agent’s Fee	5,000.00
Legal Fees and Expenses	75,000.00
Accounting Fees and Expenses	15,000.00
Blue Sky Fees and Expenses	5,000.00
Miscellaneous Expenses	5,566.74

Total	$140,000.00

Item 26.	Recent Sales of Unregistered Securities.

      On July 30, 2003, we issued 25,000 shares of our common stock to Jackson Steinem Inc., the beneficial owner of which is Adam S. Gottbetter, managing partner of Gottbetter & Partners, LLP, which previously acted as legal counsel to our company. The shares were issued in exchange for $6,250 worth of non-legal services rendered to us pursuant to an agreement between KIL Investments, Ltd. and us dated September 20, 2002. It is our understanding that KIL Investments, Ltd. assigned the rights to receive these shares to Jackson Steinem Inc. a private corporation controlled by Adam Gottbetter, who was also a shareholder of KIL Investment, Ltd. We are advised that KIL Investments, Ltd. assigned these shares because it ceased doing business in 2003. We valued these shares at $.25 per share. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933.

      On August 4, 2003, we issued 25,000 shares of our common stock to Equivest Capital Associates pursuant to the terms of a Settlement and Mutual Release Agreement we entered into with Equivest on July 18, 2003 in consideration of the settlement of certain claims. We valued these shares at $6,250, or $.25 per share. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933.

      On August 8, 2003, we entered into an Agreement and Plan of Merger with Jill Kelly Productions, Inc. and our wholly owned subsidiary, IDC Acquisition I Corp. On August 11, 2003, we issued 19,000,000 shares of our common stock to the stockholders of Jill Kelly Productions, Inc. in connection with the merger in exchange for all of the capital stock of Jill Kelly Productions, Inc. The shares issued in connection with the merger and the securities issued to Maximum Ventures, Inc. were issued in reliance on Section 4(2) of the Securities Act of 1933.

      In consideration of its advisory services in connection with the merger of IDC Acquisition Corp and Jill Kelly Productions, we paid Maximum Ventures, Inc. $210,000 and issued them a warrant for 3,201,213 shares of our common stock at an exercise price of $.001. Maximum Ventures, Inc. rendered these advisory services to us pursuant to the terms of a amended and restated advisory agreement, dated as of June 26, 2003, between Jill Kelly Productions, Inc. and Maximum, as amended as of July 25, 2003. This agreement sets forth the nature and extend of services that Maximum provided to Jill Kelly Productions, Inc. On November 12, 2003, we issued Maximum Ventures, Inc. 3,201,213 shares of our common stock in connection with the exercise of this warrant. The warrant and the shares that we issued upon its exercise were issued in reliance on Section 4(2) of the Securities Act of 1933.

      On September 21, 2003, we issued 2,500 shares of Series A Preferred Stock and warrants to purchase 250,000 shares of our common stock at a price of $.25 per share until September 20, 2008 to Michael Koretsky pursuant to a Settlement Agreement between us and Mr. Koretsky. We issued these securities in consideration of the forgiveness of a $250,000 note held by Mr. Koretsky. These shares and warrants were issued in reliance on Rule 506 of Regulation D of the Securities Act of 1933.

      On September 30, 2003, we issued 1,200 shares of Series A Preferred Stock and warrants to purchase 120,000 shares of our common stock at a price of $.25 per share until September 29, 2008 to James Long pursuant to a Settlement Agreement between us and Mr. Long. We issued these securities in consideration of the forgiveness of a $120,000 note held by Mr. Long. These shares and warrants were issued in reliance on Rule 506 of Regulation D of the Securities Act of 1933.

      On October 31, 2003, we issued 1,000 shares of Series A Preferred Stock and warrants to purchase 100,000 shares of our common stock at a price of $.25 per share until October 30, 2008 to William O. Baxter pursuant to a Settlement Agreement between us and Mr. Baxter. We issued these securities in consideration of the forgiveness of a $100,000 note held by Mr. Baxter. These shares and warrants were issued in reliance on Rule 506 of Regulation D of the Securities Act of 1933.

      On November 17, 2003, we issued 12,500 shares of our Series A Preferred Stock and warrants to purchase 1,250,000 shares of our common stock at a price of $.25 per share until November 16, 2008 to the Robert A. Friedland Trust, a trust whose trustee is our chief executive officer and secretary, Robert A. Friedland, pursuant to a Settlement Agreement between us and the Robert A. Friedland Trust. We issued these securities in consideration of the forgiveness of $1,250,000 under a promissory note held by the Matzuda Corporation, which is owned and controlled by Mr. Friedland. These shares and warrants were issued in reliance on Rule 506 of Regulation D of the Securities Act of 1933.

      On November 18, 2003, we issued 500,000 shares of our common stock and a warrant exercisable for 125,000 shares of our common stock for $.25 per share to Corporate Builders, L.P. pursuant to a Consulting Agreement, dated August 5, 2003, among us, Maximum Ventures, Inc. and Corporate Builders. We issued these securities to Corporate Builders as partial consideration for its business consulting services under this agreement, which such services included using its best efforts to promote our business and introduce us and Maximum to potential investors. Additionally, we paid Corporate Builders $26,250 on February 9, 2004 for consulting services it provided to us pursuant to this agreement in connection with the sale of our Series A Preferred Stock. These securities were issued in reliance on Section 4(2) of the Securities Act of 1933.

      On November 19, 2003, we issued 1,000 shares of Series A Preferred Stock and warrants to purchase 100,000 shares of our common stock at a price of $.25 per share until November 18, 2008 to Ronald V. Patterson pursuant to a Settlement Agreement between us and Mr. Patterson. We issued these securities in consideration of the forgiveness of a $100,000 note held by Mr. Patterson. These shares and warrants were issued in reliance on Rule 506 of Regulation D of the Securities Act of 1933.

      On November 19, 2003, we issued 1,000 shares of Series A Preferred Stock and warrants to purchase 100,000 shares of our common stock at a price of $.25 per share until November 18, 2008 to Joseph London pursuant to a Settlement Agreement between us and Mr. London. We issued these securities in consideration of the forgiveness of a $100,000 note held by Mr. London. These shares and warrants were issued in reliance on Rule 506 of Regulation D of the Securities Act of 1933.

      On November 25, 2003, we issued 250 shares of Series A Preferred Stock and warrants to purchase 25,000 shares of our common stock at a price of $.25 per share until November 24, 2008 to Michael Slipyan pursuant to a Settlement Agreement between us and Mr. Slipyan. We issued these securities in consideration of the forgiveness of a $25,000 note held by Mr. Slipyan. These shares and warrants were issued in reliance on Rule 506 of Regulation D of the Securities Act of 1933.

      During the period from July 30, 2003 to February 25, 2004, we completed a private offering of 32,600 units to the following “accredited investors” at a price of $100 per unit or $3,260,000 in the aggregate:

•	Robert Hollis	•	David A. Hoines, P.A. Pension Plan
•	Stanley Katz	•	Jermoe Bresson
•	John Stewart	•	John Stewart
•	Azriel Nagar and Sheila Nagar	•	Mark Friedman
•	Julian Herkowitz	•	Matthew Smith
•	AMJ Corp.	•	Daniel R. Ice
•	Kings Against 3, LLC	•	Charles Potter
•	Eugene J. Friedman	•	Morris Silver
•	JKL Capital L.P.	•	Gewinner W. Garrison
•	Rosemary Friedman	•	David Boshart
•	Bernard Brown	•	Alexander R. Ice
•	R. Brooke Hollis	•	Charles R. Whalen
•	Emiko Ishioka	•	Mitchell J. and Kathleen W. Birzon
•	Morton Berman	•	Grace K. Walls
•	Azriel Nagar	•	Victor I. Polakoff
•	Jack Luchese	•	Maximum Ventures, Inc.

      Each unit consists of 1 share of our Series A Preferred Stock and warrants to purchase 100 share of our common stock at a price of $.25 per share at any time for five years from the date of issuance. The units were issued in reliance on Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933. Maximum Ventures, Inc. received $463,000 from us in consideration of its advisory services to us in connection with this transaction pursuant to the terms of an advisory agreement between us and Maximum dated January 29, 2004. This agreement sets forth the nature and extent of the services that Maximum provided to us.

      Pursuant to a consulting agreement, dated as of January 15, 2004, we agreed to issue Talko Consulting, Inc. 175,000 shares of our common stock in consideration of certain advisory services rendered to us in connection with the sale of our Series A Preferred Stock. This agreement sets forth the nature and extent of the services that Talko Consulting provided to us. We valued these shares at $.25 per share. We valued these shares at $.25 per share. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933. Additionally, we paid Talko Consulting an aggregate of $27,000 since June 17, 2004 for consulting services it provided to us pursuant to this consulting agreement.

      On January 20, 2004, we issued 606,180 shares of our common stock to Maximum Ventures, Inc. upon conversion of 1,500 shares of our Series A Preferred Stock by Maximum Ventures, Inc. and payment of accrued interest on such shares.

      On January 23, 2004, we issued 250 shares of Series A Preferred Stock and warrants to purchase 25,000 shares of our common stock at a price of $.25 per share until January 22, 2009 to Kate Edelman Johnson pursuant to a Settlement Agreement between us and Ms. Johnson. We issued these securities in consideration of the forgiveness of a $25,000 note held by Ms. Johnson. These shares and warrants were issued in reliance on Rule 506 of Regulation D of the Securities Act of 1933.

      On February 2, 2004, we issued 150 shares of our Series A Preferred Stock and warrants to purchase 15,000 shares of our common stock at a price of $.25 per share until August 10, 2008 to Beryl Weiner pursuant to a Settlement Agreement between us and Mr. Weiner. We issued these securities in consideration of the forgiveness of a $15,000 note held by Mr. Weiner. These shares and warrants were issued in reliance on Rule 506 of Regulation D of the Securities Act of 1933.

      On April 21, 2004, we issued 600,000 shares of our Series B Preferred Stock to Armadillo Investments, PLC in a private placement pursuant to the terms of a Convertible Stock Purchase

Agreement, dated as of March 26, 2004, between Armadillo Investments, PLC and us. In consideration of the issuance of these shares of our Series B Preferred Stock, Armadillo issued 3,191,459 shares of its ordinary shares to us pursuant to the terms of the purchase agreement. We subsequently sold all of these ordinary shares to institutional investors, which resulted in gross proceeds to us of $3,000,000. In order to induce Armadillo to purchase our shares of Series B Preferred Stock, we agreed to issued 800,000 shares of our common stock to Armadillo’s affiliate, Jubilee Investment Trust, PLC at the direction of Armadillo. Charles Cannon-Brooks is the Investment Director of Armadillo and a non-executive director of Jubilee. All of these shares were issued in reliance on Regulation S of the Securities Act of 1933.

      We paid Maximum Ventures, Inc. $335,847.10 for business advisory services it rendered to us in connection with the sale of our Series B Preferred Stock and our license and option agreement with Bizarre Video pursuant to the terms of an advisory agreement between Maximum and us dated January 29, 2004. This agreement sets forth the nature and extent of the services that Maximum provided to us.

      During the period from September 3, 2004 to October 14, 2004, we issued an aggregate of $241,250 in principal amount of promissory notes pursuant to note purchase agreements to the following investors:

	Principal
	Amount
Investor	of Note	Maturity Date

Mitchell Birzon and Kathryn Birzon	$25,000	October 31, 2004
Barrie E. Bazarsky	25,000	October 31, 2004
Alex Ice	71,250	November 30, 2004
David Hoines PA Pension Plan	25,000	November 30, 2004
Charles Fox	25,000	November 30, 2004
Leonard D. Pearlman	20,000	October 31, 2004
Eugene J. Friedman	25,000	November 30, 2004
Audrey Harahan	5,000	November 30, 2004
Morton J. Berman	20,000	November 30, 2004

Total	$241,250

      We used the $241,250 in gross proceeds from the sale of these notes for working capital purposes. The promissory notes accrue interest at the rate of 15% per annum and are due and payable in full on maturity dates set forth above. We will have to pay the investors a prepayment penalty if we wish to prepay the promissory notes prior to their maturity dates. These promissory notes were issued in reliance on Section 4(2) of the Securities Act of 1933.

      We have made the determination that each purchaser of shares of our capital stock in the foregoing transactions had sufficient knowledge and experience in finance and business matters to evaluate the risks and merits of the investment. There was no general solicitation or general advertising used to market the securities issued on connection with these transactions. All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act of 1933 and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

Item 27.	Exhibits.

Exhibit
Number		Description

2.1	—	Stock Purchase Agreement, dated as of February 2002, among Turf Holding Inc., Ming Capital Enterprises Inc., Private Investment Company Ltd. and Alan Schram*
2.2	—	Agreement and Plan of Merger, dated as of August 8, 2003, by and among Jill Kelly Productions, Inc., IDC Acquisition I Corp. and IDC Technologies, Inc.*
3.1	—	Amended and Restated Articles of Incorporation of Jill Kelly Productions Holding, Inc.*
3.2	—	By-Laws of Jill Kelly Productions Holding, Inc.*
4.1	—	Specimen Certificate of Common Stock*

Exhibit
Number		Description

4.2	—	Form of Common Stock Purchase Warrant issued with Series A Preferred Stock*
5.1	—	Opinion of Klehr, Harrison, Harvey, Branzburg & Ellers LLP as to the legality of the shares of common stock being registered (to be filed by amendment)
10.1	—	Promissory Note in the principal amount of $778,414.05 issued to Matzuda Corporation*
10.2	—	Settlement Agreement with Michael Koretsky, dated as of September 21, 2003*
10.3	—	Settlement Agreement with James Long, dated as of September 21, 2003*
10.4	—	Settlement Agreement with William O. Baxter, dated as of October 31, 2003*
10.5	—	Settlement Agreement with Robert A. Friedland Trust, dated as of November 17, 2003*
10.6	—	Settlement Agreement with Ronald V. Patterson, dated as of November 19, 2003*
10.7	—	Settlement Agreement with Joseph London, dated as of November 19, 2003*
10.8	—	Settlement Agreement with Michael Slipyan, dated as of November 25, 2003*
10.9	—	Settlement Agreement with Kate Edelman Johnson, dated as of January 23, 2004*
10.10	—	Form of Subscription Agreement for Series A Preferred Stock*
10.11	—	Series B Convertible Preferred Stock Purchase Agreement, dated as of March 26, 2004, by and between Jill Kelly Productions Holding, Inc. and Armadillo Investments, PLC*
10.12	—	Registration Rights Agreement, dated as of March 26, 2004, by and between Jill Kelly Productions Holding, Inc. and Armadillo Investments, PLC*
10.13	—	Side Letter Agreement, dated as of March 5, 2004, by and among Jill Kelly Productions Holding, Inc. Jubilee Investments Trust, PLC and Armadillo Investments, PLC*
10.14	—	Side Letter Agreement, dated as of April 20, 2004, by and among Jill Kelly Productions Holding, Inc. Jubilee Investments Trust, PLC, Armadillo Investments, PLC, Maximum Ventures, Inc. and Maximum Media Ventures, LLC*
10.16	—	Consulting Agreement, dated as of August 5, 2003, among Jill Kelly Productions Holdings, Inc., Maximum Ventures, Inc. and Corporate Builders, L.P.*
10.17	—	Factoring Agreement, dated as of March 29, 2001, among Summit Financial Resources, L.P., and J.K. Distribution, Inc. and Jill Kelly Productions, Inc.*
10.19	—	Employment Agreement, dated as of September 1, 2003, with Robert A. Friedland**
10.20	—	Employment Agreement, dated as of September 1, 2003, with Adrianne D. Moore**
10.21	—	Employment Agreement, dated as of September 1, 2003, with Ronald C. Stone**
10.22	—	Option, Purchase and Exclusive Licensing Agreement, dated as of May 19, 2004, by and among JKP Bizarre, LLC, Bizarre XXX, Inc., Bizarre Video Unlimited Ltd., Keith Gordon and Morton Gordon, together with amendment thereto, dated as of June 3, 2004**
10.23	—	Employment Agreement, dated as of June 4, 2004, with Keith Gordon**
10.24	—	Limited Liability Company Agreement of JKP Bizarre, LLC
10.25	—	Waiver of Registration Rights by Armadillo Investments, PLC, dated as of April 14, 2004
10.26	—	Note issued to Michael Koretsky in the principal amount of $250,000, dated as of March 21, 2003
10.27	—	Settlement Agreement with Beryl Weiner, dated January 28, 2004
10.28	—	Standard Industrial Lease Agreement with Vanowen Investment Company, dated as of June 1, 2004
10.29	—	$300,485.41 Promissory Note issued to Ronald C. Stone, dated as of September 30, 2004
10.30	—	$781,491.55 Promissory Note issued to Matzuda Corporation, dated as of September 30, 2004
21.1	—	List of Subsidiaries of Jill Kelly Productions Holding, Inc.
23.1	—	Consent of Sherb & Co. regarding Jill Kelly Productions Holdings, Inc. and Jill Kelly Productions, Inc.
23.2	—	Consent of Klehr, Harrison, Harvey, Branzburg & Ellers LLP

*	Previously filed as exhibits to Registration Statement on Form SB-2 filed on May 14, 2004, by the registrant.

**	Previously filed as exhibits to Registration Statement on Form SB-2 filed on July 15, 2004, by the registrant.

Item 28.     Undertakings.

      (a) We shall undertake to:

(1) File, during any period in which we offers or sales securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement (or the most recent post-effective amendment thereof). Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at then end of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company pursuant to any provisions contained in our Articles of Incorporation, By-Laws, or otherwise, we have been advised that in the opinion of the Security and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (c) We further undertake that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of North Hollywood, California on November 5, 2004.

JILL KELLY PRODUCTIONS HOLDING, INC.

By:	/s/ ROBERT A. FRIEDLAND

Robert A. Friedland
Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert A. Friedland and Ronald C. Stone as his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

      In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Dated

/s/ RONALD C. STONE Ronald C. Stone	Chief Operating Officer and Chief Financial Officer (principal accounting officer and principal financial officer)	November 5, 2004

/s/ ROBERT A. FRIEDLAND Robert A. Friedland	Chief Executive Officer, Chairman of the Board and Secretary (principal executive officer)	November 5, 2004

/s/ ADRIANNE D. MOORE Adrianne D. Moore	President and Vice Chairman of the Board	November 5, 2004

/s/ DANIEL R. ICE Daniel R. Ice	Director	November 5, 2004

/s/ PHILLIP LONDON Phillip London	Director	November 5, 2004

/s/ JOSEPH MANNIS Joseph Mannis	Director	November 5, 2004

/s/ CHARLES POTTER Charles Potter	Director	November 5, 2004

Jill Kelly Productions Holding, Inc.

Exhibit
Number		Description

10.24	—	Limited Liability Company Agreement of JKP Bizarre, LLC
10.25	—	Waiver of Registration Rights by Armadillo Investments, PLC, dated as of April 14, 2004
10.26	—	Note issued to Michael Koretsky in the principal amount of $250,000, dated as of March 21, 2003
10.27	—	Settlement Agreement with Beryl Weiner, dated January 28, 2004
10.28	—	Standard Industrial Lease Agreement with Vanowen Investment Company, dated as of June 1, 2004
10.29	—	$300,485.41 Promissory Note issued to Ronald C. Stone, dated as of September 30, 2004
10.30	—	$781,491.55 Promissory Note issued to Matzuda Corporation, dated as of September 30, 2004
21.1	—	List of Subsidiaries of Jill Kelly Productions Holding, Inc.
23.1	—	Consent of Sherb & Co. regarding Jill Kelly Productions Holdings, Inc. and Jill Kelly Productions, Inc.
23.2	—	Consent of Klehr, Harrison, Harvey, Branzburg & Ellers LLP